Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

dated as of

December 12, 2020

among

ASTRAZENECA PLC,

DELTA OMEGA SUB HOLDINGS INC.,

DELTA OMEGA SUB HOLDINGS INC. 1,

DELTA OMEGA SUB HOLDINGS LLC 2

and

ALEXION PHARMACEUTICALS, INC.

TABLE OF CONTENTS
Page
ARTICLE I DEFINITIONS		2
Section 1.01	Definitions	2
Section 1.02	Other Definitional and Interpretative Provisions	20

ARTICLE II CLOSING; THE MERGER		21
Section 2.01	Closing	21
Section 2.02	The Mergers	21
Section 2.03	Conversion and Cancellation of Shares in the First Merger	22
Section 2.04	Conversion of Shares in the Second Merger	23
Section 2.05	Surrender and Payment	23
Section 2.06	Dissenting Shares	26
Section 2.07	Company Equity Awards	26
Section 2.08	Adjustments	28
Section 2.09	Fractional ADSs	28
Section 2.10	Withholding Rights	29
Section 2.11	Lost Certificates	29
Section 2.12	Further Assurances	29

ARTICLE III ORGANIZATIONAL DOCUMENTS; DIRECTORS AND OFFICERS		29
Section 3.01	Certificate of Incorporation and Bylaws of the First Surviving Corporation; Certificate of Formation and Limited Liability Company Agreement of the Surviving Company	29
Section 3.02	Directors and Officers of the First Surviving Corporation and Surviving Company	30

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY		30
Section 4.01	Corporate Existence and Power	30
Section 4.02	Corporate Authorization	30
Section 4.03	Governmental Authorization	31
Section 4.04	Non-contravention	31
Section 4.05	Capitalization	32
Section 4.06	Subsidiaries	32
Section 4.07	SEC Filings and the Sarbanes-Oxley Act	33
Section 4.08	Financial Statements and Financial Matters	35
Section 4.09	Disclosure Documents	35
Section 4.10	Absence of Certain Changes	36
Section 4.11	No Undisclosed Material Liabilities	36
Section 4.12	Litigation	36
Section 4.13	Permits	37
Section 4.14	Compliance with Laws	37
Section 4.15	Regulatory Matters	37
Section 4.16	Material Contracts	40
Section 4.17	Taxes	43
Section 4.18	Employees and Employee Benefit Plans	44
Section 4.19	Labor Matters	46

EXHIBITS
Exhibit A – Form of Parent Tax Certificate
Exhibit B – Form of Company Tax Certificate

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 12, 2020, is by and among AstraZeneca PLC, a public limited company incorporated under the laws of England and Wales (“Parent”), Delta Omega Sub Holdings Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Bidco”), Delta Omega Sub Holdings Inc. 1, a Delaware corporation and a direct, wholly owned Subsidiary of Bidco (“Merger Sub I”), Delta Omega Sub Holdings LLC 2, a Delaware limited liability company and a direct, wholly owned Subsidiary of Bidco (“Merger Sub II” and, together with Merger Sub I, “Merger Subs”) and Alexion Pharmaceuticals, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Board of Directors of the Company has unanimously (i) determined that this Agreement and the transactions contemplated hereby (including the Mergers) are fair to and in the best interests of the Company and its stockholders, (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby (including the Mergers), (iii) directed that the adoption of this Agreement be submitted to a vote at a meeting of the Company’s stockholders, and (iv) recommended the adoption of this Agreement by the Company’s stockholders;

WHEREAS, the Board of Directors (or a duly and unaninmously authorized committee of the Board of Directors) of Parent has unanimously (i) determined that this Agreement and the transactions contemplated hereby would most likely promote the success of Parent for the benefit of its shareholders as a whole, (ii) approved this Agreement and the transactions contemplated hereby, (iii) resolved that the approval of this Agreement and the transactions contemplated hereby be submitted to a vote at a meeting of Parent’s shareholders, and (iv) resolved to recommend the approval of this Agreement and the transactions contemplated hereby by Parent’s shareholders;

WHEREAS, the Boards of Directors of Bidco and Merger Sub I have unanimously (i) determined that this Agreement and the transactions contemplated hereby (including the Mergers) are fair to and in the best interests of their respective companies and stockholders, (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby (including the Mergers), and (iii) directed that this Agreement be submitted to their respective stockholders for its approval and adoption;

WHEREAS, the Board of Directors of Merger Sub II has unanimously (i) determined that this Agreement and the transactions contemplated hereby (including the Mergers) are fair to and in the best interests of such Merger Sub II and its sole member, (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby (including the Mergers), and (iii) directed that this Agreement be submitted to the sole member of Merger Sub II for its approval and adoption;

WHEREAS, for U.S. federal income tax purposes, it is intended that (i) the Mergers, taken together, shall qualify (A) as a “reorganization” within the meaning of Section 368(a) of the Code and (B) for an exception to the general rule of Section 367(a)(1) of the Code, and (ii) this Agreement be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations promulgated thereunder; and

WHEREAS, the Company, Parent, Bidco, Merger Sub I and Merger Sub II desire to make certain representations, warranties, covenants and agreements specified in this Agreement in connection with the transactions contemplated hereby (including the Mergers) and to prescribe certain conditions to the transactions contemplated hereby (including the Mergers).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01
Definitions.

(a)
As used in this Agreement, the following terms have the following meanings:

“1933 Act” means the U.S. Securities Act of 1933.

“1934 Act” means the U.S. Securities Exchange Act of 1934.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.  The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Antitrust Laws” means the Sherman Act of 1890, the Clayton Act of 1914, the Federal Trade Commission Act of 1914, the HSR Act and all other federal, state and foreign Applicable Laws in effect from time to time that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade or regulating foreign investment.

“Applicable Law(s)” means, with respect to any Person, any federal, state, foreign or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, executive order, Order or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding on or applicable to such Person, as the same may be amended from time to time unless expressly specified otherwise in this Agreement.  References to “Applicable Law” or “Applicable Laws” shall be deemed to include the FDCA, the rules, regulations and administrative policies of or promulgated under the FDA, the PHSA, the EMA, the Bribery Legislation, the Sanctions Laws, the Antitrust Laws and the U.K. Code.

“Bribery Legislation” means all Applicable Laws relating to the prevention of bribery, corruption and money laundering, including the United States Foreign Corrupt Practices Act of 1977, the Organization For Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and related implementing legislation, the U.K. Bribery Act 2010 and the U.K. Proceeds of Crime Act 2002.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York or London, England are authorized or required by Applicable Law to remain closed.

“CA 2006” means the U.K. Companies Act 2006 and any statutory instruments made under it, and every statutory modification or re-enactment thereof for the time being in force.

“Code” means the U.S. Internal Revenue Code of 1986.

“Companies House” means the U.K. Registrar of Companies.

“Company Acquisition Proposal” means any indication of interest, proposal or offer from any Person or Group, other than Parent and its Subsidiaries, relating to any (i) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the Company or any of its Subsidiaries (including securities of Subsidiaries) equal to 20% or more of the consolidated assets of the Company, or to which 20% or more of the revenues or earnings of the Company on a consolidated basis are attributable for the most recent fiscal year for which audited financial statements are then available, (ii) direct or indirect acquisition or issuance (whether in a single transaction or a series of related transactions) of 20% or more of the outstanding voting power of the Company or the outstanding shares of Company Common Stock, (iii) tender offer or exchange offer that, if consummated, would result in such Person or Group beneficially owning 20% or more of the outstanding voting power of the Company or the outstanding shares of Company Common Stock, or (iv) merger, consolidation, share exchange, business combination, joint venture, reorganization, recapitalization, liquidation, dissolution or similar transaction or series of related transactions involving the Company or any of its Subsidiaries, under which such Person or Group or, in the case of clause (B), the stockholders or equityholders of any such Person or Group would acquire, directly or indirectly, (A) assets equal to 20% or more of the consolidated assets of the Company, or to which 20% or more of the revenues or earnings of the Company on a consolidated basis are attributable for the most recent fiscal year for which audited financial statements are then available, or (B) beneficial ownership of 20% or more of the outstanding voting power of the Company or the surviving or resulting entity in such transaction, 20% or more of the outstanding equity or voting securities of the surviving or resulting entity in such transaction or 20% or more of the outstanding shares of Company Common Stock.

“Company Balance Sheet” means the unaudited consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2020, and the footnotes to such consolidated balance sheet, in each case set forth in the Company’s report on Form 10-Q for the fiscal quarter ended September 30, 2020.

“Company Balance Sheet Date” means September 30, 2020.

“Company Common Stock” means the common stock, par value $0.0001 per share, of the Company.

“Company Disclosure Schedule” means the Company Disclosure Schedule delivered to Parent on the date of this Agreement.

“Company Employee Plan” means any (i) “employee benefit plan” as defined in Section 3(3) of ERISA, (ii) compensation, employment, consulting, severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy or (iii) other plan, agreement, arrangement, program or policy providing for compensation, bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangement), medical, dental, vision, prescription or fringe benefits, life insurance, relocation or expatriate benefits, perquisites, disability or sick leave benefits, employee assistance program, workers’ compensation, supplemental unemployment benefits or post-employment or retirement benefits (including compensation, pension, health, medical or insurance benefits), in each case whether or not written (A) that is sponsored, maintained, administered, contributed to or entered into by the Company or any of its Subsidiaries for the current or future benefit of any director, officer, employee or individual consultant (including any former director, officer, employee or individual consultant) of the Company or any of its Subsidiaries or (B) for which the Company or any of its Subsidiaries has any direct or indirect liability and, in each case, other than any statutory plan, statutory program and other statutory arrangement.

“Company Equity Awards” means the Company Stock Options, the Company RSU Awards and the Company PSU Awards.

“Company ESPP” means the Company’s 2015 Employee Stock Purchase Plan.

“Company Intellectual Property” means the Intellectual Property Rights owned or purported to be owned by the Company or its Subsidiaries.

“Company Intervening Event” means any material event, change, effect, development or occurrence that (i) was not known or reasonably foreseeable to the Board of Directors of the Company as of or prior to the date of this Agreement and (ii) does not relate to or involve (A) any Company Acquisition Proposal, (B) any change in the market price or trading volume of the Company Common Stock (provided, that the underlying cause of such change may be taken into account, to the extent otherwise permitted by this definition), (C)  any event, change or circumstance relating to Parent or any of its Affiliates (unless such event, change or circumstance constitutes a Parent Material Adverse Effect), (D) any change in conditions generally (including any regulatory changes) affecting the industries or sectors in which the Company, Parent or any of their respective Subsidiaries operates, (E) clearance of the Mergers under the Antitrust Laws or any matters relating thereto or arising therefrom, (F) the taking of any action required or expressly contemplated by this Agreement or (G) the fact, in and of itself, that the Company or any of its Subsidiaries has met or exceeded any internal or published projections, forecasts, estimates or predictions, revenues, earnings or other financial or operating metrics for any period (provided, that the underlying cause thereof may be taken into account, to the extent otherwise permitted by this definition).

“Company Material Adverse Effect” means any event, change, effect, circumstance, fact, development or occurrence that has a material adverse effect on the business, operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, that no event, change, effect, circumstance, fact, development or occurrence to the extent resulting from, arising out of, or relating to any of the following shall be deemed to constitute a Company Material Adverse Effect or shall be taken into account in determining whether there has been or would reasonably be expected to be a Company Material Adverse Effect: (i) any changes in general United States or global economic conditions or other general business, financial or market conditions, (ii) any changes in conditions generally affecting the industries in which the Company or any of its Subsidiaries operates, (iii) fluctuations in the value of any currency, (iv) any decline, in and of itself, in the market price or trading volume of the Company Common Stock (provided, that any events, changes, effects, circumstances, facts, developments or occurrences giving rise to or contributing to such decline that are not otherwise excluded from the definition of Company Material Adverse Effect may be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect), (v) regulatory, legislative or political conditions or conditions in securities, credit, financial, debt or other capital markets, in each case in the United States or any foreign jurisdiction, (vi) any failure, in and of itself, by the Company or any of its Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions, revenues, earnings or other financial or operating metrics for any period (provided, that any events, changes, effects, circumstances, facts, developments or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Company Material Adverse Effect may be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect), (vii) the execution and delivery of this Agreement, the public announcement or the pendency of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement (including the Mergers), the taking of any action required or expressly contemplated by this Agreement (other than, to the extent not excluded by another clause of this definition, the Company’s compliance with its obligations pursuant to Section 6.01(a), except to the extent that Parent has unreasonably withheld a consent under Section 6.01(a)) or the identity of, or any facts or circumstances relating to Parent or any of its Subsidiaries, including the impact of any of the foregoing on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with Governmental Authorities, customers, suppliers, partners, officers, employees or other material business relations (provided, that the foregoing shall not apply with respect to any representation or warranty that is expressly intended to address the consequences of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby (including Section 4.04(c)) or with respect to the condition to Closing contained in Section 9.02(b), to the extent it relates to such representations and warranties), (viii) any adoption, implementation, promulgation, repeal, modification, amendment, authoritative interpretation, change or proposal of any Applicable Law (or the interpretation thereof) of or by any Governmental Authority, (ix) any changes or prospective changes in GAAP (or authoritative interpretations thereof), (x) geopolitical conditions, the outbreak or escalation of hostilities, civil or political unrest, any acts of war, sabotage, cyberattack or terrorism, or any escalation or worsening of any such acts of war, sabotage, cyberattack or terrorism threatened or underway as of the date of this Agreement, (xi) any reduction in the credit rating of the Company or any of its Subsidiaries (it being understood and agreed that any events, changes, effects, circumstances, facts, developments or occurrences giving rise to or contributing to such reduction that are not otherwise excluded from the definition of Company Material Adverse Effect may be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect), (xii) any epidemic, plague, pandemic or other outbreak of illness or public health event, hurricane, earthquake, flood, calamity or other natural disasters, acts of God or any change resulting from weather conditions (or any worsening of any of the foregoing), including the response of governmental and non-governmental entities, including any impact on new drug approval processes or drug trials, (xiii) any claims, actions, suits or proceedings arising from allegations of a breach of fiduciary duty or violation of Applicable Law relating to this Agreement or the transactions contemplated hereby (including the Mergers) or (xiv) any regulatory, preclinical, clinical, pricing or reimbursement, or manufacturing events, changes, effects, developments or occurrences relating to any Company Product or any product of a competitor of the Company, including (A) any suspension, rejection or refusal of, any request to refile or any delay in obtaining or making any regulatory application or filing, (B) any actions, requests, recommendations or decisions of (or the failure to take or delay in taking any actions or make any requests, recommendations or decisions by) any Governmental Authority, (C) any recommendations, statements or other pronouncements made, published or proposed by professional medical organizations, (D) any pre-clinical or clinical studies, tests or results or announcements thereof, (E) any decision or action by any Governmental Authority (or other payor) with respect to pricing and/or reimbursement, (F) any delay, hold or termination of any clinical trial or any delay, hold or termination of any planned application for marketing approval, (G) any delay, hold or termination of approval with respect to the manufacture, processing, packing or testing of any Company Product or with respect to any manufacturing facilities, or (H) any increased incidence or severity of any previously identified side effects, adverse effects, adverse events or safety observations or reports of new side effects, adverse effects, adverse events or safety observations, but excluding in the case of this clause (xiv) side effects, adverse effects, adverse events, safety observations or manufacturing events that result in a broad based product recall of, or withdrawal from the market of, ULTOMIRIS, SOLIRIS or STRENSIQ, except that the matters referred to in clauses (i), (ii), (iv), (v), (viii), (ix), (x) or (xii) may be taken into account (to the extent not excluded by another clause of this definition) to the extent that the impact of any such event, change, effect, circumstance, fact, development or occurrence on the Company and its Subsidiaries, taken as a whole, is disproportionately adverse relative to the adverse impact of such event, change, effect, circumstance, fact, development or occurrence on the operations in the biopharmaceutical industry of other participants in such industry, and then solely to the extent of such disproportionality.

“Company Product” means each product or product candidate that is being researched, tested, developed, commercialized, manufactured, sold or distributed by or on behalf of the Company or any of its Subsidiaries.

“Company Stock Plans” means any Company Employee Plan providing for equity or equity-based compensation, including the Company’s 2017 Incentive Plan, the Company’s Amended and Restated 2004 Incentive Plan, the Portola Pharmaceuticals, Inc. 2013 Equity Incentive Plan (as assumed by the Company), and the Portola Pharmaceuticals, Inc. Amended and Restated Inducement Plan (as assumed by the Company).

“Company Superior Proposal” means any bona fide, written Company Acquisition Proposal made after the date of this Agreement, in circumstances not involving a breach of this Agreement, from any Person (other than Parent and its Subsidiaries or Affiliates) to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination or similar acquisition transaction, (i) all or substantially all of the non-“cash or cash equivalent” assets of the Company or (ii) more than fifty percent (50%) of the outstanding shares of Company Common Stock on terms that the Board of Directors of the Company determines in good faith, after consultation with its financial advisor and outside legal counsel, and taking into account all the terms and conditions of the Company Acquisition Proposal that the Board of Directors of the Company considers to be appropriate (including the identity of the Person making the Company Acquisition Proposal and the expected timing and likelihood of consummation, any governmental or other approval requirements (including divestitures and entry into other commitments and limitations), break-up fees, expense reimbursement provisions, conditions to consummation and availability of necessary financing (including, if a cash transaction (in whole or in part), the availability of such funds and the nature, terms and conditionality of any committed financing)), would result in a transaction that is more favorable to the Company’s stockholders than the Mergers and (A) is not subject to any financing or due diligence conditionality and (B) is reasonably capable of being completed on the terms proposed.

“Consent” means any consent, approval, waiver, license, permit, variance, exemption, franchise, clearance, authorization, acknowledgment, Order or other confirmation.

“Contract” means any contract, agreement, obligation, understanding or instrument, lease, license or other legally binding commitment or undertaking of any nature that is or is intended to be legally binding; provided, that “Contracts” shall not include any Company Employee Plan or Parent Employee Plan.

“Credit Agreement” means the Amended and Restated Credit Agreement, dated as of June 7, 2018, by and among Alexion Pharmaceuticals, Inc., as administrative borrower, the subsidiary borrowers party thereto, the lenders and other financial institutions party thereto and Bank of America, N.A., as administrative agent.

“CREST” means the relevant system (as defined in the United Kingdom Uncertificated Securities Regulations 2001) in respect of which Euroclear UK & Ireland Limited is the Operator (as defined in such regulations).

“CVR” means a CVR, as defined in the CVR Agreement (as in effect as of the date of this Agreement).

“CVR Agreement” means the Contingent Value Rights Agreement, dated as of January 28, 2020, among the Company and Computershare Inc.

“Deposit Agreement” means the Amended and Restated Deposit Agreement, dated as of February 6, 2020, by and among Parent, Deutsche Bank Trust Company Americas, acting in its capacity as depositary (the “ADS Depository”), and all holders and beneficial owners of Parent ADSs.

“DTRs” means the disclosure guidance and transparency rules made by the FCA acting under Part VI of FSMA (as set out in the FCA Handbook published by the FCA).

“Environmental Law” means any Applicable Law relating to (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances.

“Environmental Permits” means all permits, licenses, franchises, consents (including consents required by Contract), variances, exemptions, orders, certificates, approvals and other similar authorizations of Governmental Authorities required by Environmental Law and affecting, or relating to, the business of the Company or any of its Subsidiaries, or the business of Parent or any of its Subsidiaries, as applicable.

“Equity Award Exchange Ratio” means the sum, rounded to the four decimal places, equal to (i) the Exchange Ratio, plus (ii) the quotient of (A) the Cash Consideration, divided by (B) the Parent ADS Price.

“Equity Securities” means, with respect to any Person, (i) any shares of capital stock or other voting securities of, or other ownership interest in, such Person, (ii) any securities of such Person convertible into or exchangeable for shares of capital stock or other voting securities of, or other ownership interests in, such Person or any of its Subsidiaries, (iii) any warrants, calls, options or other rights to acquire from such Person, or other obligations of such Person to issue, any capital stock or other voting securities of, or other ownership interests in, or securities convertible into or exchangeable for capital stock or other voting securities of, or other ownership interests in, such Person or any of its Subsidiaries, or (iv) any restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued by or with the approval of such Person that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, other membership, partnership or other ownership interests in, or any business, products or assets of, such Person or any of its Subsidiaries.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, with respect to any entity, any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Excepted Stockholder” means any stockholder of the Company that would be a “five-percent transferee shareholder” of Parent within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii) following the Mergers that does not enter into a five-year gain recognition agreement in the form provided in Treasury Regulations Section 1.367(a)-8(c).

“FCA” means the United Kingdom Financial Conduct Authority.

“FCPA” means the Foreign Corrupt Practices Act of 1977.

“Filing” means any registration, petition, statement, application, schedule, form, declaration, notice, notification, report, submission or other filing.

“Financing Sources” means the Persons that have entered into or will enter into commitment letters, credit agreements, indentures or other agreements with Parent and/or one or more subsidiaries of Parent in connection with the Debt Financing, including any applicable agents, arrangers, lenders, underwriters, initial purchasers and other entities that provide or arrange all or part of the Debt Financing and their respective Representatives, Affiliates, successors and assigns; provided, that neither Parent nor any Affiliate of Parent shall be a Financing Source.

“FRC” means the U.K. Financial Reporting Council.

“FSMA” means the U.K. Financial Services and Markets Act 2000.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency, commission or official, including any political subdivision thereof, or any non-governmental self-regulatory agency, commission or authority and any arbitral tribunal.

“Group” means a “group” as defined in Section 13(d) of the 1934 Act.

“Hazardous Substance” means any substance, material or waste that is listed, defined, designated or classified as hazardous, toxic, radioactive, dangerous or a “pollutant” or “contaminant” or words of similar meaning under any Environmental Law or that is otherwise regulated by any Governmental Authority with jurisdiction over the environment or natural resources, including petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos or asbestos-containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board and as adopted by the European Union.

“Intellectual Property Rights” means any and all common law or statutory rights anywhere in the world arising under or associated with:  (i) patents, patent applications (including all divisions, continuations, continuations-in-part, reissues and reexaminations, and any extensions and counterparts of patents), statutory invention registrations, registered designs, and similar or equivalent rights in inventions (“Patents”); (ii) trademarks, service marks, trade dress, trade names, logos, and other designations or indicia of origin, and all registrations and applications relating to the foregoing (“Marks”); (iii) domain names, uniform resource locators, Internet Protocol addresses, social media handles, and other names, identifiers, and locators associated with Internet addresses, sites, and services; (iv) registered and unregistered copyrights and any other equivalent rights in works of authorship (whether or not registerable, including rights in software as a work of authorship) and any other related rights of authors, all registrations and applications to register the same, and all renewals, extensions, reversions and restorations thereof (“Copyrights”); (v) trade secrets and industrial secret rights, and rights in know-how, data and confidential or proprietary business or technical information, including formulations, formulae, technical, research, clinical and other data, in each case, that derives independent economic value, whether actual or potential, from not being known to other Persons (“Trade Secrets”); and (vi) other similar or equivalent intellectual property or proprietary rights anywhere in the world.

“knowledge” means (i) with respect to the Company, the actual knowledge of those individuals set forth in Section 1.01 of the Company Disclosure Schedule and (ii) with respect to Parent, the actual knowledge of those individuals set forth in Section 1.01 of the Parent Disclosure Schedule.  None of the individuals set forth in Section 1.01 of the Company Disclosure Schedule or Section 1.01 of the Parent Disclosure Schedule shall have any personal liability or obligations regarding such knowledge.

“Licensed Intellectual Property” means any and all Intellectual Property Rights owned by a Third Party and licensed (including sublicensed) or otherwise granted to the Company of any of its Subsidiaries.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or other encumbrance of any kind in respect of such property or asset.

“Listing Rules” means the listing rules made by the FCA pursuant to Part VI of the FSMA and contained in the FCA’s publication of the same name.

“LSE” means London Stock Exchange plc.

“MAR” means Regulation (EU) No 596/2014 of the European Parliament and of the Council of 16 April 2014 on market abuse.

“Order” means any order, writ, decree, judgment, award, injunction, ruling, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Authority (in each case, whether temporary, preliminary or permanent).

“Parent Acquisition Proposal” means any indication of interest, proposal or offer from any Person or Group, other than the Company and its Subsidiaries, relating to any (i) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of Parent or any of its Subsidiaries (including securities of Subsidiaries) equal to 50% or more of the consolidated assets of Parent, or to which 50% or more of the revenues or earnings of Parent on a consolidated basis are attributable for the most recent fiscal year for which audited financial statements are then available, (ii) direct or indirect acquisition or issuance (whether in a single transaction or a series of related transactions) of 50% or more of the outstanding voting power of Parent or the Parent Ordinary Shares, (iii) tender offer or exchange offer that, if consummated, would result in such Person or Group beneficially owning 50% or more of the outstanding voting power of Parent or the Parent Ordinary Shares, or (iv) merger, consolidation, share exchange, business combination, scheme of arrangement, joint venture, reorganization, recapitalization, liquidation, dissolution or similar transaction or series of related transactions involving Parent or any of its Subsidiaries, under which such Person or Group or, in the case of clause (B), the stockholders or equityholders of any such Person or Group would acquire, directly or indirectly, (A) assets equal to 50% or more of the consolidated assets of Parent, or to which 50% or more of the revenues or earnings of Parent on a consolidated basis are attributable for the most recent fiscal year for which audited financial statements are then available, or (B) beneficial ownership of 50% or more of the outstanding voting power of Parent or the surviving or resulting entity in such transaction, 50% or more of the outstanding equity or voting securities of the surviving or resulting entity in such transaction or 50% or more of the outstanding Parent Ordinary Shares.

“Parent ADS” means an American depositary share of Parent representing a beneficial interest in 0.5 Parent Ordinary Shares.

“Parent ADS Price” means the average of the volume weighted averages of the trading prices of Parent ADSs on Nasdaq (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Parent and the Company in good faith) on each of the five consecutive trading days ending on (and including) the trading day that is two trading days prior to the Closing Date.

“Parent Balance Sheet” means the unaudited consolidated balance sheet of Parent and its Subsidiaries as of September 30, 2020, and the footnotes to such consolidated balance sheet, in each case set forth in Parent Public Documents.

“Parent Balance Sheet Date” means September 30, 2020.

“Parent Disclosure Schedule” means the Parent Disclosure Schedule delivered to the Company on the date of this Agreement.

“Parent Employee Plan” means any (i) “employee benefit plan” as defined in Section 3(3) of ERISA, (ii) compensation, employment, consulting, severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy or (iii) other plan, agreement, arrangement, program or policy providing for compensation, bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangement), medical, dental, vision, prescription or fringe benefits, life insurance, relocation or expatriate benefits, perquisites, disability or sick leave benefits, employee assistance program, workers’ compensation, supplemental unemployment benefits or post-employment or retirement benefits (including compensation, pension, health, medical or insurance benefits), in each case whether or not written (A) that is sponsored, maintained, administered, contributed to or entered into by Parent or any of its Subsidiaries for the current or future benefit of any director, officer, employee or individual consultant (including any former director, officer, employee or individual consultant) of Parent or any of its Subsidiaries or (B) for which Parent or any of its Subsidiaries has any direct or indirect liability and, in each case, other than any statutory plan, statutory program and other statutory arrangement.

“Parent Equity Awards” means the Parent Stock Options, the Parent ADS Options, the Parent RSU Awards and the Parent PSU Awards.

“Parent Intellectual Property” means the Intellectual Property Rights owned or purported to be owned by Parent or its Subsidiaries.

“Parent Intervening Event” means any material event, change, effect, development or occurrence that (i) was not known or reasonably foreseeable to the Board of Directors of Parent as of or prior to the date of this Agreement and (ii) does not relate to or involve (A) any Parent Acquisition Proposal, (B) any change in the market price or trading volume of the Parent ADSs or Parent Ordinary Shares (provided, that the underlying cause of such change may be taken into account, to the extent otherwise permitted by this definition), (C) any event, change or circumstance relating to the Company or any of its Affiliates (unless such event, change or circumstance constitutes a Company Material Adverse Effect), (D) any change in conditions generally (including any regulatory changes) affecting the industries or sectors in which the Company, Parent or any of their respective Subsidiaries operates, (E) clearance of the Mergers under the Antitrust Laws or any matters relating thereto or arising therefrom, (F) the taking of any action required or expressly contemplated by this Agreement or (G) the fact, in and of itself, that Parent or any of its Subsidiaries has met or exceeded any internal or published projections, forecasts, estimates or predictions, revenues, earnings or other financial or operating metrics for any period (provided, that the underlying cause thereof may be taken into account, to the extent otherwise permitted by this definition).

“Parent Material Adverse Effect” means any event, change, effect, circumstance, fact, development or occurrence that has a material adverse effect on the business, operations or financial condition of Parent and its Subsidiaries, taken as a whole; provided, that no event, change, effect, circumstance, fact, development or occurrence to the extent resulting from, arising out of, or relating to any of the following shall be deemed to constitute a Parent Material Adverse Effect or shall be taken into account in determining whether there has been or would reasonably be expected to be a Parent Material Adverse Effect: (i) any changes in general United States or global economic conditions or other general business, financial or market conditions, (ii) any changes in conditions generally affecting the industries in which Parent or any of its Subsidiaries operates, (iii) fluctuations in the value of any currency, (iv) any decline, in and of itself, in the market price or trading volume of the Parent Ordinary Shares (provided, that any events, changes, effects, circumstances, facts, developments or occurrences giving rise to or contributing to such decline that are not otherwise excluded from the definition of Parent Material Adverse Effect may be taken into account in determining whether there has been, or would reasonably be expected to be, a Parent Material Adverse Effect), (v) regulatory, legislative or political conditions or conditions in securities, credit, financial, debt or other capital markets, in each case in the United States or any foreign jurisdiction, (vi) any failure, in and of itself, by Parent or any of its Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions, revenues, earnings or other financial or operating metrics for any period (provided, that any events, changes, effects, circumstances, facts, developments or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Parent Material Adverse Effect may be taken into account in determining whether there has been, or would reasonably be expected to be, a Parent Material Adverse Effect), (vii) the execution and delivery of this Agreement, the public announcement or the pendency of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement (including the Mergers), the taking of any action required or expressly contemplated by this Agreement (other than, to the extent not excluded by another clause of this definition, Parent’s compliance with its obligations pursuant to Section 7.01(a), except to the extent that the Company has unreasonably withheld a consent under Section 7.01(a)) or the identity of, or any facts or circumstances relating to the Company or any of its Subsidiaries, including the impact of any of the foregoing on the relationships, contractual or otherwise, of Parent or any of its Subsidiaries with Governmental Authorities, customers, suppliers, partners, officers, employees or other material business relations (provided, that the foregoing shall not apply with respect to any representation or warranty that is expressly intended to address the consequences of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby (including Section 5.04(c)) or with respect to the condition to Closing contained in Section 9.03(b), to the extent it relates to such representations and warranties), (viii) any adoption, implementation, promulgation, repeal, modification, amendment, authoritative interpretation, change or proposal of any Applicable Law (or the interpretation thereof) of or by any Governmental Authority, (ix) any changes or prospective changes in IFRS (or authoritative interpretations thereof), (x) geopolitical conditions, the outbreak or escalation of hostilities, civil or political unrest, any acts of war, sabotage, cyberattack or terrorism, or any escalation or worsening of any such acts of war, sabotage, cyberattack or terrorism threatened or underway as of the date of this Agreement, (xi) any reduction in the credit rating of Parent or any of its Subsidiaries (it being understood and agreed that any events, changes, effects, circumstances, facts, developments or occurrences giving rise to or contributing to such reduction that are not otherwise excluded from the definition of Parent Material Adverse Effect may be taken into account in determining whether there has been, or would reasonably be expected to be, a Parent Material Adverse Effect), (xii) any epidemic, plague, pandemic or other outbreak of illness or public health event, hurricane, earthquake, flood, calamity or other natural disasters, acts of God or any change resulting from weather conditions (or any worsening of any of the foregoing), including the response of governmental and non-governmental entities, including any impact on new drug approval processes or drug trials, (xiii) any claims, actions, suits or proceedings arising from allegations of a breach of fiduciary duty or violation of Applicable Law relating to this Agreement or the transactions contemplated hereby (including the Mergers) or (xiv) any regulatory, preclinical, clinical, pricing or reimbursement, or manufacturing events, changes, effects, developments or occurrences relating to any Parent Product or any product of a competitor of Parent, including (A) any suspension, rejection or refusal of, any request to refile or any delay in obtaining or making any regulatory application or filing, (B) any actions, requests, recommendations or decisions of (or the failure to take or delay in taking any actions or make any requests, recommendations or decisions by) any Governmental Authority, (C) any recommendations, statements or other pronouncements made, published or proposed by professional medical organizations, (D) any pre-clinical or clinical studies, tests or results or announcements thereof, (E) any decision or action by any Governmental Authority (or other payor) with respect to pricing and/or reimbursement, (F) any delay, hold or termination of any clinical trial or any delay, hold or termination of any planned application for marketing approval, (G) any delay, hold or termination of approval with respect to the manufacture, processing, packing or testing of any Parent Product or with respect to any manufacturing facilities, or (H) any increased incidence or severity of any previously identified side effects, adverse effects, adverse events or safety observations or reports of new side effects, adverse effects, adverse events or safety observations, but excluding in the case of this clause (xiv) side effects, adverse effects, adverse events, safety observations or manufacturing events that result in a broad based product recall of, or withdrawal from the market of, any Parent Product, except that the matters referred to in clauses (i), (ii), (iv), (v), (viii), (ix), (x) or (xii), may be taken into account (to the extent not excluded by another clause of this definition) to the extent that the impact of any such event, change, effect, circumstance, fact, development or occurrence on Parent and its Subsidiaries, taken as a whole, is disproportionately adverse relative to the adverse impact of such event, change, effect, circumstance, fact, development or occurrence on the operations in the pharmaceutical industry of other participants in such industry, and then solely to the extent of such disproportionality.

“Parent Ordinary Shares” means the ordinary shares, par value $0.25 per share, of Parent.

“Parent Product” means each product or product candidate that is being researched, tested, developed, commercialized, manufactured, sold or distributed by or on behalf of Parent or any of its Subsidiaries.

“Parent Prospectus” means a prospectus to be approved by the FCA and published by the Parent in accordance with PR 3.2 of the Prospectus Regulation Rules in connection with the transactions contemplated hereby, including any supplement or amendment thereto.

“Parent Shares Admission” means the admission of the Parent Ordinary Shares (including the Parent Ordinary Shares underlying the Parent ADSs) issuable pursuant to the Merger and, if required by the FCA, the readmission of the Parent Ordinary Shares outstanding immediately prior to the First Effective Time (i) to the premium segment of the Official List, and (ii) to trading on the LSE’s main market for listed securities.

“Parent Stock Plans” means any Parent Employee Plan providing for equity or equity-based compensation, including Parent’s Performance Share Plan 2020 and Parent’s Global Restricted Stock Plan.

“Parent Superior Proposal” means any bona fide, written Parent Acquisition Proposal made after the date of this Agreement, in circumstances not involving a breach of this Agreement, from any Person (other than the Company and its Subsidiaries or Affiliates) to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination or similar acquisition transaction, (i) all or substantially all of the non-“cash or cash equivalent” assets of Parent or (ii) more than fifty percent (50%) of the outstanding Parent Ordinary Shares on terms that the Board of Directors of Parent determines in good faith, after consultation with its financial advisor and outside legal counsel, and taking into account all the terms and conditions of the Parent Acquisition Proposal that the Board of Directors of Parent considers to be appropriate (including the identity of the Person making the Parent Acquisition Proposal and the expected timing and likelihood of consummation, any governmental or other approval requirements (including divestitures and entry into other commitments and limitations), break-up fees, expense reimbursement provisions, conditions to consummation and availability of necessary financing (including, if a cash transaction (in whole or in part), the availability of such funds and the nature, terms and conditionality of any committed financing)), would result in a transaction that is more favorable to Parent’s shareholders than the Mergers and (A) is not subject to any financing or due diligence conditionality and (B) is reasonably capable of being completed on the terms proposed.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Lien” means (i) any Liens for utilities or Taxes (A) not yet due and payable or (B) which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established in accordance with GAAP, (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens, (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, (iv) gaps in the chain of title evident from the records of the applicable Governmental Authority maintaining such records, easements, rights-of-way, covenants, restrictions and other encumbrances of record as of the date of this Agreement, (v) easements, rights-of-way, covenants, restrictions and other encumbrances incurred in the ordinary course of business that do not materially detract from the value or the use of the property subject thereto, (vi) statutory landlords’ liens and liens granted to landlords under any lease, (vii) non-exclusive licenses granted under Intellectual Property Rights in the ordinary course of business, (viii) any purchase money security interests, equipment leases or similar financing arrangements, (ix) any Liens which are disclosed on the Company Balance Sheet (in the case of Liens applicable to the Company or any of its Subsidiaries) or the Parent Balance Sheet (in the case of Liens applicable to Parent or any of its Subsidiaries), or the notes thereto, (x) any Liens that are discharged at or prior to the Closing or (xi) any Liens that are not material to the Company and its Subsidiaries or Parent and its Subsidiaries, as applicable, taken as a whole.

“Person” means any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality of such government or political subdivision.

“Personal Data” means any information defined as “personal data”, “personally identifiable information”, “personal information”, or “protected health information” under any Privacy Legal Requirement or Privacy Commitment, and all information that can reasonably be used to identify a natural person.

“Privacy Commitments” means (a) a contractual obligations to third parties with respect to Personal Data, and (b) any legally binding commitment (including any legally binding privacy policy) with respect to collection, processing, maintenance or transfer of Personal Data.

“Privacy Legal Requirement” means all Applicable Laws that pertain to privacy or the processing of Personal Data, including (i) HIPAA, (ii) the California Consumer Privacy Act, (iii) U.S. state data security laws and regulations such as the New York SHIELD Act, the Massachusetts Standards for the protection of personal information of residents of the Commonwealth, 201 CMR 17, all state data breach notification laws, and state biometric privacy laws; (iv) applicable requirements of comparable state and foreign Applicable Laws such as the EU Data Protection Directive 95/46/EC of 24 October 1995, the EU General Data Protection Regulation 2016/679/EU of April 27, 2016 and all corresponding member state legislation, the EU ePrivacy Directive 2002/58/EC of 12 July 2002 concerning the processing of personal data and the protection of privacy in the electronic communications sector as amended by Directive 2006/24/EC and Directive 2009/136/EC and the related implementing legislation of the EU Member States, (v) The United Kingdom’s Data Protection Act 2018, (vi) Section 5 of the Federal Trade Commission Act as it applies to the receipt, access, use, disclosure, and security of consumer Personal Data, (vii) the Swiss Federal Act on Data Protection of June 19, 1992 (DPA) and its ordinances, (viii) the Japanese Act on the Protection of Personal Information, and (ix) CAN-SPAM, the Telephone Consumer Protection Act, Canada’s anti-spam legislation and other similar Applicable Laws.

“Prospectus Regulation” means Regulation (EU) No 2017/1129 of the European Parliament and of the Council of 14 June 2018 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market.

“Prospectus Regulation Rules” means the prospectus regulation rules made by the FCA pursuant to Part VI of FSMA (as set out in the FCA Handbook published by the FCA).

“Registered Intellectual Property” means all United States, international or foreign (i) Patents and Patent applications (including provisional applications, divisionals, reissues, reexaminations, continuations and continuations-in-part); (ii) registered Marks and applications to register Marks; (iii) registered Copyrights and applications for Copyright registration; (iv) registered Internet Properties; and (v) any other Intellectual Property Rights that are subject to any filing or recording with any state, provincial, federal, government or other public or quasi-public legal authority.

“Representatives” means, with respect to any Person, its officers, directors, employees, investment bankers, attorneys, accountants, auditors, consultants and other agents, advisors and representatives.

“Required Information” means in relation to any party such information with respect to the business, operations, trading, financial condition, projections, prospects, significant changes, risks, material contracts or material disputes of, or any persons associated with, such party (including expressions of opinion, intention or expectation in relation to any of the foregoing).

“Sanctioned Country” means any of Crimea, Cuba, Iran, North Korea, Sudan, and Syria.

“Sanctioned Person” means any Person with whom dealings are restricted or prohibited under any Sanctions Laws, including the Sanctions Laws of the United States, the United Kingdom, the European Union or the United Nations, including (i) any Person identified in any list of Sanctioned Persons maintained by (A) the United States Department of Treasury, Office of Foreign Assets Control, the United States Department of Commerce, Bureau of Industry and Security or the United States Department of State, (B) Her Majesty’s Treasury of the United Kingdom, (C) any committee of the United Nations Security Council, or (D) the European Union, (ii) any Person located, organized, or resident in, organized in, or a Governmental Authority or government instrumentality of, any Sanctioned Country and (iii) any Person directly or indirectly 50% or more owned or controlled by, or acting for the benefit or on behalf of, a Person described in clause (i) or (ii).

“Sanctions Laws” means all Applicable Laws concerning economic sanctions, including embargoes, export restrictions, the ability to make or receive international payments, the freezing or blocking of assets of targeted Persons, the ability to engage in transactions with specified Persons or countries or the ability to take an ownership interest in assets of specified Persons or located in a specified country, including any Applicable Laws threatening to impose economic sanctions on any person for engaging in proscribed behavior.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the U.S. Securities and Exchange Commission.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by such Person.  For purposes of this Agreement, a Subsidiary shall be considered a “wholly owned Subsidiary” of a Person as long as such Person directly or indirectly owns all of the securities or other ownership interests (excluding any securities or other ownership interests held by an individual director or officer required to hold such securities or other ownership interests pursuant to Applicable Law) of such Subsidiary.

“Tax” means any income, gross receipts, franchise, sales, use, ad valorem, property, payroll, withholding, excise, severance, transfer, employment, estimated, alternative or add-on minimum, value added, stamp, occupation, premium, environmental or windfall profits taxes, and any other taxes or similar charges, fees, levies, imposts, customs, duties or other assessments, together with any interest, penalties and additions to tax, in each case, imposed in respect thereof by any federal, state, local, non-U.S. or other Taxing Authority.

“Tax Return” means any report, return, document, statement, declaration or other information filed or required to be filed with any Taxing Authority with respect to Taxes, including information returns, claims for refunds, and any documents with respect to or accompanying payments of estimated Taxes, and including any attachment thereto and any amendment thereof.

“Taxing Authority” means any Governmental Authority responsible for the imposition or collection of any Tax.

“Third Party” means any Person or Group, other than the Company, Parent or any of their respective Affiliates or Representatives.

“U.K. Code” means the United Kingdom City Code on Takeovers and Mergers.

“VAT” means (i) any tax charged or imposed pursuant to Council Directive 2006/112/EC or any national legislation implementing such Directive; and (ii) to the extent not included in (i), any value added tax imposed by the U.K. Value Added Tax Act 1994 and any related secondary legislation, regardless of whether or not the UK is a member of the European Union or continues to be subject to such Directive.

“Willful Breach” means a material breach of this Agreement that is the result of a willful or intentional act or failure to act where the breaching party knows, or could reasonably be expected to have known, that the taking of such act or failure to act could result in a material breach of this Agreement.

(b)
Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
ADS Depository	1.01(a)
Affected Employees	7.05(a)
Agreement	Preamble
Assumed PSU Award	2.07(c)
Assumed RSU Award	2.07(b)(i)
Bankruptcy and Equity Exceptions	4.02(a)
Benefits Continuation Period	7.05(a)
Bidco	Preamble
Bridge Facility Agreement	5.21(a)
Cancellation	2.03(a)
Cash Consideration	2.03(a)
Certificate	2.03(d)
Claim Expenses	7.04(a)
Closing	2.01
Closing Date	2.01
Company	Preamble
Company Additional Amounts	10.03(g)
Company Adverse Recommendation Change	6.02(a)
Company Approval Time	6.02(b)
Company Board Recommendation	4.02(b)
Company Material Contract	4.16(a)
Company No Vote Payment	10.03(e)
Company Organizational Documents	4.01

Company Payment	10.03(f)
Company Permits	4.13
Company Preferred Stock	4.05(a)
Company PSU Award	2.07(c)
Company Registered IP	4.20(a)
Company Regulatory Agency	4.15(a)
Company Regulatory Permits	4.15(a)
Company RSU Award	2.07
Company SEC Documents	4.07
Company Stock Option	2.07(a)
Company Stockholder Approval	4.02(a)
Company Stockholder Meeting	8.04(a)
Company Tax Certificate	8.11(b)
Company Tax Counsel	9.03(d)
Company Termination Payment	10.03(a)
Confidentiality Agreement	8.01(a)
Copyrights	1.01(a)
D&O Claim	7.04(a)
D&O Indemnified Parties	7.04(a)
D&O Indemnifying Parties	7.04(a)
Debt Financing	6.03(a)
Designated Directors	8.09(a))
DGCL	2.02(a)
Dissenting Shares	2.06
Dissenting Stockholders	2.06
DLLCA	2.02(a)
EMA	4.15(d)
End Date	10.01(b)(i)
Exchange Agent	2.05(a)
Exchange Agent Agreement	2.05(a)
Exchange Fund	2.05(a)
Exchange Ratio	2.03(a)
Excluded Shares	2.03(a)
FDA	4.15(a)
FDCA	4.15(a)
First Certificate of Merger	2.02(a)
First Effective Time	2.02(a)
First Merger	2.02(b)
First Surviving Corporation	2.02(b)
Foreign Antitrust Laws	4.03
Form F-4	8.03(a)
Form F-6	8.03(a)
internal controls	4.07(h)
Lease	4.21
Marks	1.01(a)
Maximum Premium	7.04(b)
Merger Consideration	2.03(a)
Merger Sub I	Preamble

Merger Sub II	Preamble
Merger Subs	Preamble
Mergers	2.02(b)
Nasdaq	4.03
Net Option Share	2.07(a)
New Company Plans	7.05(a)
Non-U.S. Plan	4.18(h)
Outside Counsel Only Material	8.01(b)
Parent	Preamble
Parent Additional Amounts	10.03(g)
Parent ADS Issuance	5.02(a)
Parent ADS Options	5.05(a)
Parent Adverse Recommendation Change	7.02(a)
Parent Approval Time	7.02(b)
Parent Board Recommendation	5.02(b)
Parent Circular	8.03(a)
Parent Non-SEC Documents	5.07(a)
Parent Organizational Documents	5.01
Parent Permits	5.13
Parent PSU Awards	5.05(a)
Parent Public Documents	5.07(a)
Parent Regulatory Agency	5.15(a)
Parent Regulatory Permits	5.15(a)
Parent RSU Awards	5.05(a)
Parent SEC Documents	5.07(a)
Parent Shareholder Approval	5.02(a)
Parent Shareholder Meeting	8.04(b)
Parent Specified Contracts	5.16
Parent Stock Options	5.05(a)
Parent Tax Certificate	8.11(b)
Parent Termination Payment	10.03(c)
Patents	1.01(a)
PHSA	4.15(a)
principal executive officer	4.07(g)
principal financial officer	4.07(g)
Prospective Closing Date	2.01
Proxy Statement/Prospectus	8.03(a)
Regulation S-K	4.11
Regulation S-X	6.01(b)(xi)
Required Financing Amount	5.21(b)
Second Certificate of Merger	2.02(a)
Second Effective Time	2.02(a)
Second Merger	2.02(b)
Second Request	8.02(c)
Share Consideration	2.03(a)
Surviving Company	2.02(b)
Trade Secrets	1.01(a)
Transaction Litigation	8.07
Uncertificated Share	2.03(d)

Section 1.02
Other Definitional and Interpretative Provisions.  The following rules of interpretation shall apply to this Agreement: (i) the words “hereof”, “hereby”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) the table of contents and captions in this Agreement are included for convenience of reference only and shall be ignored in the construction or interpretation hereof; (iii) references to Articles, Sections and Exhibits are to Articles, Sections and Exhibits of this Agreement unless otherwise specified; (iv) all Exhibits and schedules annexed to this Agreement or referred to in this Agreement, including the Company Disclosure Schedule and the Parent Disclosure Schedule, are incorporated in and made a part of this Agreement as if set forth in full in this Agreement; (v) any capitalized term used in any Exhibit or schedules annexed to this Agreement, including the Company Disclosure Schedule or the Parent Disclosure Schedule, but not otherwise defined therein shall have the meaning set forth in this Agreement; (vi) any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, and references to any gender shall include all genders; (vii) whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import; (viii) “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (ix) references to any Applicable Law shall be deemed to refer to such Applicable Law as amended from time to time and to any rules or regulations promulgated thereunder; (x) references to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided, that with respect to any Contract listed on any schedule annexed to this Agreement, including the Company Disclosure Schedule or the Parent Disclosure Schedule, such references shall only include any such amendments, modifications or supplements that are made available to Parent or the Company, as applicable; (xi) references to any Person include the successors and permitted assigns of that Person; (xii) references to “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including”, respectively; (xiii) references to “dollars” and “$” means U.S. dollars; (xiv) references to “pounds” and “£” means United Kingdom pounds sterling; (xv) the term “made available” and words of similar import mean that the relevant documents, instruments or materials were (A) with respect to Parent, posted and made available to Parent on the Alexion Pharmaceuticals, Inc. due diligence data site (or in any “clean room” or as otherwise provided on an “outside counsel only” basis), or, with respect to the Company, posted or made available to the Company on the AstraZeneca PLC due diligence data site (or in any “clean room” or as otherwise provided on an “outside counsel only” basis), as applicable, in each case, at least one day prior to the date of this Agreement; (B) provided via electronic mail or in person at least one day prior to the date of this Agreement (including materials provided to outside counsel); or (C) filed or furnished to the SEC prior to the date of this Agreement; (xvi) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends and such phrase shall not mean “if”; (xvii) it is understood that among the factors applicable to determining whether Parent or the Company has “unreasonably withheld, conditioned or delayed” consent under Section 6.01 or Section 7.01 of this Agreement, as applicable, are prevailing external economic, industry and regulatory circumstances; and (xviii) the parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

CLOSING; THE MERGER

Section 2.01
Closing.  The closing of the Mergers (the “Closing”) shall take place in New York City at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York, 10019 at 8:00 a.m., Eastern time, on (a) the fifth Business Day (the “Prospective Closing Date”) after the date the conditions set forth in Article IX (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by Applicable Law, waiver of such conditions by the party or parties entitled to the benefit thereof at the Closing) have been satisfied or, to the extent permitted by Applicable Law, waived by the party or parties entitled to the benefit thereof or (b) if the Prospective Closing Date would fall on or after the End Date, then, on the Business Day immediately preceding the End Date, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree (the date on which the Closing occurs, the “Closing Date”).

Section 2.02
The Mergers.

(a)
At the Closing, (i) the Company shall file a certificate of merger (the “First Certificate of Merger”) with the Delaware Secretary of State and make all other filings or recordings required by the General Corporation Law of the State of Delaware (the “DGCL”) in connection with the First Merger and (ii) immediately following the filing of the First Certificate of Merger, the First Surviving Corporation shall file a certificate of merger (the “Second Certificate of Merger”) with the Delaware Secretary of State and make all other filings or recordings required by the DGCL and Limited Liability Company Act of the State of Delaware (the “DLLCA”) in connection with the Second Merger.  The First Merger shall become effective at such time (the “First Effective Time”) as the First Certificate of Merger is duly filed with the Delaware Secretary of State (or at such later time as Parent and the Company shall agree and is specified in the First Certificate of Merger) and the Second Merger shall become effective at such time (the “Second Effective Time”) as the Second Certificate of Merger is duly filed with the Delaware Secretary of State (or at such later time as Parent and the Company shall agree and is specified in the Second Certificate of Merger, but in any event following the First Effective Time and as soon as practicable following the First Effective Time).

(b)
(i) At the First Effective Time, Merger Sub I shall be merged with and into the Company in accordance with the DGCL (the “First Merger”), whereupon the separate existence of Merger Sub I shall cease and the Company shall be the surviving corporation (the “First Surviving Corporation”), such that immediately following the First Merger, the First Surviving Corporation shall be a wholly owned direct subsidiary of Bidco and (ii) immediately (or as soon as practicable) following the First Merger, and as part of the same plan, at the Second Effective Time, the First Surviving Corporation shall be merged with and into Merger Sub II in accordance with the DGCL and DLLCA (the “Second Merger” and, together with the First Merger, the “Mergers”), whereupon the separate existence of the First Surviving Corporation shall cease and Merger Sub II shall be the surviving company (the “Surviving Company”), such that immediately following the Second Merger, the Surviving Company shall be a wholly owned direct subsidiary of Bidco.

(c)
(i) From and after the First Effective Time, the First Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Sub I, all as provided under the DGCL and (ii) from and after the Second Effective Time, the Surviving Company shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the First Surviving Corporation and Merger Sub II, all as provided under the DGCL and DLLCA.

Section 2.03
Conversion and Cancellation of Shares in the First Merger.  At the First Effective Time, by virtue of the First Merger and without any action on the part of Parent, Bidco, either Merger Sub, the Company or any holder of Company Common Stock, the common stock of Merger Sub I or limited liability interests in Merger Sub II:

(a)
other than (i) shares of Company Common Stock to be cancelled or converted pursuant to Section 2.03(b) and (ii) Dissenting Shares (such shares together with the shares of Company Common Stock to be cancelled or converted pursuant to Section 2.03(b), collectively, the “Excluded Shares”), each share of Company Common Stock outstanding immediately prior to the First Effective Time shall be converted into, and shall thereafter represent only, the right to receive, (A) 2.1243 (the “Exchange Ratio”) Parent ADSs (the “Share Consideration”), subject to Section 2.09 with respect to fractional Parent ADSs, and (B) $60.00 in cash without interest (the “Cash Consideration” and, together with the Share Consideration, the “Merger Consideration”) and, immediately following such conversion, shall be automatically cancelled and cease to exist (the “Cancellation”);

(b)
(i) each share of Company Common Stock held by the Company as treasury stock or owned by Parent, Bidco or by either Merger Sub immediately prior to the First Effective Time (other than any such shares owned by Parent, Bidco or either Merger Sub in a fiduciary, representative or other capacity on behalf of other Persons, whether or not held in a separate account) shall be cancelled and shall cease to exist, and no consideration shall be paid with respect thereto and (ii) each share of Company Common Stock held by any wholly owned Subsidiary of either the Company or Parent (other than Bidco and either Merger Sub) immediately prior to the First Effective Time shall be converted into a number of validly issued, fully paid and nonassessable Parent ADSs equal to the sum of (A) the Exchange Ratio and (B) the Cash Consideration divided by the Parent ADS Price;

(c)
each share of common stock of Merger Sub I, par value $0.01 per share, issued and outstanding immediately prior to the First Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the First Surviving Corporation; and

(d)
all outstanding shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and (i) each share of Company Common Stock that was, immediately prior to the First Effective Time, represented by a certificate (each, a “Certificate”) and (ii) each uncertificated share of Company Common Stock that, immediately prior to the First Effective Time, was registered to a holder on the stock transfer books of the Company (an “Uncertificated Share”) shall (in each case, other than with respect to Excluded Shares) thereafter represent only the right to receive (A) the Merger Consideration and (B) with respect to the Share Consideration, the right to receive (1) any dividends or other distributions pursuant to Section 2.05(f) and (2) any cash in lieu of any fractional Parent ADSs pursuant to Section 2.09, in each case to be issued or paid in accordance with Section 2.05, without interest.

Section 2.04
Conversion of Shares in the Second Merger.  At the Second Effective Time, by virtue of the Second Merger and without any action on the part of Parent, Bidco, either Merger Sub, the Company or any holder of common stock of the First Surviving Corporation or common stock of Merger Sub II, (i) each limited liability company interest of Merger Sub II issued and outstanding immediately prior to the Second Effective Time shall remain outstanding as a limited liability company interest of the Surviving Company and shall not be affected by the Second Merger and (ii) each share of common stock of the First Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall be cancelled and shall cease to exist, and no consideration shall be paid with respect thereto, such that, immediately following the Second Merger, the Surviving Company shall be a direct wholly owned subsidiary of Bidco.

Section 2.05
Surrender and Payment.

(a)
Prior to the First Effective Time, Parent and Bidco shall appoint a commercial bank or trust company reasonably acceptable to the Company (the “Exchange Agent”) and enter into an exchange agent agreement with the Exchange Agent reasonably acceptable to the Company (the “Exchange Agent Agreement”) for the purpose of exchanging (i) Certificates or (ii) Uncertificated Shares for the Merger Consideration payable in respect of the shares of Company Common Stock.  As of the First Effective Time, in consideration of and in exchange for the issuance to Parent by Bidco of 1,900 shares of common stock of Bidco and the Cancellation, Parent shall allot Parent Ordinary Shares which may be represented in uncertificated form in CREST or American depositary receipts evidencing (or evidence of Parent ADSs in book-entry form representing) the Parent ADSs issuable pursuant to Section 2.03(a).  As of the First Effective Time, Parent (in the case of (x)) and Parent or Bidco (in the case of (y)) shall deposit or cause to be deposited with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Section 2.05 through the Exchange Agent, (x) American depositary receipts evidencing (or evidence of Parent ADSs in book-entry form representing) the Parent ADSs issuable pursuant to Section 2.03(a) in exchange for outstanding shares of Company Common Stock and (y) cash sufficient to pay the aggregate Cash Consideration payable pursuant to Section 2.03(a).  Parent agrees to make available, directly or indirectly, to the Exchange Agent from time to time as needed additional cash sufficient to pay any dividends or other distributions to which such holders are entitled pursuant to Section 2.05(f) and cash in lieu of any fractional Parent ADSs to which such holder is entitled pursuant to Section 2.09.  Promptly after the First Effective Time (and in no event more than two Business Days following the Closing Date), Parent shall send, or shall cause the Exchange Agent to send, to each holder of shares of Company Common Stock at the First Effective Time a letter of transmittal and instructions (which shall be in a form reasonably acceptable to the Company and substantially finalized prior to the First Effective Time and which shall specify that (A) delivery shall be effected, and risk of loss and title shall pass, only on proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange and (B) each holder of shares of Company Common Stock may elect to receive a number of Parent Ordinary Shares in lieu of Parent ADSs as Share Consideration pursuant to Section 2.05(g).  All certificates (or evidence of Parent ADSs in book-entry form) and cash deposited with the Exchange Agent pursuant to this Section 2.05 shall be referred to in this Agreement as the “Exchange Fund”.  Parent shall cause, or shall procure that Bidco cause, the Exchange Agent to deliver the Merger Consideration contemplated to be issued or paid pursuant to this Article II out of the Exchange Fund.  The Exchange Fund shall not be used for any other purpose.  The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent or Bidco; provided, that such cash shall only be invested in the manner provided in the Exchange Agent Agreement; provided, further, that no such investment or losses thereon shall affect the Merger Consideration payable to holders of Company Common Stock entitled to receive such consideration or cash in lieu of fractional interests and, to the extent necessary to pay the Merger Consideration, Parent shall promptly cause, or shall procure that Bidco cause, to be provided additional funds to the Exchange Agent for the benefit of holders of Company Common Stock entitled to receive such consideration in the amount of any such losses.  Any interest and other income resulting from such investments shall be the property of, and paid to, Parent on termination of the Exchange Fund.

(b)
Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, on (i) surrender to the Exchange Agent of a Certificate, together with a properly completed and duly executed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration in respect of each share of the Company Common Stock represented by such Certificate or Uncertificated Share (including cash in lieu of any fractional Parent ADSs and any dividends and distributions with respect to the Share Consideration as contemplated by Section 2.05(f) and Section 2.09).  The Parent ADSs constituting the Share Consideration, at Parent’s option, shall be in uncertificated book-entry form, unless a physical American depository receipt evidencing such Parent ADSs is requested by a holder of shares of Company Common Stock or is otherwise required under Applicable Law.

(c)
If any portion of the Merger Consideration (or cash in lieu of any fractional Parent ADSs or any dividends and distributions with respect to the Share Consideration as contemplated by Section 2.05(f) and Section 2.09) is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any stamp duty, stamp duty reserve tax, transfer or similar Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such stamp duty, stamp duty reserve tax, transfer or similar Taxes have been paid or are not payable.

(d)
From and after the First Effective Time, there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company.  If, after the First Effective Time, Certificates or Uncertificated Shares are presented to Parent, the First Surviving Corporation, the Surviving Company or the Exchange Agent for any reason, they shall be cancelled and exchanged for the Merger Consideration (and cash in lieu of any fractional Parent ADSs and any dividends and distributions with respect to the Share Consideration as contemplated by Section 2.05(f) and Section 2.09) with respect thereto in accordance with the procedures set forth in, or as otherwise contemplated by, this Article II (including this Section 2.05).

(e)
Any portion of the Exchange Fund that remains unclaimed by the holders of shares of Company Common Stock 12 months following the Closing Date shall be delivered to Parent or as otherwise instructed by Parent, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration in accordance with this Section 2.05 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration (and cash in lieu of any fractional Parent ADSs and any dividends and distributions with respect to the Share Consideration as contemplated by Section 2.05(f) and Section 2.09), without any interest thereon.  Notwithstanding the foregoing, Parent and its Subsidiaries (including Bidco, the Surviving Company and its Subsidiaries) shall not be liable to any holder of shares of Company Common Stock for any amounts properly paid to a public official in compliance with applicable abandoned property, escheat or similar laws.  Any amounts remaining unclaimed by holders of shares of Company Common Stock immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f)
Following the surrender of any Certificates, along with the delivery of a properly completed and duly executed letter of transmittal, or the transfer of any Uncertificated Shares, in each case as provided in this Section 2.05, Parent shall pay, or cause to be paid, without interest, to the Person in whose name the Parent ADSs constituting the Share Consideration have been registered, (i) in connection with the payment of the Share Consideration, (x) the amount of any cash payable in lieu of fractional shares to which such Person is entitled pursuant to Section 2.09, and (y) the aggregate amount of all dividends or other distributions payable with respect to such Parent ADSs, with a record date on or after the First Effective Time that were paid prior to the time of such surrender or transfer, and (ii) at the appropriate payment date after the payment of the Merger Consideration, the amount of all dividends or other distributions payable with respect to whole Parent ADSs constituting the Share Consideration with a record date on or after the First Effective Time and prior to the time of such surrender or transfer and with a payment date subsequent to the time of such surrender or transfer.  No dividends or other distributions with respect to Parent ADSs constituting the Share Consideration, and no cash payment in lieu of fractional shares pursuant to Section 2.09, shall be paid to the holder of any Certificates not surrendered or of any Uncertificated Shares not transferred until such Certificates are surrendered and the holder thereof delivers a properly completed and duly executed letter of transmittal or such or Uncertificated Shares are transferred, as the case may be, as provided in this Section 2.05.

(g)
Notwithstanding anything in this Section 2.05 to the contrary, Parent shall cooperate with the Exchange Agent and ADS Depository, as necessary, to provide for (i) the ability of holders of Company Common Stock to elect to receive Parent Ordinary Shares in lieu of Parent ADSs and (ii) the delivery of such Parent Ordinary Shares in lieu of Parent ADSs as the Share Consideration (and in satisfaction of such obligation) to the extent elected by the holders of shares of Company Common Stock pursuant to Section 2.05(a).  The number of Parent Ordinary Shares to be delivered in lieu of Parent ADSs shall be the number of underlying Parent Ordinary Shares represented by such Parent ADSs, subject to the delivery of cash in lieu of fractional Parent Ordinary Shares in accordance with this Section 2.05 and Section 2.09 which sections shall be applied mutatis mutandis with respect to those holders of Company Common Stock that elect to receive Parent Ordinary Shares in lieu of Parent ADSs.

Section 2.06
Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the First Effective Time and that are held by a stockholder who is entitled to demand, and properly demands, appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (such stockholders, the “Dissenting Stockholders” and, such shares of Company Common Stock, the “Dissenting Shares”), shall not be converted into or be exchangeable for the right to receive the Merger Consideration, but instead such holder shall be entitled to payment of the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL (and, at the First Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL), unless and until such holder shall have failed to perfect or shall have effectively waived, withdrawn or lost rights to appraisal under the DGCL.  If any Dissenting Stockholders shall have failed to perfect or shall have effectively waived, withdrawn or lost such rights, the Dissenting Shares held by such Dissenting Stockholder shall thereupon be deemed to have been converted into, as of the First Effective Time, and shall thereafter represent only the right to receive, the Merger Consideration as provided in Section 2.03(a) (and cash in lieu of any fractional Parent ADSs and any dividends and distributions with respect thereto as contemplated by Section 2.05(f) and Section 2.09), without interest, and immediately following such cancellation shall be automatically cancelled and cease to exist.  The Company shall give Parent prompt notice of any written demands for appraisal of any shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal in accordance with the provisions of Section 262 of the DGCL, and Parent the opportunity to participate in all negotiations and proceedings with respect to all such demands.  The Company shall not, except with the prior written consent of Parent, make any payment with respect to, settle or offer or agree to settle any such demands.  Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.05 to pay for shares of Company Common Stock for which appraisal rights have been perfected shall be returned to Parent (or to Bidco if Parent so directs) on demand.

Section 2.07
Company Equity Awards.

(a)
Company Stock Options.  At the First Effective Time, each compensatory option to purchase shares of Company Common Stock granted under any Company Stock Plan that is outstanding and unexercised immediately prior to the First Effective Time (each, a “Company Stock Option”), whether or not vested shall, by virtue of the First Merger and without further action on the part of the holder thereof, be cancelled in consideration for the right to receive, within five Business Days following the First Effective Time, the Merger Consideration, without interest and less applicable withholding Taxes, in respect of each Net Option Share subject to such Company Stock Option immediately prior to the First Effective Time.  For purposes of this Agreement, “Net Option Share” means, with respect to a Company Stock Option, the quotient obtained by dividing (i) the product obtained by multiplying (A) the excess, if any, of the value of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Company Stock Option immediately prior to the First Effective Time by (B) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the First Effective Time by (ii) the value of the Merger Consideration.  For purposes of the preceding sentence, the value of the component of the Merger Consideration that consists of Parent ADSs shall equal the product of (x) the Exchange Ratio and (y) the Parent ADS Price.

(b)
Company Restricted Stock Units.  At the First Effective Time, each restricted stock unit award with respect to shares of Company Common Stock outstanding under any Company Stock Plan that vests solely based on the passage of time (each, a “Company RSU Award”) shall be treated as set forth in this Section 2.07.

(i)
At the First Effective Time, each Company RSU Award held by a non-employee director shall, by virtue of the First Merger and without further action on the part of the holder thereof, become fully vested and cancelled and converted into the right to receive, within five Business Days following the First Effective Time, the Merger Consideration, without interest and less applicable withholding Taxes, with respect to each share of Company Common Stock subject to such Company RSU Award (or portion thereof) immediately prior to the First Effective Time; provided, that if application of this Section 2.07(b)(i) to any such Company RSU Award (or portion thereof) would result in the imposition of a penalty under Section 409A of the Code, then such Company RSU Award (or portion thereof) shall instead be converted into an Assumed RSU Award in accordance with Section 2.07(b)(ii).

(ii)
At the First Effective Time, each Company RSU Award (or portion thereof) that is not covered by Section 2.07(b)(i) shall be assumed by Parent and shall be converted into a restricted unit award (each, an “Assumed RSU Award”) that settles in a number of Parent ADSs equal to the number of shares of Company Common Stock underlying the Company RSU Award (or portion thereof) multiplied by the Equity Award Exchange Ratio, rounded up to the nearest whole number of shares.  Each Assumed RSU Award shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding Company RSU Award immediately prior to the First Effective Time (including any terms and conditions relating to accelerated vesting on a termination of the holder’s employment in connection with or following the Merger).

(c)
Company Performance-Based Restricted Stock Units.  At the First Effective Time, each restricted stock unit award with respect to shares of Company Common Stock outstanding under any Company Stock Plan that vests based on the achievement of performance goals (each, a “Company PSU Award”) shall, by virtue of the First Merger and without further action on the part of the holder thereof, be assumed by Parent and converted into a restricted unit award (each, an “Assumed PSU Award”) that settles in a number of Parent ADSs equal to the product of the number of shares of Company Common Stock underlying the Company PSU Award (with such number of shares determined by deeming the applicable performance goals to be achieved at the greater of (i) the target level and (ii) the actual level of achievement through the latest practicable date prior to the First Effective Time as determined by the Leadership and Compensation Committee of the Board of Directors of the Company prior to the First Effective Time), subject to a limit of 175% of target for Company PSU Awards granted in 2019 and subject to a limit of 150% of target for Company PSU Awards granted in 2020 multiplied by the Equity Award Exchange Ratio, rounded up to the nearest whole number of shares.  Each Assumed PSU Award shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding Company PSU Award (other than performance-based vesting conditions) immediately prior to the First Effective Time (including any terms and conditions relating to accelerated vesting on a termination of the holder’s employment in connection with or following the Merger).

(d)
Reservation of Shares.  As soon as practicable following the Closing Date (but in no event more than five Business Days following the Closing Date), Parent shall file a registration statement on Form S-8 (or any successor form) or, if required, Form F-3 (or any successor form), with respect to the issuance of the Parent ADSs subject to the Assumed RSU Awards and the Assumed PSU Awards and shall use reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the Assumed RSU Awards and the Assumed PSU Awards remain outstanding.

(e)
Board Actions.  Prior to the First Effective Time, the Board of Directors of the Company (and/or the Leadership and Compensation Committee of the Board of Directors of the Company) and the Board of Directors of Parent (and/or the Remuneration Committee of the Board of Directors of Parent) shall adopt such resolutions as are necessary to give effect to the transactions contemplated by this Section 2.07.

(f)
Company ESPP.  As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee administering the Company ESPP) shall adopt such resolutions or take such other actions as may be required so that (i) participation in the Company ESPP shall be limited to those employees who are participants on the date of this Agreement, (ii) except to the extent necessary to maintain the status of the Company ESPP as an “employee stock purchase plan” within the meaning of Section 423 of the Code and the Treasury Regulations thereunder, participants may not increase their payroll deduction elections or rate of contributions from those in effect on the date of this Agreement or make any separate non-payroll contributions to the Company ESPP on or following the date of this Agreement, (iii) no offering period shall be commenced after the date of this Agreement, and (iv) the Company ESPP shall terminate, effective on the earlier of the first purchase date following the date of this Agreement and the fifth trading day before the First Effective Time, but subsequent to the exercise of purchase rights on such purchase date (in accordance with the terms of the Company ESPP).

Section 2.08
Adjustments.  Without limiting or affecting any of the provisions of Section 6.01 or Section 7.01, if, during the period between the date of this Agreement and the First Effective Time, any change in the outstanding Parent ADSs or outstanding Parent Ordinary Shares shall occur as a result of any reclassification, recapitalization, stock split (including reverse stock split), merger, offer (as defined in the U.K. Code), combination, scheme, exchange or readjustment of shares, subdivision or other similar transaction, or any stock dividend or distribution thereon with a record date during such period, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to provide the holders of shares of Company Common Stock and/or Company Equity Awards with the same economic effect as contemplated by this Agreement prior to such event.

Section 2.09
Fractional ADSs.  Notwithstanding anything in this Agreement to the contrary, no fractional Parent ADSs shall be issued in the First Merger.  Each holder of shares of Company Common Stock who would otherwise have been entitled to receive as a result of the First Merger a fraction of a Parent ADS (after aggregating all shares represented by the Certificates and Uncertificated Shares delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount (rounded down to the nearest cent) representing such holder’s proportionate interest in the net proceeds from the sale by the Exchange Agent on behalf of all such holders of fractional Parent ADSs that would otherwise be issued.

Section 2.10
Withholding Rights.  Each of the Exchange Agent, Parent, Bidco, the First Surviving Corporation, the Surviving Company, and the Company shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under any provision of federal, state, local or non-U.S. Tax law.  To the extent amounts so deducted and withheld are paid over to the appropriate Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the deduction and withholding were made.

Section 2.11
Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, on the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Company or the Exchange Agent, the posting by such Person of a customary bond issued for lost, stolen or destroyed stock certificates, in such reasonable amount as the Surviving Company or the Exchange Agent may direct, as indemnity against any claim that may be made against the Surviving Company or the Exchange Agent, with respect to such Certificate, the Exchange Agent shall, if such holder has otherwise delivered a properly completed and duly executed letter of transmittal, issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock represented by such Certificate, as contemplated by this Article II (including Section 2.05).

Section 2.12
Further Assurances.  At and after the Second Effective Time, the officers and directors of the Surviving Company shall be authorized to execute and deliver, in the name and on behalf of the Company, any of its Subsidiaries or either Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company, any of its Subsidiaries or either Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Company any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Mergers.

ARTICLE III

ORGANIZATIONAL DOCUMENTS; DIRECTORS AND OFFICERS

Section 3.01
Certificate of Incorporation and Bylaws of the First Surviving Corporation; Certificate of Formation and Limited Liability Company Agreement of the Surviving Company.  Subject to Section 7.04, (a) the certificate of incorporation and bylaws of Merger Sub I, as in effect immediately prior to the First Effective Time, shall be the certificate of incorporation and bylaws, respectively, of the First Surviving Corporation from and after the First Effective Time until thereafter amended as provided therein or by Applicable Law and (b) the certificate of formation and limited liability company agreement of Merger Sub II, as in effect immediately prior to the Second Effective Time, shall be the certificate of formation and limited liability company agreement, respectively, of the Surviving Company from and after the Second Effective Time until thereafter amended as provided therein or by Applicable Law.

Section 3.02
Directors and Officers of the First Surviving Corporation and Surviving Company.  (a) From and after the First Effective Time, until their respective successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Sub I immediately prior to the First Effective Time shall be the directors of the First Surviving Corporation and (ii) the officers of the Company immediately prior to the First Effective Time shall be the officers of the First Surviving Corporation and (b) from and after the Second Effective Time, until their respective successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of the First Surviving Corporation immediately prior to the Second Effective Time shall be the directors of the Surviving Company and (ii) the officers of the First Surviving Corporation immediately prior to the Second Effective Time shall be the officers of the Surviving Company.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 11.05, except (a) as disclosed in any Company SEC Document filed or furnished and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval System since January 1, 2019 and prior to the date that was three business days prior to the date of this Agreement or (b) as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent that:

Section 4.01
Corporate Existence and Power.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.  The Company has all requisite corporate power and authority required to own or lease all of its properties or assets and to carry on its business as now conducted, except where the failure to have such power or authority would not reasonably be expected to, individually or in the aggregate, (a) have a Company Material Adverse Effect or (b) prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Mergers.  The Company is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Prior to the date of this Agreement, the Company has made available to Parent true and complete copies of the certificate of incorporation and bylaws of the Company as in effect on the date of this Agreement (the “Company Organizational Documents”).

Section 4.02
Corporate Authorization.

(a)
The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement are within the corporate powers and authority of the Company and, except for the Company Stockholder Approval, have been duly authorized by all necessary corporate action on the part of the Company.  The affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock adopting this Agreement is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Mergers (the “Company Stockholder Approval”).  This Agreement has been duly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent, Bidco and each Merger Sub) constitutes a valid, legal and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject to general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity (collectively, the “Bankruptcy and Equity Exceptions”)).

(b)
At a meeting duly called and held, the Board of Directors of the Company unanimously adopted resolutions (i) determining that this Agreement and the transactions contemplated hereby (including the Mergers) are fair to and in the best interests of the Company and its stockholders, (ii) approving, adopting and declaring advisable this Agreement and the transactions contemplated hereby (including the Mergers), (iii) directing that the adoption of this Agreement be submitted to a vote at a meeting of the Company’s stockholders, and (iv) recommending adoption of this Agreement by the Company’s stockholders (such recommendation, the “Company Board Recommendation”).  Except as permitted by Section 6.02, the Board of Directors of the Company has not subsequently rescinded, modified or withdrawn any of the foregoing resolutions.

Section 4.03
Governmental Authorization.  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, Consents of, or Filings with, any Governmental Authority other than (a) the filing of the First Certificate of Merger and the Second Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (b) compliance with any applicable requirements of the HSR Act, (c) compliance with and Filings under any applicable Antitrust Laws of any non-U.S. jurisdictions (collectively, “Foreign Antitrust Laws”), (d) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable U.S. state or federal securities laws or pursuant to the rules of the NASDAQ Global Select Market (“Nasdaq”), and (e) any other actions, Consents or Filings the absence of which has not had and would not reasonably be expected to, individually or in the aggregate, (i) have a Company Material Adverse Effect or (ii) prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Mergers.

Section 4.04
Non-contravention.  Assuming compliance with the matters referred to in Section 4.03 and receipt of the Company Stockholder Approval, the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of Company Organizational Documents, (b) contravene, conflict with or result in any violation or breach of any provision of any Applicable Law, (c) require any Consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under, any provision of any Contract binding on the Company or any of its Subsidiaries, or (d) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, except, in the case of each of clauses (b) through (d), as (i) has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (ii) individually or in the aggregate, would not reasonably be expected to prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Agreement or consummate the Mergers.

Section 4.05
Capitalization.

(a)
The authorized capital stock of the Company consists of (i) 290,000,000 shares of Company Common Stock and (ii) 5,000,000 shares of preferred stock, par value $0.0001 per share (“Company Preferred Stock”).  As of the close of business on December 9, 2020, there were issued (A) 240,085,996 shares of Company Common Stock (of which 21,365,429 shares were held in treasury), (B) no shares of Company Preferred Stock, (C) Company Stock Options to purchase an aggregate of 2,372,634 shares of Company Common Stock, (D) 4,568,750 shares of Company Common Stock were subject to outstanding Company RSU Awards, (E) 1,056,176 shares of Company Common Stock were subject to outstanding Company PSU Awards, determined assuming target performance levels were achieved and 2,703,746 shares of Company Common Stock were subject to outstanding Company PSU Awards, determined assuming maximum performance levels were achieved, (F) (1) 9,502,104 additional shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Plans and (2) 423,409 additional shares of Company Common Stock were reserved for issuance under the Company ESPP, (G) 152,681,745 CVRs subject to, and having the terms set forth in, the CVR Agreement.  Except as set forth in this Section 4.05(a), as of the close of business on December 9, 2020, there are no issued, reserved for issuance or outstanding Equity Securities of the Company.

(b)
All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any Company Stock Plan will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights.  No Subsidiary of the Company owns any shares of capital stock of the Company (other than any such shares owned by Subsidiaries of the Company in a fiduciary, representative or other capacity on behalf of other Persons, whether or not held in a separate account).  There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company have the right to vote.  There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Equity Securities of the Company.  Neither the Company nor any of its Subsidiaries is a party to any agreement with respect to the voting of any Equity Securities of the Company.

Section 4.06
Subsidiaries.

(a)
Each Subsidiary of the Company is a corporation or other entity duly incorporated or organized, validly existing and in good standing (except to the extent such concept is not applicable under Applicable Law of such Subsidiary’s jurisdiction of incorporation, formation or organization, as applicable) under the laws of its jurisdiction of incorporation, formation or organization and has all corporate or other organizational powers and authority, as applicable, required to own, lease and operate its properties and assets and to carry on its business as now conducted, except for those jurisdictions where failure to be so duly incorporated or organized, validly existing and in good standing or to have such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Each such Subsidiary is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)
All of the issued and outstanding capital stock or other Equity Securities of each Subsidiary of the Company have been validly issued and are fully paid and nonassessable (except to the extent such concepts are not applicable under Applicable Law of such Subsidiary’s jurisdiction of incorporation, formation or organization, as applicable) and are owned by the Company, directly or indirectly, free and clear of any Lien (other than any restrictions imposed by Applicable Law) and free of preemptive rights, rights of first refusal, subscription rights or similar rights of any Person and transfer restrictions (other than transfer restrictions under Applicable Law or under the organizational documents of such Subsidiary).  There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Equity Securities of any Subsidiary of the Company.  Except for the capital stock or other Equity Securities of its Subsidiaries and publicly traded securities held for investment that do not exceed five percent of the outstanding securities of any entity, the Company does not own, directly or indirectly, any capital stock or other Equity Securities of any Person.

Section 4.07
SEC Filings and the Sarbanes-Oxley Act.

(a)
The Company has timely filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed with or furnished to the SEC by the Company since January 1, 2018 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”).  No Subsidiary of the Company is required to file or furnish any report, schedule, form, statement, prospectus, registration statement or other document with the SEC.

(b)
As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseding filing), the Company SEC Documents filed or furnished prior to the date of this Agreement complied, and each Company SEC Document filed or furnished subsequent to the date of this Agreement (assuming, in the case of the Proxy Statement/Prospectus, that the representations and warranties set forth in Section 5.09 are true and correct) will comply, in all material respects with the applicable requirements of Nasdaq, the 1933 Act, the 1934 Act and the Sarbanes-Oxley Act, as the case may be.

(c)
As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseding filing), each Company SEC Document filed or furnished prior to the date of this Agreement did not, and each Company SEC Document filed or furnished subsequent to the date of this Agreement (assuming, in the case of the Proxy Statement/Prospectus, that the representations and warranties set forth in Section 5.09 are true and correct) will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(d)
Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, and as of the date of such amendment or supplement, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in any material respect.

(e)
As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to any of the Company SEC Documents, and, to the knowledge of the Company, none of the Company SEC Documents are subject to ongoing SEC review.

(f)
Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company is, and since January 1, 2019 has been, in compliance with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of Nasdaq.

(g)
Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company currently maintains disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act) that are designed to provide reasonable assurance that all information required to be disclosed in the Company’s reports filed under the 1934 Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable each of the principal executive officer of the Company and the principal financial officer of the Company to make the certifications required under the 1934 Act with respect to such reports.  For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(h)
Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company currently maintains a system of internal controls over financial reporting (as defined in Rule 13a-15 under the 1934 Act) (“internal controls”) designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP, and the Company’s principal executive officer and principal financial officer have disclosed, based on their most recent evaluation of such internal controls prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Board of Directors of the Company (i) all significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls.

(i)
Since January 1, 2018, each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) has made all certifications required by Rules 13a-14 and 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and Nasdaq.

Section 4.08
Financial Statements and Financial Matters.

(a)
The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included or incorporated by reference in the Company SEC Documents (or, if any such Company SEC Document is amended or superseded by a filing prior to the date of this Agreement, such amended or superseding Company SEC Document) present fairly in all material respects, in conformity with GAAP applied on a consistent basis during the periods presented (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in each case, to normal and recurring year-end audit adjustments in the case of any unaudited interim financial statements).

(b)
From January 1, 2018 to the date of this Agreement, the Company has not received written notice from the SEC or any other Governmental Authority indicating that any of its accounting policies or practices are or may be the subject of any review, inquiry, investigation or challenge by the SEC or any other Governmental Authority.

Section 4.09
Disclosure Documents.

(a)
The information relating to the Company and its Subsidiaries that is provided in writing by the Company, any of its Subsidiaries or any of their respective Representatives for inclusion or incorporation by reference in the Form F-4 or the Proxy Statement/Prospectus will not (i) in the case of the Form F-4, at the time the Form F-4 or any amendment or supplement thereto becomes effective and at the time of the Company Stockholder Meeting or (ii) in the case of the Proxy Statement/Prospectus, at the time the Proxy Statement/Prospectus or any amendment or supplement thereto is first mailed to the stockholders of the Company and at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b)
The information relating to the Company and its Subsidiaries that is provided in writing by the Company, any of its Subsidiaries or any of their respective Representatives for inclusion or incorporation by reference in the Parent Circular will not, at the time the Parent Circular or any amendment or supplement thereto is submitted to the FCA, at the time the Parent Circular or any amendment or supplement thereto is first mailed to the shareholders of Parent and at the time of the Parent Shareholder Meeting, contain any information or any expression of opinion, belief, expectation or intention which is untrue or inaccurate or omit a fact, the omission of which renders any information or expression in the Parent Circular inaccurate or misleading.

(c)
The information relating to the Company and its Subsidiaries that is provided in writing by the Company, any of its Subsidiaries or any of their respective Representatives for inclusion or incorporation by reference in a Parent Prospectus will not, at the time a Parent Prospectus or any amendment or supplement thereto is submitted to the FCA, at the time a Parent Prospectus or any amendment or supplement thereto is made available to the public in accordance with the Prospectus Regulation Rules and at the time the Parent Shares Admission becomes effective, contain any information or any expression of opinion, belief, expectation or intention which is untrue or inaccurate or omit a fact, the omission of which renders any information or expression in a Parent Prospectus inaccurate or misleading.

(d)
Notwithstanding the foregoing provisions of this Section 4.09, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Form F-4, the Proxy Statement/Prospectus, a Parent Prospectus (if so required) or the Parent Circular that were not supplied by or on behalf of the Company.

Section 4.10
Absence of Certain Changes.

(a)
(i) Since the Company Balance Sheet Date through the date of this Agreement, except in connection with or related to the process in connection with which the Company and its Representatives discussed and negotiated this Agreement and the transactions contemplated hereby, the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course of business and (ii) since the Company Balance Sheet Date, there has not been any event, change, effect, development or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)
Since the Company Balance Sheet Date through the date of this Agreement, there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the First Effective Time without Parent’s consent, would constitute a breach of clause (ii), (iii)(C), (v), (vi), (vii) or (xi) of Section 6.01(b) (or solely with respect to the foregoing clauses, clause (xvi) of Section 6.01(b)).

Section 4.11
No Undisclosed Material Liabilities.  There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that would be required by GAAP to be reflected on the consolidated balance sheet of the Company and its Subsidiaries, other than (a) liabilities or obligations disclosed or provided for in the Company Balance Sheet or in the notes thereto, (b) liabilities or obligations incurred in the ordinary course of business since the Company Balance Sheet Date, (c) liabilities arising in connection with the transactions contemplated hereby or in connection with obligations under Contracts binding on the Company or any of its Subsidiaries (except to the extent such liabilities arose or resulted from a breach or a default of such Contract) or (d) other liabilities or obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  As of the date of this Agreement, there are no off-balance sheet arrangements of any type pursuant to any off-balance sheet arrangement required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the 1933 Act (“Regulation S-K”) that have not been so described in the Company SEC Documents.

Section 4.12
Litigation.  There is no claim, action, proceeding or suit or, to the knowledge of the Company, investigation pending or, to the knowledge of the Company, threatened against the Company, any of its Subsidiaries, any present or, to the knowledge of the Company, former officers, directors or employees of the Company or any of its Subsidiaries in their respective capacities as such, or any of the respective properties or assets of the Company or any of its Subsidiaries, before (or, in the case of threatened claims, actions, suits, investigations or proceedings, that would be before) any Governmental Authority, (a) that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (b) that would reasonably be expected to prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Mergers; provided, that to the extent any such representations or warranties in the foregoing clauses (a) and (b) pertain to claims, actions, proceedings, suits or investigations that relate to the execution, delivery, performance or consummation of this Agreement or any of the transactions contemplated by this Agreement, such representations and warranties are made only as of the date hereof.  There is (in the case of clause (ii), as of the date of this Agreement) no Order outstanding against the Company, any of its Subsidiaries, any present or, to the knowledge of the Company, former officers, directors or employees of the Company or any of its Subsidiaries in their respective capacities as such, or any of the respective properties or assets of any of the Company or any of its Subsidiaries or, to the knowledge of the Company, threatened against or affecting the Company, any of its Subsidiaries, any present or, to the knowledge of the Company, former officers, directors or employees of the Company in their respective capacities as such, or any of the respective properties or assets of any of the Company or any of its Subsidiaries, that (i) has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (ii) would reasonably be expected to prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Mergers.

Section 4.13
Permits.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries hold all governmental licenses and Consents necessary for the operation of its respective businesses (the “Company Permits”).  The Company and each of its Subsidiaries are, and since January 1, 2019 have been, in compliance with the terms of the Company Permits, except for failures to comply that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  There is no claim, action, proceeding or suit or, to the knowledge of the Company, investigation pending, or, to the knowledge of the Company, threatened that seeks the revocation, cancellation, termination, non-renewal or adverse modification of any Company Permit, except where such revocation, cancellation, termination, non-renewal or adverse modification (i) has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (ii) individually or in the aggregate, would not reasonably be expected to prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Mergers.

Section 4.14
Compliance with Laws.  The Company and each of its Subsidiaries are, and since January 1, 2018 have been, in compliance with all Applicable Laws, except for failures to comply that (i) have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (ii) individually or in the aggregate, would not reasonably be expected to prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Mergers.  Nothing in this Section 4.14 is intended to or shall be treated as a representation or warranty given by the Company with respect to Privacy Legal Requirements.

Section 4.15
Regulatory Matters.

(a)
Except (x) as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (y) that, individually or in the aggregate, as of the date of this Agreement, would not reasonably be expected to prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Mergers, (i) each of the Company and its Subsidiaries holds (A) all authorizations under the U.S. Food, Drug, and Cosmetic Act of 1938 (the “FDCA”), the U.S. Public Health Service Act (the “PHSA”), and the regulations of the U.S. Food and Drug Administration (the “FDA”) promulgated thereunder, and (B) authorizations of any applicable Governmental Authority that are concerned with the quality, identity, strength, purity, safety, efficacy, manufacturing, marketing, distribution, sale, pricing, import or export of any of the Company Products (any such Governmental Authority, a “Company Regulatory Agency”) necessary for the lawful operation of the businesses of the Company or any of its Subsidiaries as currently conducted (the “Company Regulatory Permits”); (ii) all such Company Regulatory Permits are valid and in full force and effect; and (iii) the Company and its Subsidiaries are in compliance with the terms of all Company Regulatory Permits.  All Company Regulatory Permits are in full force and effect, except where the failure to be in full force and effect (A) has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (B) as of the date of this Agreement, individually or in the aggregate, would not reasonably be expected to prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Mergers.

(b)
Neither the Company nor any of its Subsidiaries are party to any material corporate integrity agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements with or imposed by any Company Regulatory Agency.

(c)
All pre-clinical and clinical investigations in respect of a Company Product conducted or sponsored by the Company or any of its Subsidiaries are being, and since January 1, 2019 have been, conducted in compliance with all Applicable Laws administered or issued by the applicable Company Regulatory Agencies, including (i) FDA standards for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials contained in Title 21 parts 50, 54, 56, 312, 314 and 320 of the Code of Federal Regulations and (ii) any Applicable Laws restricting the collection, use and disclosure of individually identifiable health information and personal information, except, in each case, for such noncompliance that has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)
Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, during the period beginning on January 1, 2019 and ending on the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice from the FDA or the European Medicines Agency (the “EMA”) or any foreign agency with jurisdiction over the development, marketing, labeling, sale, use handling and control, safety, efficacy, reliability, or manufacturing of the Company Products that would reasonably be expected to lead to the denial, limitation, revocation, or rescission of any of the Company Regulatory Permits or of any application for marketing approval currently pending before the FDA or such other Company Regulatory Agency.

(e)
Since January 1, 2019, all reports, documents, claims, permits and notices required to be filed, maintained or furnished to the FDA or any other Company Regulatory Agency by the Company and its Subsidiaries have been so filed, maintained or furnished, except where failure to file, maintain or furnish such reports, documents, claims, permits or notices have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  All such reports, documents, claims, permits and notices were true and complete in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing).  Since January 1, 2019, neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any officer, employee, agent or distributor of the Company or any of its Subsidiaries, has made an untrue statement of a material fact or a fraudulent statement to the FDA or any other Company Regulatory Agency, failed to disclose a material fact required to be disclosed to the FDA or any other Company Regulatory Agency, or committed an act, made a statement, or failed to make a statement, in each such case, related to the business of the Company or any of its Subsidiaries, that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for the FDA or any other Company Regulatory Agency to invoke any similar policy, except for any act or statement or failure to make a statement that has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2019, (i) neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any officer, employee, agent or distributor of the Company or any of its Subsidiaries, has been debarred or convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Applicable Law or authorized by 21 U.S.C. § 335a(b) or any similar Applicable Law applicable in other jurisdictions in which material quantities of any of the Company Products are sold or intended by the Company to be sold; and (ii) neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any officer, employee, agent or distributor of the Company or any of its Subsidiaries, has been excluded from participation in any federal health care program or convicted of any crime or engaged in any conduct for which such Person could reasonably be expected to be excluded from participating in any federal health care program under Section 1128 of the Social Security Act of 1935 or any similar Applicable Law or program.

(f)
Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as to each Company Product subject to the FDCA and the regulations of the FDA promulgated thereunder or any similar Applicable Law in any foreign jurisdiction in which material quantities of any of the Company Products are sold or intended by the Company or any of its Subsidiaries to be sold that is or has been developed, manufactured, tested, distributed or marketed by or on behalf of the Company or any of its Subsidiaries, each such Company Product is being or has been developed, manufactured, stored, distributed and marketed in compliance with all Applicable Laws, including those relating to investigational use, marketing approval, current good manufacturing practices, packaging, labeling, advertising, record keeping, reporting, and security.  There is no action or proceeding pending or, to the knowledge of the Company, threatened, including any prosecution, injunction, seizure, civil fine, debarment, suspension or recall, in each case alleging any violation applicable to any Company Product by the Company or any of its Subsidiaries of any Applicable Law, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(g)
Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) during the period beginning on January 1, 2019 and ending on the date of this Agreement, neither the Company nor any of its Subsidiaries have voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any material recall, field corrections, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice, or other notice or action to wholesalers, distributors, retailers, healthcare professionals or patients relating to an alleged lack of safety, efficacy or regulatory compliance of any Company Product and (ii) to the knowledge of the Company, neither the Company nor any of its Subsidiaries has received, any written notice from the FDA or any other Company Regulatory Agency during the period beginning on January 1, 2019 and ending on the date of this Agreement regarding (A) the recall, market withdrawal or replacement of any Company Product sold or intended to be sold by the Company or its Subsidiaries (other than recalls, withdrawals or replacements that are not material to the Company and its Subsidiaries, taken as a whole), (B) a material change in the marketing classification or a material change in the labeling of any such Company Products, (C) a termination or suspension of the manufacturing, marketing, or distribution of such Company Products, or (D) a material negative change in reimbursement status of a Company Product.

Section 4.16
Material Contracts.

(a)
Section 4.16(a) of the Company Disclosure Schedule sets forth a list as of the date of this Agreement of each of the following Contracts to which the Company or any of its Subsidiaries is a party or by which it is bound (each such Contract listed or required to be so listed, and each of the following Contracts to which the Company or any of its Subsidiaries becomes a party or by which it becomes bound after the date of this Agreement, a “Company Material Contract”):

(i)
any Contract, including any manufacturing, supply or distribution agreement, that requires by its terms or is reasonably likely to require the payment or delivery of cash or other consideration by or to the Company or any of its Subsidiaries in an amount having an expected value in excess of $50,000,000 in the fiscal year ending December 31, 2020 or any fiscal year thereafter, which cannot be terminated by the Company or such Subsidiary on 60 days’ notice or less without material payment or penalty;

(ii)
each Contract providing for or (in the case of subclause (B)) related to the acquisition or disposition of assets or securities by or from any Person or any business (or any contract providing for an option, right of first refusal or offer or similar rights with respect to any of the foregoing) (A) entered into since December 31, 2018 that involved or would reasonably be expected to involve the payment of consideration in excess of $50,000,000 in the aggregate with respect to such Contract or series of related Contracts, or (B) that contains (or would contain, in the case of an option, right of first refusal or offer or similar rights) ongoing representations, warranties, covenants, indemnities or other obligations (including “earn-out”, contingent value rights or other contingent payment or value obligations) that would involve or may reasonably be expected to require the receipt or making of payments or the issuance of any Equity Securities of the Company or any of its Subsidiaries, in each case having an expected value in excess of $50,000,000 in the fiscal year ending December 31, 2020;

(iii)
any Contract between any Governmental Authority, on the one hand, and the Company or any of its Subsidiaries, on the other hand, involving or that would reasonably be expected to involve payments to or from such Governmental Authority in an amount having an expected value in excess of $50,000,000 in the fiscal year ending December 31, 2020 or any fiscal year thereafter;

(iv)
any Contract that (A) limits or purports to limit, in any material respect, the freedom of the Company or any of its Subsidiaries to engage or compete in any line of business or with any Person or in any area or that would so limit or purport to limit, in any material respect, the freedom of Parent or any of its Affiliates after the First Effective Time, (B) contains material exclusivity or “most favored nation” obligations or restrictions or (C) contains any other provisions that restrict the ability of the Company or any of its Subsidiaries to sell, market, distribute, promote, manufacture, develop, commercialize, or test or research any Company Product, directly or indirectly through third parties, in any material respect, or that would so limit or purport to limit the ability of Parent or any of its Affiliates to sell, market, distribute, promote, manufacture, develop, commercialize, or test or research any Parent Product after the First Effective Time, directly or indirectly through third parties, in any material respect;

(v)
any Contract relating to third-party indebtedness for borrowed money (including under any short-term financing facility) in excess of $20,000,000 (whether incurred, assumed, guaranteed or secured by any asset of the Company or any of its Subsidiaries) other than any Contract exclusively between or among the Company and any of its wholly owned Subsidiaries;

(vi)
any Contract restricting the payment of dividends or the making of distributions in respect of any Equity Securities of the Company or any of its Subsidiaries or the repurchase or redemption of, any Equity Securities of the Company or any of its Subsidiaries;

(vii)
any material joint venture, profit-sharing, partnership, collaboration, co-promotion, commercialization, research, development, license or other similar agreement;

(viii)
any Contract with any Person (A) pursuant to which the Company or its Subsidiaries may be required to pay milestones, royalties or other contingent payments based on any research, testing, development, regulatory filings or approval, sale, distribution, commercial manufacture or other similar occurrences, developments, activities or events, or (B) under which the Company or its Subsidiaries grants to any Person any right of first refusal, right of first negotiation, option to purchase, option to license, or any other similar rights with respect to any Company Product or any material Intellectual Property Rights, in each case, which payments are in an amount having an expected value in excess of $50,000,000 in the fiscal year ending December 31, 2020;

(ix)
any lease or sublease for real or personal property for which annual rental payments made by the Company or any of its Subsidiaries are expected to be in excess of $50,000,000 in the fiscal year ending December 31, 2020 or any fiscal year thereafter;

(x)
all material Contracts pursuant to which the Company or any of its Subsidiaries (A) receives or is granted any license (including any sublicense) to, or covenant not to be sued under, any Intellectual Property Rights (other than licenses to commercially available software, including off-the-shelf software, or other technology) or (B) grants any license (including any sublicense) to, or covenant not to be sued under, any Company Intellectual Property (other than non-exclusive licenses granted in the ordinary course of business consistent with past practice), in the case of each of clauses (A) and (B), that (1) will involve aggregate payments by or to the Company or any of its Subsidiaries in excess of $10,000,000 in the fiscal year ending December 31, 2020 or (2) are material to the development, manufacture or sale of a Company Product;

(xi)
any Contracts or other transactions with any record or, to the knowledge of the Company, beneficial owner of five percent or more of the voting securities of the Company, or (B) affiliate (as such term is defined in Rule 12b-2 promulgated under the 1934 Act) or “associates” (or members of any of their “immediate family”) (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the 1934 Act) of any such director or beneficial owner;

(xii)
any Contract involving the settlement of any claim, action or proceeding or threatened claim, action or proceeding (or series of related, claims actions or proceedings) which (A) will involve payments after the date of this Agreement in excess of $5,000,0000 or (B) will impose materially burdensome monitoring or reporting obligations to any other Person outside the ordinary course of business or material restrictions on the Company or any Subsidiary of the Company (or, following the Closing, on Parent or any Subsidiary of Parent);

(xiii)
any settlement agreements by the Company or any of its Subsidiaries with Taxing Authorities entered into since January 1, 2020 and providing for payments in excess of $50,000,000; and

(xiv)
any other Contract required to be filed by the Company pursuant to Item 601(b)(10) of Regulation S-K.

(b)
All of the Company Material Contracts are, subject to the Bankruptcy and Equity Exceptions, (i) valid and binding obligations of the Company or a Subsidiary of the Company (as the case may be) and, to the knowledge of the Company, each of the other parties thereto, and (ii) in full force and effect and enforceable in accordance with their respective terms against the Company or its Subsidiaries (as the case may be) and, to the knowledge of the Company, each of the other parties thereto (in each case except for such Company Material Contracts that are terminated after the date of this Agreement in accordance with their respective terms, other than as a result of a default or breach by the Company or any of its Subsidiaries of any of the provisions thereof), except where the failure to be valid and binding obligations and in full force and effect and enforceable has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  To the knowledge of the Company, as of the date of this Agreement, no Person is seeking to terminate or challenging the validity or enforceability of any Company Material Contract, except such terminations or challenges which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any of the other parties thereto, has violated any provision of, or committed or failed to perform any act that (with or without notice, lapse of time or both) would constitute a default under any provision of, and neither the Company nor any of its Subsidiaries has received written notice that it has violated or defaulted under, any Company Material Contract, except for those violations and defaults (or potential defaults) that would not have had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  The Company has made available to Parent true and complete copies of each of Company Material Contract as in effect as of the date hereof.

Section 4.17
Taxes.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a)
All Tax Returns required by Applicable Law to be filed with any Taxing Authority by the Company or any of its Subsidiaries have been filed when due (giving effect to all extensions) in accordance with all Applicable Law, and all such Tax Returns are true, correct and complete in all respects.

(b)
Each of the Company and its Subsidiaries has paid (or has had paid on its behalf) all Taxes due and owing (whether or not shown on any Tax Return), except for Taxes being contested in good faith pursuant to appropriate procedures for which an adequate reserve has been established on the books and records of the Company or its applicable Subsidiary.

(c)
Each of the Company and its Subsidiaries has duly and timely withheld all Taxes required to be withheld, and such withheld Taxes have been either duly and timely paid to the proper Taxing Authority or properly set aside in accounts for such purpose.

(d)
There is no audit, claim, action, suit, proceeding or other investigation pending or, to the Company’s knowledge, threatened in writing against or with respect to the Company or its Subsidiaries in respect of Taxes.

(e)
Except in the ordinary course of business, neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver is still in effect.

(f)
During the two year period ending on the date of this Agreement, the Company was not a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a transaction intended to qualify for tax-free treatment under Section 355 of the Code.

(g)
There are no Liens for Taxes (other than Permitted Liens) on any of the assets of the Company or any of its Subsidiaries.

(h)
Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated, consolidated, combined or unitary group other than one of which the Company or any of its Subsidiaries was the common parent, (ii) is party to any agreement relating to the apportionment, sharing, assignment or allocation of Taxes (other than (x) an agreement solely between or among the Company and/or one or more of its Subsidiaries or (y) customary Tax indemnification provisions in ordinary course commercial agreements that are not primarily related to Taxes), (iii) has entered into a closing agreement pursuant to Section 7121 of the Code, or any similar provision of state, local or non-U.S. law or (iv) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law) or as a transferee or successor.

(i)
Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of (i) any change in method of accounting occurring prior to the Closing pursuant to Section 481(a) of the Code (or any similar provision of state, local, or foreign Applicable Law), (ii) any installment sale or open transaction made prior to Closing, (iii) any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, provincial, local or foreign Applicable Law) entered into prior to or existing as of immediately prior to the Closing, (iv) any closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) entered into prior to the Closing, (v) any prepaid amount received or paid prior to the Closing, or (vi) any election pursuant to Section 108(i) of the Code.

(j)
Neither the Company nor any of its Subsidiaries has engaged in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(k)
As of December 31, 2019, the Company and its Subsidiaries have not formed a compartmentalisation reserve for Dutch Tax purposes, and to the best of their knowledge they have not formed any such reserve between December 31, 2019 and the date of this Agreement.

(l)
Within the past six years, no jurisdiction in which the Company or any of its Subsidiaries does not file a Tax Return has asserted in writing a claim that has not been resolved to the effect that the Company or such Subsidiary is subject to Taxes or required to file Tax Returns in such jurisdiction.

(m)
Neither the Company nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely (i) to prevent the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or (ii) to cause the stockholders of the Company (other than any Excepted Stockholder) to recognize gain pursuant to Section 367(a)(1) of the Code.

Section 4.18
Employees and Employee Benefit Plans.

(a)
Section 4.18(a) of the Company Disclosure Schedule sets forth a true and complete list as of the date of this Agreement of each material Company Employee Plan and each Company Employee Plan that is subject to ERISA.  For each material Company Employee Plan and each Company Employee Plan that is subject to ERISA, the Company has made available to Parent a copy of such plan (or a description, if such plan is not written) and all amendments thereto and material written interpretations thereof, together with a copy of (if applicable) (i) each trust, insurance or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed Internal Revenue Service Forms 5500, (iv) the most recent favorable determination or opinion letter from the Internal Revenue Service, (v) the most recently prepared actuarial reports and financial statements in connection with each such Company Employee Plan, and (vi) all documents and correspondence relating thereto received from or provided to the Department of Labor, the PBGC, the Internal Revenue Service or any other Governmental Authority during the past year.

(b)
Neither the Company nor any of its ERISA Affiliates (nor any predecessor of any such entity) sponsors, maintains, administers or contributes to (or has any obligation to contribute to), or has, during the last six years, sponsored, maintained, administered or contributed to (or had any obligation to contribute to), any plan subject to Title IV of ERISA, including any multiemployer plan, as defined in Section 3(37) of ERISA.

(c)
Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service or has applied to the Internal Revenue Service for such a letter within the applicable remedial amendment period or such period has not expired and, to the knowledge of the Company, no circumstances exist that would reasonably be expected to result in any such letter being revoked or not being reissued or a penalty under the Internal Revenue Service Closing Agreement Program if discovered during an Internal Revenue Service audit or investigation.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each trust created under any such Company Employee Plan is exempt from tax under Section 501(a) of the Code and has been so exempt since its creation.

(d)
Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Employee Plan has been maintained in compliance with its terms and all Applicable Law, including ERISA and the Code.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no claim (other than routine claims for benefits), action, suit, investigation or proceeding (including an audit) is pending against or involves or, to the Company’s knowledge, is threatened against or reasonably expected to involve, any Company Employee Plan before any Governmental Authority, including the Internal Revenue Service, the Department of Labor or the PBGC.

(e)
Except as provided under this Agreement or pursuant to Applicable Law, with respect to each director, officer, or employee (including each former director, officer, or employee) of the Company or any of its Subsidiaries, the consummation of the transactions contemplated by this Agreement will not, either alone or together with any other event: (i) entitle any such individual to any payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation under, any Company Employee Plan, (iii) contractually limit or restrict the right of the Company or any of its Subsidiaries or, after the Closing, Parent to merge, amend or terminate any Company Employee Plan or (iv) result in the payment of any “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(f)
Neither the Company nor any of its Subsidiaries has any current or projected liability for, and no Company Employee Plan provides or promises, any post-employment or post-retirement medical, dental, disability, hospitalization, life or similar benefits (whether insured or self-insured) to any director, officer, or employee (including any former director, officer, or employee) of the Company or any of its Subsidiaries (other than coverage mandated by Applicable Law).

(g)
Neither the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any Person for any Tax incurred by such Person under Section 409A or 4999 of the Code.

(h)
With respect to any Company Employee Plan for the benefit of Company employees or dependents thereof who perform services or who are employed outside of the United States (a “Non-U.S. Plan”), except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) if required to have been approved by any non-U.S. Governmental Authority (or permitted to have been approved to obtain any beneficial Tax or other status), such Non-U.S. Plan has been so approved or timely submitted for approval; no such approval has been revoked (nor, to the knowledge of the Company, has revocation been threatened) and no event has occurred since the date of the most recent approval or application therefor that is reasonably likely to affect any such approval or increase the costs relating thereto; (ii) if intended to be funded and/or book reserved, such Non-U.S. Plan is fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions; (iii) no material liability exists or reasonably could be imposed upon the assets of the Company or any of its Subsidiaries by reason of such Non-U.S. Plan; and (iv) the financial statements of such Non-U.S. Plan (if any) accurately reflect such Non-U.S. Plan’s liabilities.

(i)
On or prior to the date hereof, the Company has made available to Parent a list of each Company Equity Award outstanding as of December 9, 2020 that includes (A) the number of shares of Company Common Stock underlying such Company Equity Award (assuming achievement of the applicable performance goals at the target level in the case of any such Company Equity Award that is a Company PSU Award), (B) the exercise price of each such Company Equity Award that is a Company Stock Option, and (C) the vesting schedule of each such Company Equity Award that is unvested as of December 9, 2020.

Section 4.19
Labor Matters.

(a)
Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are, and since January 1, 2018 have been, in compliance with all Applicable Laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, employee classification, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health, information privacy and security, workers compensation, continuation coverage under group health plans, wage payment and the payment and withholding of Taxes.

(b)
Neither the Company nor any of its Subsidiaries is, or from January 1, 2018 to the date of this Agreement has been, a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or any other similar agreement with any labor organization, labor union or other employee representative, and, to the Company’s knowledge, from January 1, 2018 through the date of this Agreement, there has not been any organizational campaign, card solicitation, petition or other unionization or similar activity seeking recognition of a collective bargaining or similar unit relating to any director, officer, or employee of the Company or any of its Subsidiaries.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement, (i) there are no unfair labor practice complaints pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving any director, officer, or employee (including any former director, officer, or employee) of the Company or any of its Subsidiaries with respect to the Company or its Subsidiaries, and (ii)  since January 1, 2018 there has not been, and there is, no labor strike, slowdown, stoppage, picketing, interruption of work or lockout pending or, to the Company’s knowledge, threatened against or affecting the Company or any of its Subsidiaries.

(c)
The Company and its Subsidiaries have not entered into any agreement with any works council, labor union, or similar labor organization that would require the Company to obtain the consent of, or provide advance notice, to such works council, labor union or similar labor organization of the transactions contemplated by this Agreement.

Section 4.20
Intellectual Property.

(a)
The Company has made available to Parent a true and complete list, as of the date of this Agreement, of all Registered Intellectual Property that is Company Intellectual Property (the “Company Registered IP”).  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each item of Company Registered IP is legally, beneficially and solely owned by the Company or one of its Subsidiaries, free and clear of all Liens (other than Permitted Liens), (ii) since January 1, 2020, none of the Company Registered IP has lapsed, expired, or been abandoned (including as a result of failure to pay the necessary renewal or maintenance fees) prior to the end of the applicable term of such Company Registered IP, except where the Company has made a reasonable business decision to not maintain such Company Registered IP, (iii) none of the Company Registered IP that has issued has, since January 1, 2020, subsequently been adjudged invalid or unenforceable, (iv) to the knowledge of the Company, all Company Registered IP is subsisting, and if registered, not invalid or unenforceable and (v) there is no opposition or cancellation proceeding pending or, to the knowledge of the Company, threatened against the Company or its Subsidiaries challenging or contesting the ownership, validity, scope or enforceability of any Company Registered IP (other than ordinary course proceedings related to the application for, or renewal of, any item of Company Registered IP).

(b)
Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company Intellectual Property and the Licensed Intellectual Property constitutes all of the material Intellectual Property Rights necessary to develop, manufacture or sell each material Company Product as currently developed, manufactured or sold by the Company and its Subsidiaries as of the date of this Agreement.

(c)
Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) none of the Company Intellectual Property is subject to any Order, claim, action, proceeding, suit or, to the knowledge of the Company, investigation pending or, to the knowledge of the Company, threatened, naming the Company or any of its Subsidiaries adversely affecting the use thereof or rights thereto by or of the Company or any of its Subsidiaries, (ii) to the knowledge of the Company, the operation of the business of the Company or any of its Subsidiaries does not infringe, misappropriate or otherwise violate and, since January 1, 2020, has not infringed, misappropriated or otherwise violated, any Intellectual Property Rights of any Third Party (other than with respect to Intellectual Property Rights owned, controlled or licensed to Third Parties by non-practicing entities or patent assertion entities), and (iii) to the knowledge of the Company, as of the date of this Agreement no Third Party has infringed, misappropriated or otherwise violated any material Company Intellectual Property or any Intellectual Property Rights exclusively licensed to the Company or any of its Subsidiaries and material to the development, manufacture or sale of a Company Product, in each case, except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)
Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have taken commercially reasonable steps to protect and maintain any material Trade Secrets included in the Company Intellectual Property (except for any Company Intellectual Property whose value would not reasonably be expected to be impaired in a material respect by disclosure), and to the knowledge of the Company, since January 1, 2020, there have been no material unauthorized uses or disclosures of any such Trade Secrets.

(e)
Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the knowledge of the Company (A) the Company and its Subsidiaries have complied with any and all obligations to the extent applicable pursuant to the Bayh-Dole Act, 35 U.S.C. §200–212, with respect to any Patents that are part of the Company Registered IP and are practiced by a Company Product, and (B) no funding, facilities or personnel of any Governmental Authority or any university, college, research institute or other educational institution has been used to create or develop any Patents that are part of the Company Registered IP and are practiced by a Company Product, except for any such funding or use of facilities or personnel that has not resulted in such Governmental Authority or institution any ownership interest in such Patents that are part of the Company Registered IP and are practiced by a Company Product.

(f)
Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (as defined below in this Section 4.20(f)), neither the Company nor any of its Subsidiaries is party to any Contracts which, solely as a result of the consummation of the transactions contemplated by this Agreement, would grant to any Third Party any right to any material Intellectual Property Rights (other than Company Intellectual Property) owned by, or licensed to, Parent or any of its Affiliates.  Solely for purposes of determining satisfaction of the conditions set forth in Section 9.02(b)(iv) with respect to this Section 4.20(f), “Company Material Adverse Effect” shall take into account any consequences to Parent or any of its Affiliates.

(g)
Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, the Company and its Subsidiaries have obtained from all current or former employees, officers, consultants and contractors who have created or developed material Intellectual Property Rights for or on behalf of the Company or any of its Subsidiaries, valid assignments (or, in the case of consultants and contractors, assignment or license) of such parties’ rights in such Intellectual Property Rights to the Company or one of its Subsidiaries, to the extent permitted by applicable Law, or the Company and its Subsidiaries otherwise own such Intellectual Property Rights by operation of law.

(h)
Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2019 through the date of this Agreement, (i) all collection, acquisition, use, storage, transfer (including any cross-border transfers), distribution, dissemination or other processing by or on behalf of the Company and any of its Subsidiaries of Personal Data are and have been in material compliance with all applicable Privacy Legal Requirements and Privacy Commitments, (ii) neither the Company nor any of its Subsidiaries has received any written notice alleging any material violation by the Company or any of its Subsidiaries of any Privacy Legal Requirement or Privacy Commitments, nor, to the knowledge of the Company, has the Company or any of its Subsidiaries been threatened in writing to be charged with any such violation by any Governmental Authority, (iii) neither the Company nor any of its Subsidiaries has received any material written complaint by any Person with respect to the collection, acquisition, use, storage, transfer (including any cross-border transfers), distribution, dissemination or other processing of Personal Data by the Company or any of its Subsidiaries, (iv) the Company and its Subsidiaries implements and maintains commercially reasonable written policies and procedures with respect to technical, organizational, administrative, and physical safeguards adequate to protect Personal Data against any unauthorized use, access or disclosure, and (v) to the knowledge of the Company, there has been no unauthorized use, access or disclosure of Personal Data.

(i)
Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2020, to the knowledge of the Company, (i) the Company and its Subsidiaries implement and maintain commercially reasonable written policies and procedures with respect to technical, organizational, administrative, and physical safeguards adequate to protect the security, confidentiality, integrity and availability of Trade Secrets, Personal Data and information technology systems of the Company and its Subsidiaries, (ii) there have been no security breaches in the information technology systems of the Company nor any of its Subsidiaries, and (iii) there have been no material disruptions in any such information technology systems, that adversely affected the operations of the business of the Company or any of its Subsidiaries.

(j)
Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, any transfer of Personal Data in connection with the transactions contemplated by this Agreement (including the Mergers) will not violate in any material respect any applicable Privacy Legal Requirement or Privacy Commitment.

Section 4.21
Properties.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the Company and each of its Subsidiaries has good, valid and marketable fee simple title to, or valid leasehold interests in, as the case may be, each parcel of real property of the Company or any of its Subsidiaries, free and clear of all Liens, except for Permitted Liens, (b) each lease, sublease or license (each, a “Lease”) under which the Company or any of its Subsidiaries leases, subleases or licenses any real property is, subject to the Bankruptcy and Equity Exceptions, a valid and binding obligation of the Company or a Subsidiary of the Company (as the case may be) and, to the knowledge of the Company, each of the other parties thereto, and in full force and effect and enforceable in accordance with its terms against the Company or its Subsidiaries (as the case may be) and, to the knowledge of the Company, each of the other parties thereto (except for such Leases that are terminated after the date of this Agreement in accordance with their respective terms, other than as a result of a default or breach by the Company or any of its Subsidiaries of any of the provisions thereof), (c) neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any of the other parties thereto has violated or committed or failed to perform any act which (with or without notice, lapse of time or both) would constitute a default under any provision of any Lease, and (d) neither the Company nor any of its Subsidiaries has received written notice that it has violated or defaulted under any Lease.

Section 4.22
Environmental Matters.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a)
Since January 1, 2018, no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no claim, action or suit or, to the knowledge of the Company, proceeding or investigation (including a review) is pending or, to the knowledge of the Company, threatened by any Governmental Authority or other Person relating to the Company or any of its Subsidiaries that relates to, or arises under, any Environmental Law, Environmental Permit or Hazardous Substance; and

(b)
the Company and its Subsidiaries are, and since January 1, 2019 have been, in compliance with all Environmental Laws and all Environmental Permits and hold all applicable Environmental Permits.

Section 4.23
FCPA; Anti-Corruption; Sanctions.

(a)
Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any director, manager, employee, agent or representative of the Company or any of its Subsidiaries, in each case acting on behalf of the Company or any of its Subsidiaries, has, in the last five years, in connection with the business of the Company or any of its Subsidiaries, taken any action in violation of the FCPA or other applicable Bribery Legislation (in each case to the extent applicable).

(b)
Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, manager or employee of the Company or any of its Subsidiaries, is, or in the last five years has been, subject to any actual or pending or, to the knowledge of the Company, threatened civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements, or enforcement actions, or made any voluntary disclosures to any Governmental Authority, involving the Company or any of its Subsidiaries relating to applicable Bribery Legislation, including the FCPA.

(c)
The Company and each of its Subsidiaries has made and kept books and records, accounts and other records, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company and each of its Subsidiaries as required by the FCPA.

(d)
The Company and each of its Subsidiaries has instituted policies and procedures reasonably designed to ensure compliance with the FCPA and other applicable Bribery Legislation and maintain such policies and procedures in force.

(e)
Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company or any of its Subsidiaries, nor, to the knowledge of the Company, any of their respective directors, managers or employees (i) is a Sanctioned Person, (ii) has, in the last five years, engaged in, has any plan or commitment to engage in, direct or indirect dealings with any Sanctioned Person or in any Sanctioned Country on behalf of the Company or any of its Subsidiaries in violation of applicable Sanctions Law or (iii) has, in the last five years, violated, or engaged in any conduct sanctionable under, any Sanctions Law, nor to the knowledge of the Company, been the subject of an investigation or allegation of such a violation or sanctionable conduct.

Section 4.24
Insurance.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as the Company reasonably believes, based on past experience, is adequate for the businesses and operations of the Company and its Subsidiaries (taking into account the cost and availability of such insurance).

Section 4.25
Transactions with Affiliates To the knowledge of the Company, since January 1, 2018 through the date of this Agreement, there have been no transactions, or series of related transactions, agreements, arrangements or understandings in effect, nor are there any currently proposed transactions, or series of related transactions, agreements, arrangements or understandings, that would be required to be disclosed under Item 404(a) of Regulation S-K that have not been otherwise disclosed in the Company SEC Documents filed prior to the date hereof.

Section 4.26
Antitakeover Statutes.  Assuming the representations and warranties set forth in Section 5.19 are true and correct, neither the restrictions set forth in Section 203 of the DGCL nor any other “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws enacted under Applicable Law apply to this Agreement or any of the transactions contemplated hereby.

Section 4.27
Opinions of Financial Advisors.  BofA Securities, Inc., financial advisor to the Company, has delivered to the Board of Directors of the Company its oral opinion, to be confirmed by delivery of a written opinion, to the effect that, as of the date of such opinion and based on and subject to the various assumptions, limitations, qualifications and other matters set forth therein, the Merger Consideration to be received in the First Merger by the holders of Company Common Stock pursuant to this Agreement is fair, from a financial point of view, to such holders.  A written copy of such opinion shall be delivered promptly to Parent after the date of this Agreement for informational purposes only.

Section 4.28
Finders’ Fees.  Except for BofA Securities, Inc., there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any finders or similar fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 4.29
No Ownership of Parent Ordinary Shares.  Neither the Company nor any of its Subsidiaries beneficially owns, directly or indirectly, any Parent Ordinary Shares or other securities convertible into, exchangeable for or exercisable for Parent Ordinary Shares, and neither the Company nor any of its Subsidiaries has any rights to acquire any Parent Ordinary Shares (other than any such securities owned by the Company or any of its Subsidiaries in a fiduciary, representative or other capacity on behalf of other Persons, whether or not held in a separate account).  There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other Equity Securities of Parent or any of its Subsidiaries.

Section 4.30
No Other Representations and Warranties.  Except for the representations and warranties made by the Company in this Article IV (as qualified by the applicable items disclosed in the Company Disclosure Schedule in accordance with Section 11.05 and the introduction to this Article IV) and in the certificate to be delivered by the Company pursuant to Section 9.02(c), neither the Company nor any other Person makes or has made any representation or warranty, expressed or implied, at law or in equity, with respect to or on behalf of the Company or its Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the Company or its Subsidiaries or any other matter furnished or provided to Parent or made available to Parent in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement or the transactions contemplated hereby.  The Company and its Subsidiaries disclaim any other representations or warranties, whether made by the Company or any of its Subsidiaries or any of their respective Affiliates or Representatives.  The Company acknowledges and agrees that, except for the representations and warranties made by Parent in Article V (as qualified by the applicable items disclosed in the Parent Disclosure Schedule in accordance with Section 11.05 and the introduction to Article V) and the certificate delivered by Parent pursuant to Section 9.03(c), neither Parent nor any other Person is making or has made any representations or warranty, expressed or implied, at law or in equity, with respect to or on behalf of Parent or its Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding Parent or its Subsidiaries or any other matter furnished or provided to Parent or made available to the Company in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement, or the transactions contemplated hereby or thereby.  The Company specifically disclaims that it is relying on or has relied on any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that Parent and its Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT, BIDCO AND MERGER SUBS

Subject to Section 11.05, except (a) as disclosed in any Parent Public Document filed or furnished and publicly available since January 1, 2019 and prior to the date that was three business days prior to the date of this Agreement or (b) as set forth in the Parent’s Disclosure Schedule, Parent, Bidco, Merger Sub I and Merger Sub II jointly and severally represent and warrant to the Company that:

Section 5.01
Corporate Existence and Power.  Parent is a public limited company duly incorporated and validly existing under the laws of England and Wales, and each of Bidco and Merger Sub I is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and Merger Sub II is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware.  Each of Parent, Bidco and each Merger Sub has all requisite corporate power and authority required to own or lease all of its properties or assets and to carry on its business as now conducted, except where the failure to have such power or authority would not reasonably be expected to, individually or in the aggregate, (a) have a Parent Material Adverse Effect or (b) prevent, materially delay or materially impair the ability of Parent, Bidco or either Merger Sub to perform its obligations under this Agreement or to consummate the Mergers.  Each of Parent, Bidco and each Merger Sub is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Parent directly or indirectly owns all of the outstanding shares of capital stock of Bidco and Bidco directly owns all of the outstanding shares of capital stock of Merger Sub I and all of the outstanding membership interests of Merger Sub II.  Neither Bidco nor either Merger Sub has, since the date of its incorporation (or, with respect to Merger Sub II, its formation) engaged in any activities other than (i) in connection with the preparation, negotiation and execution of this Agreement or the consummation of the transactions contemplated hereby or as expressly contemplated by this Agreement or (ii) those incident or related to its incorporation (or, with respect to Merger Sub II, its formation).  Prior to the date of this Agreement, Parent has made available to the Company true and complete copies of the memorandum and articles of association of Parent (the “Parent Organizational Documents”).

Section 5.02
Corporate Authorization.

(a)
The execution, delivery and performance by Parent, Bidco and each Merger Sub of this Agreement and the consummation by Parent, Bidco and each Merger Sub of the transactions contemplated by this Agreement are within the corporate powers and authority of Parent, Bidco and each Merger Sub and, except for the Parent Shareholder Approval and the adoption of this Agreement by the sole stockholders of Bidco and Merger Sub I and the approval of this Agreement by the sole member of Merger Sub II, have been duly authorized by all necessary corporate action on the part of Parent, Bidco and each Merger Sub.  The affirmative vote of at least a majority of the votes cast by the holders of outstanding Parent Ordinary Shares at a duly convened and held meeting of Parent’s shareholders at which a quorum is present approving the transactions contemplated by this Agreement (including, if required with respect to the issuance of Parent ADSs in connection with the First Merger (the “Parent ADS Issuance”)) is the only vote of the holders of any of Parent’s capital stock necessary in connection with the consummation of the Mergers (the “Parent Shareholder Approval”).  This Agreement has been duly executed and delivered by each of Parent, Bidco and each Merger Sub and (assuming due authorization, execution and delivery by the Company) constitutes a valid, legal and binding agreement of each of Parent, Bidco and each Merger Sub enforceable against Parent, Bidco and each Merger Sub in accordance with its terms (subject to the Bankruptcy and Equity Exceptions).

(b)
At a meeting duly convened and held, the Board of Directors (or a duly authorized committee of the Board of Directors) of Parent unanimously adopted resolutions that (i) this Agreement and the transactions contemplated hereby will most likely promote the success of Parent for the benefit of its shareholders as a whole, (ii) approved this Agreement and the transactions contemplated hereby, (iii) resolved that the approval of this Agreement and the transactions contemplated hereby be submitted to a vote at a meeting of Parent’s shareholders and (iv) resolved to recommend the approval of the transactions contemplated by this Agreement by Parent’s shareholders (such recommendation, the “Parent Board Recommendation”).

(c)
The Boards of Directors of Bidco and Merger Sub I have unanimously adopted resolutions (i) determining that this Agreement and the transactions contemplated hereby (including the Mergers) are fair to and in the best interests of such companies and their respective stockholders, (ii) approving, adopting and declaring advisable this Agreement and the transactions contemplated hereby (including the Mergers), (iii) directing that the approval and adoption of this Agreement be submitted to a vote of their respective stockholders or member, as applicable, and (iv) recommending approval and adoption of this Agreement by their respective stockholders or member, as applicable.

(d)
The Board of Directors of Merger Sub II has unanimously adopted resolutions (i) determining that this Agreement and the transactions contemplated hereby (including the Mergers) are fair to and in the best interests of such Merger Sub and its sole member, (ii) approving, adopting and declaring advisable this Agreement and the transactions contemplated hereby (including the Mergers), (iii) directing that the approval and adoption of this Agreement be submitted to a vote of such Merger Sub II’s sole member, and (iv) recommending approval and adoption of this Agreement by Merger Sub II’s sole member.

Section 5.03
Governmental Authorization.  The execution, delivery and performance by each of Parent, Bidco and each Merger Sub of this Agreement and the consummation by each of Parent, Bidco and each Merger Sub of the transactions contemplated hereby require no action by or in respect of, Consents of, or Filings with, any Governmental Authority other than (a) the filing of the First Certificate of Merger and the Second Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Parent or such Merger Sub is qualified to do business, (b) compliance with any applicable requirements of the HSR Act, (c) compliance with and Filings under any applicable Foreign Antitrust Laws, (d) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable U.S. state or federal securities laws or pursuant to the Listing Rules, the CA 2006, the DTRs, the MAR, the FSMA or the rules of Nasdaq, the LSE or Nasdaq Stockholm and (e) any other actions, Consents or Filings the absence of which (i) has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or (ii) individually or in the aggregate, would not reasonably be expected to prevent, materially delay or materially impair the ability of Parent, Bidco or either Merger Sub to perform its obligations under this Agreement or to consummate the Mergers.

Section 5.04
Non-contravention.  Assuming compliance with the matters referred to in Section 5.03 and receipt of the Parent Shareholder Approval, the execution, delivery and performance by each of Parent, Bidco and each Merger Sub of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the Parent Organizational Documents, the certificate of incorporation or bylaws of either Bidco or Merger Sub I or the certificate of formation or limited liability company agreement of Merger Sub II, (b) contravene, conflict with or result in any violation or breach of any provision of any Applicable Law, (c) require any Consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under, any provision of any Contract binding on Parent or any of its Subsidiaries, or (d) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, except, in the case of each of clauses (b) through (d), as (i) has not had and would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect or (ii) individually or in the aggregate, would not reasonably be expected to prevent, materially delay or materially impair the ability of Parent, Bidco or either Merger Sub to perform its obligations under this Agreement or to consummate the Mergers.

Section 5.05
Capitalization.

(a)
As of the close of business on December 9, 2020, there were issued (A) 1,312,660,216 Parent Ordinary Shares (of which 0 shares were held in treasury), (B) 478,282,076 Parent ADSs (which Parent ADSs each represent 0.50 Parent Ordinary Shares), (C) 50,000 redeemable preference shares, par value £1.00 per share, of Parent, (D) options to purchase Parent Ordinary Shares (“Parent Stock Options”) with respect to an aggregate of 1,269,871 Parent Ordinary Shares, (E) options to purchase Parent ADSs (“Parent ADS Options”) with respect to an aggregate of 0 Parent ADSs, (F) 2,422,100 Parent Ordinary Shares and 9,868,320.66 Parent ADSs were subject to restricted stock unit awards under the Parent Stock Plans (“Parent RSU Awards”) and (G) 3,046,948.10 Parent Ordinary Shares and 4,873,891.85 Parent ADSs were subject to performance share units under the Parent Stock Plans (“Parent PSU Awards”), determined assuming target performance levels were achieved.  When issued and delivered in accordance with the terms of this Agreement, the Parent ADSs issued as part of the Merger Consideration will have been validly issued in accordance with the terms of, and will entitle the holders thereof to the rights specified in, the Deposit Agreement and will be fully paid and nonassessable and the issuance thereof will be free of preemptive rights.  Parent has authority to issue the Parent Ordinary Shares represented by such Parent ADSs and, when issued and delivered in accordance with the terms of this Agreement, such Parent Ordinary Shares will have been validly issued and will be fully paid and the issuance thereof will be free of preemptive rights.  Except as set forth in this Section 5.05(a), as of the close of business on December 9, 2020, there are no issued, reserved for issuance or outstanding Equity Securities of Parent.

(b)
All of the issued share capital of Parent has been, and of the share capital of Parent that may be issued pursuant to any employee stock option or other compensation plan or arrangement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable (where such concept is applicable under Applicable Law) and free of preemptive rights.  No Subsidiary of Parent owns any share capital of Parent (other than any such shares owned by Subsidiaries of Parent in a fiduciary, representative or other capacity on behalf of other Persons, whether or not held in a separate account).  There are no outstanding bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Parent have the right to vote.  There are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Equity Securities of Parent.  Neither Parent nor any of its Subsidiaries is a party to any agreement with respect to the voting of any Equity Securities of Parent.

Section 5.06
Subsidiaries.

(a)
Each Subsidiary of Parent is a corporation or other entity duly incorporated or organized, validly existing and in good standing (except to the extent such concept is not applicable under Applicable Law of such Subsidiary’s jurisdiction of incorporation, formation or organization, as applicable) under the laws of its jurisdiction of incorporation, formation or organization and has all corporate or other organizational powers and authority, as applicable, required to own, lease and operate its properties and assets and to carry on its business as now conducted, except for those jurisdictions where failure to be so duly incorporated or organized, validly existing and in good standing or to have such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  Each such Subsidiary is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)
All of the issued and outstanding capital stock or other Equity Securities of each Subsidiary of Parent have been validly issued and are fully paid and nonassessable (except to the extent such concepts are not applicable under Applicable Law of such Subsidiary’s jurisdiction of incorporation, formation or organization, as applicable) and are owned by Parent, directly or indirectly, free and clear of any Lien (other than any restrictions imposed by Applicable Law) and free of preemptive rights, rights of first refusal, subscription rights or similar rights of any Person and transfer restrictions (other than transfer restrictions under Applicable Law or under the organizational documents of such Subsidiary).  There are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Equity Securities of any Subsidiary of Parent.  Except for the capital stock or other Equity Securities of its Subsidiaries and publicly traded securities held for investment that do not exceed five percent of the outstanding securities of any entity, Parent does not own, directly or indirectly, any capital stock or other Equity Securities of any Person.

Section 5.07
SEC Filings and the Sarbanes-Oxley Act.

(a)
Since January 1, 2018, Parent has (i) timely filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed with or furnished to the SEC (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Parent SEC Documents”) and (ii) timely filed with or furnished or submitted to the FCA (and the National Storage Mechanism maintained by the FCA) all reports (including annual financial reports, half yearly financial reports and interim management statements), notices, resolutions, prospectuses, circulars and other documents required to be filed with, furnished or submitted to the FCA (collectively, together with any other information incorporated therein, the “Parent Non-SEC Documents” and the Parent Non-SEC Documents together with the Parent SEC Documents, the “Parent Public Documents”).  No Subsidiary of Parent is required to file, furnish or submit any report, schedule, form, statement, prospectus, registration statement or other document with the SEC or the FCA.  Since January 1, 2019, Parent has complied in all material respects with its disclosure obligations under Article 17 of the MAR.

(b)
As of its filing or publication date (or, if amended or superseded by a filing or publication prior to the date of this Agreement, on the date of such amended or superseding filing or publication), the Parent Public Documents filed, published or furnished prior to the date of this Agreement complied, and each Parent Public Document filed, published or furnished subsequent to the date of this Agreement (assuming, in the case of each of the Form F-4, a Parent Prospectus and the Parent Circular, that the representations and warranties set forth in Section 4.09 are true and correct) will comply, in all material respects with the applicable requirements of Nasdaq, the LSE, the FCA, the 1933 Act, the 1934 Act, the Sarbanes-Oxley Act, the CA 2006 and the Listing Rules, as the case may be.

(c)
As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseding filing), each Parent SEC Document filed or furnished prior to the date of this Agreement did not, and each Parent SEC Document filed or furnished subsequent to the date of this Agreement (assuming, in the case of the Form F-4, that the representations and warranties set forth in Section 4.09 are true and correct) will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(d)
As of its filing or publication date (or, if amended or superseded by a filing or publication prior to the date of this Agreement, on the date of such amended or superseding filing or publication), each Parent Non-SEC Document filed or furnished prior to the date of this Agreement did not, and each Parent Non-SEC Document filed, published or furnished subsequent to the date of this Agreement (assuming, in the case of each of any Parent Prospectus and the Parent Circular, that the representations and warranties set forth in Section 4.09 are true and correct) will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(e)
Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent (i) is, and since January 1, 2019 has been, in compliance with (A) the applicable provisions of the Sarbanes-Oxley Act and the CA 2006, (B) the applicable listing and corporate governance rules and regulations of the LSE and the FCA and (C) the Listing Rules, (ii) is, and since January 1, 2019 until November 24, 2020 has been, in compliance with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange and (iii) is, and since November 25, 2020 has been, in compliance with the applicable listing and corporate governance rules and regulations of Nasdaq.

(f)
Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent currently maintains disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act) that are designed to provide reasonable assurance that all information required to be disclosed in Parent’s reports filed under the 1934 Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, the CA 2006, the MAR and the Listing Rules and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to enable each of the principal executive officer of Parent and the principal financial officer of Parent to make the certifications required under the 1934 Act, the MAR and the Listing Rules with respect to such reports.

(g)
Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent currently maintains a system of internal controls designed to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with IFRS, and Parent’s principal executive officer and principal financial officer have disclosed, based on their most recent evaluation of such internal controls prior to the date of this Agreement, to Parent’s auditors and the audit committee of the Board of Directors of Parent (i) all significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls.

(h)
Since January 1, 2018, each of the principal executive officer and principal financial officer of Parent (or each former principal executive officer and principal financial officer of Parent, as applicable) has made all certifications required by Rules 13a-14 and 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act, the CA 2006 and any related rules and regulations promulgated by the SEC, the FCA, Nasdaq and the LSE.

Section 5.08
Financial Statements and Financial Matters.

(a)
The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent included or incorporated by reference in the Parent Public Documents (or, if any such Parent Public Document is amended or superseded by a filing prior to the date of this Agreement, such amended or superseding Parent Public Document) present fairly in all material respects, in conformity with IFRS applied on a consistent basis during the periods presented (except as may be indicated in the notes thereto), the consolidated financial position of Parent and its Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in each case, to normal and recurring year-end audit adjustments in the case of any unaudited interim financial statements).

(b)
From January 1, 2018 to the date of this Agreement, Parent has not received written notice from the SEC, the FCA, the FRC, Companies House or any other Governmental Authority indicating that any of its accounting policies or practices are or may be the subject of any review, inquiry, investigation or challenge by the SEC, the FCA, the FRC, Companies House or any other Governmental Authority.

Section 5.09
Disclosure Documents.

(a)
The information relating to Parent and its Subsidiaries that is provided in writing by Parent, any of its Subsidiaries or any of their respective Representatives for inclusion or incorporation by reference in the Form F-4 or the Proxy Statement/Prospectus will not (i) in the case of the Form F-4, at the time the Form F-4 or any amendment or supplement thereto becomes effective and at the time of the Company Stockholder Meeting or (ii) in the case of the Proxy Statement/Prospectus, at the time the Proxy Statement/Prospectus or any amendment or supplement thereto is first mailed to the stockholders of the Company and at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b)
The information relating to Parent and its Subsidiaries that is provided in writing by Parent, any of its Subsidiaries or any of their respective Representatives for inclusion or incorporation by reference in the Parent Circular will not, at the time the Parent Circular or any amendment or supplement thereto is submitted to the FCA, at the time the Parent Circular or any amendment or supplement thereto is first mailed to the shareholders of Parent and at the time of the Parent Shareholder Meeting, contain any information or any expression of opinion, belief, expectation or intention which is untrue or inaccurate or omit a fact, the omission of which renders any information or expression in the Parent Circular inaccurate or misleading.

(c)
The information relating to Parent and its Subsidiaries that is provided in writing by Parent, any of its Subsidiaries or any of their respective Representatives for inclusion or incorporation by reference in a Parent Prospectus will not, at the time a Parent Prospectus or any amendment or supplement thereto is submitted to the FCA, at the time a Parent Prospectus or any amendment or supplement thereto is made available to the public in accordance with the Prospectus Regulation Rules, and at the time the Parent Shares Admission becomes effective, contain any information or any expression of opinion, belief, expectation or intention which is untrue or inaccurate or omit a fact, the omission of which renders any information or expression in a Parent Prospectus inaccurate or misleading.

(d)
Notwithstanding the foregoing provisions of this Section 5.09, no representation or warranty is made by Parent with respect to information or statements made or incorporated by reference in the Form F-4, the Proxy Statement/Prospectus, a Parent Prospectus (if so required) or the Parent Circular that were not supplied by or on behalf of the Parent, Bidco or either Merger Sub.

Section 5.10
Absence of Certain Changes.  (a) Since the Parent Balance Sheet Date through the date of this Agreement, except in connection with or related to the process in connection with which Parent and its Representatives discussed and negotiated this Agreement and the transactions contemplated hereby, the business of Parent and its Subsidiaries has been conducted in all material respects in the ordinary course of business and (b) since the Parent Balance Sheet Date, there has not been any event, change, effect, development or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.11
No Undisclosed Material Liabilities.  There are no liabilities or obligations of Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that would be required by IFRS to be reflected on the consolidated balance sheet of Parent and its Subsidiaries, other than (a) liabilities or obligations disclosed or provided for in the Parent Balance Sheet or in the notes thereto, (b) liabilities or obligations incurred in the ordinary course of business since the Parent Balance Sheet Date, (c) liabilities arising in connection with the transactions contemplated hereby or in connection with obligations under Contracts binding on Parent or any of its Subsidiaries (except to the extent such liabilities arose or resulted from a breach or a default of such Contract) or (d) other liabilities or obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  As of the date of this Agreement, there are no off-balance sheet arrangements of any type pursuant to any off-balance sheet arrangement required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K that have not been so described in the Parent SEC Documents.

Section 5.12
Litigation.  There is no claim, action, proceeding or suit or, to the knowledge of Parent, investigation pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of the respective properties or assets of Parent or any of its Subsidiaries, any present or, to the knowledge of the Parent, former officers, directors or employees of Parent or any of its Subsidiaries in their respective capacities as such, or any of the respective properties or assets of the Company or any of its Subsidiaries, before (or, in the case of threatened claims, actions, suits, investigations or proceedings, that would be before) any Governmental Authority, (a) that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or (b)  that would reasonably be expected to prevent, materially delay or materially impair the ability of Parent, Bidco or either Merger Sub to perform its obligations under this Agreement or to consummate the Mergers; provided, that to the extent any such representations or warranties in the foregoing clauses (a) and (b) pertain to claims, actions, proceedings, suits or investigations that relate to the execution, delivery, performance or consummation of this Agreement or any of the transactions contemplated by this Agreement, such representations and warranties are made only as of the date hereof.  There is (in the case of clause (ii), as of the date of this Agreement) no Order outstanding against Parent, any of its Subsidiaries, any present or, to the knowledge of the Parent, former officers, directors or employees of Parent or any of its Subsidiaries in their respective capacities as such, or any of the respective properties or assets of any of Parent or any of its Subsidiaries or, to the knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries, any present or, to the knowledge of the Parent, former officers, directors or employees of Parent in their respective capacities as such, or any of the respective properties or assets of any of Parent or any of its Subsidiaries, that (i) has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or (ii) individually or in the aggregate, would reasonably be expected to prevent, materially delay or materially impair the ability of Parent, Bidco or either Merger Sub to perform its obligations under this Agreement or to consummate the Mergers.

Section 5.13
Permits.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and each of its Subsidiaries hold all governmental licenses and Consents necessary for the operation of its respective businesses (the “Parent Permits”).  Parent and each of its Subsidiaries are, and since January 1, 2019 have been, in compliance with the terms of the Parent Permits, except for failures to comply that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  There is no claim, action, proceeding or suit or, to the knowledge of Parent, investigation pending, or, to the knowledge of Parent, threatened that seeks the revocation, cancellation, termination, non-renewal or adverse modification of any Parent Permit, except where such revocation, cancellation, termination, non-renewal or adverse modification (i) has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or (ii) individually or in the aggregate, would not reasonably be expected to prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Mergers.

Section 5.14
Compliance with Laws.  Parent and each of its Subsidiaries are, and since January 1, 2018 have been, in compliance with all Applicable Laws, except for failures to comply that (i) have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or (ii) individually or in the aggregate, would not reasonably be expected to prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Mergers.

Section 5.15
Regulatory Matters.

(a)
Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or that, individually or in the aggregate, would not reasonably be expected to prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Mergers, (i) each of Parent and its Subsidiaries holds (A) all authorizations under the FDCA, the PHSA, and the regulations of the FDA promulgated thereunder, and (B) authorizations of any applicable Governmental Authority that are concerned with the quality, identity, strength, purity, safety, efficacy, manufacturing, marketing, distribution, sale, pricing, import or export of any of the Parent Products (any such Governmental Authority, a “Parent Regulatory Agency”) necessary for the lawful operation of the businesses of Parent or any of its Subsidiaries as currently conducted (the “Parent Regulatory Permits”); (ii) all such Parent Regulatory Permits are valid and in full force and effect; and (iii) Parent and its Subsidiaries are in compliance with the terms of all Parent Regulatory Permits.  All Parent Regulatory Permits are in full force and effect, except where the failure to be in full force and effect (A) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or (B) individually or in the aggregate, would not reasonably be expected to prevent, materially delay or materially impair the ability of Parent to perform its obligations under this Agreement or to consummate the Mergers (in the case of this clause (B), as of the date of this Agreement).

(b)
Neither Parent nor any of its Subsidiaries are party to any material corporate integrity agreements, monitoring agreements, consent decrees, settlement orders or similar agreements with or imposed by any Parent Regulatory Agency that have had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)
All pre-clinical and clinical investigations in respect of a Parent Product conducted or sponsored by Parent or any of its Subsidiaries are being, and since January 1, 2019 have been, conducted in compliance with all Applicable Laws administered or issued by the applicable Parent Regulatory Agencies, including (i) FDA standards for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials contained in Title 21 parts 50, 54, 56, 312, 314 and 320 of the Code of Federal Regulations and (ii) any Applicable Laws restricting the collection, use and disclosure of individually identifiable health information and personal information, except, in each case, for such noncompliance that has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d)
Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, during the period beginning on January 1, 2019 and ending on the date of this Agreement, neither Parent nor any of its Subsidiaries has received any written notice from the FDA or the EMA or any foreign agency with jurisdiction over the development, marketing, labeling, sale, use handling and control, safety, efficacy, reliability, or manufacturing of the Parent Products that would reasonably be expected to lead to the denial, limitation, revocation, or rescission of any of the Parent Regulatory Permits or of any application for marketing approval currently pending before the FDA or such other Parent Regulatory Agency.

(e)
Since January 1, 2019, all reports, documents, claims, permits and notices required to be filed, maintained or furnished to the FDA or any other Parent Regulatory Agency by Parent and its Subsidiaries have been so filed, maintained or furnished, except where failure to file, maintain or furnish such reports, documents, claims, permits or notices have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, since January 1, 2019, (i) neither Parent nor any of its Subsidiaries has been debarred or convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) any similar Applicable Law or authorized by 21 U.S.C. § 335a(b) or any similar Applicable Law applicable in other jurisdictions in which material quantities of any of the Parent Products are sold or intended by Parent to be sold; and (ii) neither Parent nor any of its Subsidiaries has been excluded from participation in any federal health care program or convicted of any crime or engaged in any conduct for which such Person could reasonably be expected to be excluded from participating in any federal health care program under Section 1128 of the Social Security Act of 1935 or any similar Applicable Law or program.

(f)
Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, as to each Parent Product subject to the FDCA and the regulations of the FDA promulgated thereunder or any similar Applicable Law in any foreign jurisdiction in which material quantities of any of the Parent Products are sold that is or has been developed, manufactured, tested, distributed or marketed by or on behalf of Parent or any of its Subsidiaries, each such Parent Product is being or has been developed, manufactured, stored, distributed and marketed in compliance with Applicable Law.

Section 5.16
Specified Contracts.  Section 5.16 of the Parent Disclosure Schedule sets forth a list as of the date of this Agreement of each Parent Specified Contract.  “Parent Specified Contracts” has the meaning set forth on Section 5.16(a) of the Parent Disclosure Schedule.  Parent has made available to the Company a true and complete copy of each Parent Specified Contract.

Section 5.17
Intellectual Property.

(a)
Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, as of the date of this Agreement (i) to the knowledge of Parent, the material Parent Products currently marketed and sold by Parent do not infringe, misappropriate or otherwise violate and, since January 1, 2020, have not infringed, misappropriated or otherwise violated, any Intellectual Property Rights of any Third Party (other than with respect to Intellectual Property Rights owned, controlled or licensed to Third Parties by non-practicing entities or patent assertion entities), and (ii) to the knowledge of Parent, since January 1, 2020, no Third Party has infringed, misappropriated or otherwise violated any material Parent Intellectual Property covering any material Parent Product marketed and sold by Parent.

(b)
Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, since January 1, 2020, to the knowledge of Parent, as of the date of this Agreement (i) there have been no security breaches in the information technology systems of Parent nor any of its Subsidiaries, and (ii) there have been no material disruptions in any such information technology systems, that adversely affected the operations of the business of Parent or any of its Subsidiaries.

Section 5.18
Finders’ Fees.  Except as set forth in Section 5.18 of the Parent Disclosure Schedule, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or any of its Subsidiaries who might be entitled to any finders or similar fee or commission from Parent or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 5.19
No Ownership of Company Common Stock.  Neither Parent nor any of its Subsidiaries beneficially owns, directly or indirectly, any shares of Company Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Company Common Stock, and neither Parent nor any of its Subsidiaries has any rights to acquire any shares of Company Common Stock (other than any such securities owned by Parent or any of its Subsidiaries in a fiduciary, representative or other capacity on behalf of other Persons, whether or not held in a separate account).  There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of the capital stock or other Equity Securities of the Company or any of its Subsidiaries.

Section 5.20
Reorganization.  Neither Parent nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely (i) to prevent the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or (ii) to cause the stockholders of the Company (other than any Excepted Stockholder) to recognize gain pursuant to Section 367(a)(1) of the Code.

Section 5.21
Financing.

(a)
Parent has delivered to the Company a true and complete copy of the fully executed bridge facility agreement, dated on or before the date of this Agreement, among Parent and certain of its Subsidiaries and the Financing Sources party thereto (including all exhibits, schedules, and annexes to such agreement in effect as of the date of this Agreement), pursuant to which such Financing Sources have committed, on the terms and subject to the conditions set forth therein, to provide the debt financing described therein in connection with the transactions contemplated hereby (the “Bridge Facility Agreement”).

(b)
Parent and its Subsidiaries have available to them upon funding of the Bridge Facility Agreement, and at the Closing will have available to them the funds necessary to consummate the transactions contemplated by this Agreement and to make all payments required to be made in connection therewith in an amount sufficient to enable Parent, Bidco and Merger Subs to pay in cash all amounts required to be paid by Parent, Bidco and Merger Subs in cash on the Closing Date including the payment of (i) the aggregate Cash Consideration in full in accordance with the terms of this Agreement (ii) the aggregate amount of obligations outstanding under the Credit Agreement at Closing to effect the payoff and termination of the Credit Agreement and (iii) any other amounts (including all payments, fees and expenses) required to be paid in connection with, related to or arising out of the consummation of the Mergers (collectively, the “Required Financing Amount”).

(c)
Notwithstanding anything in this Agreement to the contrary, Parent, Bidco, and each Merger Sub acknowledge and agree that the receipt and availability of any funds or financing is not a condition to Closing under this Agreement nor is it a condition to Closing under this Agreement for Parent to obtain all or any portion of the Debt Financing or any other financing.

Section 5.22
No Other Representations and Warranties.  Except for the representations and warranties made by Parent in this Article V (as qualified by the applicable items disclosed in the Parent Disclosure Schedule in accordance with Section 11.05 and the introduction to this Article V) and in the certificate to be delivered by Parent pursuant to Section 9.03(c), neither Parent nor any other Person (including either Merger Sub) makes or has made any representation or warranty, expressed or implied, at law or in equity, with respect to or on behalf of Parent or its Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding Parent or its Subsidiaries or any other matter furnished or provided to the Company or made available to the Company in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement or the transactions contemplated hereby.  Parent and its Subsidiaries disclaim any other representations or warranties, whether made by Parent or any of its Subsidiaries or any of their respective Affiliates or Representatives.  Each of Parent, Bidco and each Merger Sub acknowledges and agrees that, except for the representations and warranties made by the Company in Article IV (as qualified by the applicable items disclosed in the Company Disclosure Schedule in accordance with Section 11.05 and the introduction to Article IV) and in the certificate to be delivered by the Company pursuant to Section 9.02(c), neither the Company nor any other Person is making or has made any representations or warranty, expressed or implied, at law or in equity, with respect to or on behalf of the Company or its Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the Company or its Subsidiaries or any other matter furnished or provided to Parent or made available to Parent in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement, or the transactions contemplated hereby or thereby.  Each of Parent, Bidco and each Merger Sub specifically disclaims that it is relying on or has relied on any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that the Company and its Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties.

ARTICLE VI

COVENANTS OF THE COMPANY

Section 6.01
Conduct of the Company.

(a)
From the date of this Agreement until the earlier of the First Effective Time and the termination of this Agreement, except (x) as prohibited or required by Applicable Law, (y) as set forth in Section 6.01 of the Company Disclosure Schedule, or (z) as otherwise required or expressly contemplated by this Agreement, unless Parent shall have given its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to conduct its business in all material respects in the ordinary course of business and to preserve intact its business organization, keep available the services of its present key employees and maintain its existing relations and goodwill with material customers, members, suppliers, licensors, licensees and other Third Parties with whom it has material business relations; provided, that (i) no action by the Company or any of its Subsidiaries to the extent expressly permitted by an exception to any of Section 6.01(b)(i) through Section 6.01(b)(xvi) shall be a breach of this sentence and (ii) the Company’s or any of its Subsidiaries’ failure to take any action prohibited by any of Section 6.01(b)(i) through Section 6.01(b)(xvi) shall not be deemed to be a breach of this Section 6.01(a).

(b)
From the date of this Agreement until the earlier of the First Effective Time and the termination of this Agreement, except (x) as prohibited or required by Applicable Law, (y) as set forth in Section 6.01 of the Company Disclosure Schedule, or (z) as otherwise required or expressly contemplated by this Agreement, without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause each of its Subsidiaries not to:

(i)
adopt any change to its certificate of incorporation, bylaws or other organizational documents (whether by merger, consolidation or otherwise) (including the Company Organizational Documents);

(ii)
(A) merge or consolidate with any other Person, other than any merger or consolidation between any Subsidiary of the Company and any other Person that does not involve the acquisition of assets, securities or property for consideration in an amount exceeding $100 million in the aggregate (including the value of any contingent payments potentially payable); provided, that, neither the Company nor any of its Subsidiaries shall engage in any merger or consolidation that is reasonably likely to result in the acquisition or disposition of, or any restriction or obligation related to, any product, service, activity or business in the field of oncology; (B) acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or any division thereof or any assets, securities or property, other than (1) acquisitions of assets, securities or property for consideration in an amount not to exceed $100 million in the aggregate (including the value of any contingent payments potentially payable) for all such acquisitions, (2) acquisitions of securities consistent with the Company’s investment policy in effect as of the date of this Agreement, (3) transactions (I) solely among the Company and one or more of its wholly owned Subsidiaries or (II) solely among the Company’s wholly owned Subsidiaries and (4) acquisitions of inventory or equipment in the ordinary course of business consistent with past practice (provided that any of the acquisitions or transactions described in clauses (1) through (4) shall require the prior written consent of Parent if such acquisition or transaction would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this agreement) or (C) adopt a plan of complete or partial liquidation, dissolution, recapitalization or restructuring;

(iii)
(A) split, combine or reclassify any shares of its capital stock (other than transactions (1) solely among the Company and one or more of its wholly owned Subsidiaries or (2) solely among the Company’s wholly owned Subsidiaries), (B) amend any term or alter any rights of any of the outstanding Equity Securities of the Company, (C) declare, set aside or pay any dividend or make any other distribution (whether in cash, stock, property or any combination thereof) in respect of any shares of its capital stock or other Equity Securities, other than dividends or distributions by a Subsidiary of the Company to the Company or a wholly owned Subsidiary of the Company, or (D) redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its Equity Securities or any Equity Securities of any Subsidiary of the Company, other than repurchases of shares of Company Common Stock in connection with the exercise of Company Stock Options or the vesting or settlement of Company RSU Awards or Company PSU Awards (including in satisfaction of any amounts required to be deducted or withheld under Applicable Law), in each case outstanding as of the date of this Agreement in accordance with the present terms of such Company Equity Awards or granted after the date of this Agreement to the extent permitted by this Agreement;

(iv)
issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of its capital stock or any other Equity Securities, other than (A) the issuance of any shares of Company Common Stock upon the exercise of Company Stock Options or the vesting or settlement of shares of Company RSU Awards or Company PSU Awards that are, in each case outstanding as of the date of this Agreement in accordance with the present terms of such Company Equity Awards or granted after the date of this Agreement to the extent permitted by this Agreement, (B) the issuance of shares of Company Common Stock on the exercise of purchase rights under the Company ESPP in accordance with Section 2.07(f) or (C) with respect to Equity Securities of any Subsidiary of the Company, in connection with transactions (1) solely among the Company and one or more of its wholly owned Subsidiaries or (2) solely among the Company’s wholly owned Subsidiaries;

(v)
authorize, make or incur any capital expenditures or obligations or liabilities in connection therewith, other than (A) from the date of this Agreement through December 2, 2021, (1) any capital expenditures contemplated by the capital expenditure budget of the Company and its Subsidiaries made available to Parent prior to the date of this Agreement and (2) capital expenditures (I) for an expenditure for which there is an individual line item, not in excess of 20% above the annual amount contemplated by such line item in such capital expenditure budget and (II) in any event, not in excess in the aggregate of 20% above the aggregate annual amount contemplated by such capital expenditure budget and (B) for 2022, capital expenditures not exceeding 20% above the aggregate quarterly amount set forth in such capital expenditure budget for the fourth quarter of 2021;

(vi)
sell, lease, license, transfer or otherwise dispose of any Subsidiary or any division thereof or of the Company or any assets, securities or property (in each case, other than Intellectual Property Rights, which are addressed in Section 6.01(b)(xv)), other than (A) dispositions of securities under the Company’s investment portfolio consistent with the Company’s investment policy in effect as of the date of this Agreement, (B) sales or dispositions of inventory or tangible personal property (including equipment), in each case in the ordinary course of business, (C) dispositions of assets, securities or property in an amount not to exceed $100 million in the aggregate for all such dispositions; provided, that any such disposition of assets, securities or property of the Company or its Subsidiaries shall not relate to any business, product, activity or service in the fields of (1) oncology, (2) cardiovascular, renal and metabolism and (3) respiratory and immunology, or (D) transactions (1) solely among the Company and one or more of its wholly owned Subsidiaries or (2) solely among the Company’s wholly owned Subsidiaries;

(vii)
(A) make any material loans, advances or capital contributions to, or investments in, any other Person, other than (1) loans, advances, capital contributions or investments (I) by the Company to or in, as applicable, one or more of its wholly owned Subsidiaries or (II) by any Subsidiary of the Company to or in, as applicable, the Company or any wholly owned Subsidiary of the Company, or (2) capital contributions required under the terms of Contracts in effect as of the date of this Agreement, or (B) incur, assume, guarantee or repurchase or otherwise become liable for any indebtedness for borrowed money or issue or sell any debt securities or any options, warrants or other rights to acquire debt securities (in each case, whether, directly or indirectly, on a contingent basis or otherwise), other than (1) additional borrowings under the Credit Agreement (as in effect as of the date of this Agreement) in accordance with the terms thereof, (2) intercompany indebtedness among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (3) indebtedness not to exceed $100 million in aggregate principal amount incurred to replace, renew, extend, refinance or refund any existing indebtedness of the Company or any of its Subsidiaries, which indebtedness is (I) prepayable without premium or penalty (other than customary LIBOR breakage amounts), (II) on terms that are substantially consistent with or not more restrictive than those contained in the indebtedness being replaced, renewed, extended, refinanced or refunded and (III) not in a principal amount greater than such indebtedness being replaced, renewed, extended, refinanced or refunded, or, in the case of any “revolving” credit facility, the aggregate amount that may be incurred under the credit agreement governing such indebtedness being replaced, renewed, extended, refinanced or refunded (as in effect as of the date hereof) and (4) guarantees of indebtedness of the Company or its wholly owned Subsidiaries outstanding on the date of this Agreement or otherwise incurred in compliance with this Section 6.01(b)(vii)(B);

(viii)
(A) subject to clause (B) below, other than in the ordinary course of business, enter into, terminate (other than the expiration of any Company Material Contract in accordance with its terms), renew, extend or in any material respect modify or amend any Company Material Contract (including by amendment of any Contract that is not a Company Material Contract such that such Contract becomes a Company Material Contract) or waive, release or assign any material right or claim thereunder or (B) enter into, terminate (other than the expiration of any Company Material Contract in accordance with its terms), renew, extend or in any material respect modify or amend any Company Material Contract (including the entering into or amendment of any Contract that is not a Company Material Contract such that such Contract becomes a Company Material Contract) of the type described in clause (i), (iv), (vii), (viii), (x) or (xi) of Section 4.16(a) or set forth on Section 6.01(b)(viii) of the Company Disclosure Schedule (with respect to clauses (vii), (viii) and (x) of Section 4.16(a), solely if such Company Material Contract (1) involves payments (including any potential or contingent payments) to or from the Company or any of its Subsidiaries in an amount not exceeding $100,000,000 individually or $200,000,000 in the aggregate or (2) relates to any business, product, activity or service in the fields of oncology or waive, release or assign any material right or claim thereunder;

(ix)
voluntarily (A) terminate, (B) suspend, (C) abrogate, (D) amend, (E) let lapse or (F) modify any material Company Permit in a manner materially adverse to the Company and its Subsidiaries, taken as a whole;

(x)
except as required by Company Employee Plans as in effect as of the date of this Agreement, (A) grant any change in control, severance, retention or termination pay to (or amend any existing change in control, severance, retention or termination pay arrangement with) any of their respective directors, officers, employees, or individual consultants (including former directors, officers, employees, or individual consultants), (B) take any action to accelerate the vesting of, or payment of, any compensation or benefit under any Company Employee Plan, (C) establish, adopt or amend any Company Employee Plan or labor agreement, other than amendments of health or welfare benefit plans in the ordinary course of business consistent with past practice that would not increase the aggregate cost to the Company or any of its Subsidiaries of maintaining all Company Employee Plans that are health or welfare benefit plans by more than 5% in the aggregate for all such amendments, (D) increase the compensation, bonus opportunity or other benefits payable to any of their respective directors, officers, or employees (including former directors, officers, or employees), other than any annual merit and market-based increases or increases in connection with promotions, in each case, in the ordinary course of business and that would not increase the cost to the Company or any of its Subsidiaries of such compensation, bonus opportunities or other benefits by more than 5% in the aggregate on an annualized basis, (E) hire or terminate without cause any director, officer or employee holding a title above Vice President, or (F) in any calendar year, (1) increase the total number of employees of the Company and its Subsidiaries by more than 10% on a net basis, taking into account all employees hired during such calendar year and all employees who separate from employment for any reason during such calendar year, or (2) terminate (other than for cause) the employment of a number of employees of the Company and its Subsidiaries that exceeds 10% of the total number of employees of the Company and its Subsidiaries as of the first day of such calendar year;

(xi)
make any material change in any method of financial accounting or financial accounting principles or practices, except for any such change required by reason of (or, in the reasonable good-faith judgment of the Company, advisable under) a change in GAAP or Regulation S-X under the 1934 Act (“Regulation S-X”), as approved by its independent public accountants;

(xii)
(A) make, change or revoke any material Tax election; (B) change any annual Tax accounting period; (C) adopt or change any material method of Tax accounting; (D) enter into any material closing agreement with respect to Taxes; or (E) settle or surrender or otherwise concede, terminate or resolve any material Tax claim, audit, investigation or assessment for an amount in excess of $3 million individually or $10 million in the aggregate; (F) amend any material Tax Returns; or (G) apply for a ruling from any Taxing Authority.

(xiii)
settle or compromise any claim, action, suit, investigation or proceeding involving or against the Company or any of its Subsidiaries that is would reasonably be expected to have a material effect on the business of the Company or the combined business of the Company and Parent after the Closing Date (including any action, suit, investigation, or proceeding involving or against any employee, officer or director of the Company or any of its Subsidiaries in their capacities as such), other than any settlement or compromise that (A) does not involve payments (contingent or otherwise) by the Company or any of its Subsidiaries in excess of $5 million individually or $20 million in the aggregate and (B) does not involve any material non-monetary relief or obligations; provided, that this clause (xiii) shall not apply with respect to any claim, action, suit, investigation or proceeding (A) in respect of Taxes (which shall be governed exclusively by clause (xii)) or (B) brought by the stockholders of the Company against the Company and/or its directors relating to this Agreement and the transactions contemplated hereby, including the Mergers (which shall be governed exclusively by Section 8.07);

(xiv)
take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to (A) prevent or impede the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or (B) cause the stockholders of the Company (other than any Excepted Stockholder) to recognize gain pursuant to Section 367(a)(1) of the Code;

(xv)
(A) license or grant any rights under, sell, transfer or otherwise dispose of any material Company Intellectual Property other than nonexclusive licenses granted in the ordinary course of business, or (B) permit any material Company Registered IP to lapse, expire or become abandoned prior to the end of the applicable term of such Company Registered IP, except where the Company has made a reasonable business decision to not maintain such item of Company Registered IP, in each case, consistent with past practice; or

(xvi)
agree, resolve, commit or propose to do any of the foregoing.

(c)
Anything to the contrary set forth in this Agreement notwithstanding, the Company shall not, and shall cause its Affiliates not to, directly or indirectly (whether by merger, consolidation or otherwise), acquire, purchase, lease or license or otherwise enter into a transaction with (or agree to acquire, purchase, lease or license or otherwise enter into a transaction with) any business, corporation, partnership, association or other business organization or division or part thereof that has one or more products, whether marketed  or in development, that compete, or if commercialized would compete, with one or more Parent Products, if doing so would reasonably be expected to (i) impose any material delay in the satisfaction of, or increase materially the risk of not satisfying the conditions set forth in Section 9.01(c) (to the extent related to any Antitrust Law) or the conditions set forth in Section 9.01(h); (ii) materially increase the risk of any Governmental Authority entering an Order prohibiting or enjoining the consummation of the Mergers; or (iii) otherwise prevent or materially delay the consummation of the Mergers (including the Debt Financing).  The fact that a merger, acquisition or similar transaction requires approval under the Antitrust Laws shall not in and of itself restrict such transaction under this Section 6.01(c).

(d)
Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or any of its Subsidiaries’ businesses or operations, other than after Closing.

Section 6.02
No Solicitation by the Company.

(a)
From the date of this Agreement until the earlier of the First Effective Time and the termination of this Agreement, except as otherwise set forth in this Section 6.02, the Company shall not, and shall cause its Subsidiaries and its and its Subsidiaries’ respective directors and officers to not, and shall use its reasonable best efforts to cause its and its Subsidiaries’ other respective Representatives to not, directly or indirectly, (i) solicit, initiate, knowingly facilitate or knowingly encourage (including by way of furnishing information) any inquiries regarding, or the making or submission of any Company Acquisition Proposal, (ii) (A) enter into or participate in any discussions or negotiations regarding, (B) furnish to any Third Party any information, or (C) otherwise assist, participate in, knowingly facilitate or knowingly encourage any Third Party, in each case, in connection with or for the purpose of knowingly encouraging or facilitating, a Company Acquisition Proposal, (iii) approve, recommend or enter into, or publicly or formally propose to approve, recommend or enter into, any letter of intent or similar document, agreement, commitment, or agreement in principle (whether written or oral, binding or nonbinding) with respect to a Company Acquisition Proposal, (iv) (A) withdraw or qualify, amend or modify in any manner adverse to Parent the Company Board Recommendation, (B) fail to include the Company Board Recommendation in the Proxy Statement/Prospectus or (C) recommend, adopt or approve or publicly propose to recommend, adopt or approve any Company Acquisition Proposal (any of the foregoing in this clause (iv), a “Company Adverse Recommendation Change”) or (v) take any action to make any “moratorium”, “control share acquisition”, “fair price”, “supermajority”, “affiliate transactions” or “business combination statute or regulation” or other similar anti-takeover laws and regulations of the State of Delaware, including Section 203 of the DGCL, inapplicable to any Third Party or any Company Acquisition Proposal.

(b)
The foregoing notwithstanding, if at any time prior to the receipt of the Company Stockholder Approval (the “Company Approval Time”), the Board of Directors of the Company receives a bona fide written Company Acquisition Proposal made after the date of this Agreement that has not resulted from a violation of this Section 6.02, the Board of Directors of the Company, directly or indirectly through its Representatives, may (i) contact the Third Party that has made such Company Acquisition Proposal in order to ascertain facts or clarify terms for the sole purpose of the Board of Directors of the Company informing itself about such Company Acquisition Proposal and such Third Party and (ii) if the Board of Directors of the Company determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Company Acquisition Proposal is or could reasonably be expected to lead to a Company Superior Proposal, (A) subject to compliance with this Section 6.02, engage in negotiations or discussions with such Third Party and (B) furnish to such Third Party and its Representatives and financing sources non-public information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement that (1) does not contain any provision that would prevent the Company from complying with its obligation to provide disclosure to Parent pursuant to this Section 6.02 and (2) contains confidentiality and use provisions that, in each case, are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement; provided, that all such non-public information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, substantially concurrently with the time it is provided or made available to such Third Party.  Nothing contained herein shall prevent the Board of Directors of the Company from (x) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the 1934 Act, or (y) making any required disclosure to the stockholders of the Company if the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with Applicable Law; provided, that any such action or disclosure that constitutes a Company Adverse Recommendation Change shall be made in compliance with the applicable provisions of this Section 6.02.  A “stop, look and listen” disclosure pursuant to Rule 14d-9(f) under the 1934 Act in connection with a tender or exchange offer shall not constitute a Company Adverse Recommendation Change.

(c)
The Company shall notify Parent as promptly as practicable (but in no event later than 24 hours) after receipt by the Company (or any of its Representatives) of any Company Acquisition Proposal or any request for information relating to the Company or any of its Subsidiaries that, to the knowledge of the Company, has been or is reasonably likely to have been made in connection with any Company Acquisition Proposal, which notice shall be provided in writing and shall identify the Third Party making, and the material terms and conditions of, any such Company Acquisition Proposal or request.  The Company shall thereafter (i) keep Parent reasonably informed, on a reasonably current basis, of any material changes in the status and details (or any changes to the type and amount of consideration) of any such Company Acquisition Proposal or request and (ii) as promptly as practicable (but in no event later than 24 hours after receipt) provide to Parent copies of any material written correspondence, proposals or indications of interest relating to the terms and conditions of such Company Acquisition Proposal or request provided to the Company or any of its Subsidiaries (as well as written summaries of any material oral communications relating to the terms and conditions of any Company Acquisition Proposal).

(d)
Anything in this Agreement to the contrary notwithstanding, prior to the Company Approval Time, in response to a Company Acquisition Proposal that the Board of Directors of the Company determines in good faith constitutes a Company Superior Proposal, the Board of Directors of the Company may, subject to compliance with this Section 6.02(d), (i) make a Company Adverse Recommendation Change and/or (ii) terminate this Agreement in accordance with Section 10.01(d)(iii); provided, that (A) the Company shall first notify Parent in writing at least four Business Days before taking such action that the Company intends to take such action, which notice shall include an unredacted copy of such proposal and a copy of any financing commitments (in the form provided to the Company) relating thereto (and, to the extent not in writing, the material terms and conditions thereof and the identity of the person making any such proposal), (B) the Company shall make its Representatives reasonably available to negotiate with Parent and its Representatives during such four Business Day notice period, to the extent Parent wishes to negotiate, to enable Parent to propose revisions to the terms of this Agreement such that it would cause such Company Superior Proposal to no longer constitute a Company Superior Proposal, (C) upon the end of such notice period, the Board of Directors of the Company shall have considered in good faith any revisions to the terms of this Agreement committed to in writing by Parent, and shall have determined that the Company Superior Proposal would nevertheless continue to constitute a Company Superior Proposal if the revisions committed to in writing by Parent were to be given effect and (D) in the event of any change, from time to time, to any of the financial terms or any other material terms of such Company Superior Proposal, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (A) of this proviso and a new notice period under clause (A) of this proviso shall commence each time, except each such notice period shall be three Business Days (instead of four Business Days), during which time the Company shall be required to comply with the requirements of this Section 6.02(d) anew with respect to each such additional notice, including clauses (A) through (D) above of this proviso.

(e)
Anything in this Agreement to the contrary notwithstanding, at any time prior to the Company Approval Time, the Board of Directors of the Company may effect a Company Adverse Recommendation Change in response or relating to a Company Intervening Event if the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law; provided, that (i) the Company shall first notify Parent in writing at least four Business Days before taking such action of its intention to take such action, which notice shall include a reasonably detailed description of such Company Intervening Event, (ii) if requested by Parent, the Company shall make its Representatives reasonably available to negotiate with Parent and its Representatives during such four Business Day period following such notice regarding any proposal by Parent to amend the terms of this Agreement in response to such Company Intervening Event, and (iii) the Board of Directors of the Company shall not effect any Company Adverse Recommendation Change involving or relating to a Company Intervening Event unless, after the four Business Day period described in the foregoing clause (ii), the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel and taking into account any written commitment by Parent to amend the terms of this Agreement during such four Business Day period, that the failure to take such action would continue to be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law.

(f)
The Company shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its and its Subsidiaries’ Representatives to, cease immediately and cause to be terminated any and all existing discussions or negotiations, if any, with any Third Party conducted prior to or ongoing as of the date of this Agreement with respect to any actual or potential (including if such discussions or negotiations were for the purpose of soliciting any) Company Acquisition Proposal or with respect to any indication, proposal or inquiry that could reasonably be expected to lead to a Company Acquisition Proposal and shall use its reasonable best efforts to cause any such Third Party (and any of its Representatives) in possession of confidential information about the Company or any of its Subsidiaries that was furnished by or on behalf of the Company in connection with such discussions or negotiations to return or destroy all such information.

Section 6.03
Financing Assistance.

(a)
Prior to the Closing, the Company shall, and shall cause its Subsidiaries to, use its and their commercially reasonable efforts to provide such cooperation that is customary as may be reasonably requested by Parent to assist Parent in arranging, obtaining or syndicating the debt financing provided by the Bridge Facility Agreement (or any financing intended to replace or refinance the debt financing provided by the Bridge Facility Agreement) or any other third party debt financing necessary or incurred by Parent, any wholly owned Subsidiary of Parent or any Merger Sub to consummate the transactions contemplated hereby (the “Debt Financing”) (provided, that such requested cooperation does not unreasonably interfere with the ongoing business or operations of the Company and its Subsidiaries or require the Company or any of its Subsidiaries to waive or amend any terms of this Agreement), including using commercially reasonable efforts to:

(i)
reasonably cooperate with the customary marketing efforts or due diligence efforts of Parent in connection with all or any portion of the Debt Financing, including making available members of the management team with appropriate seniority and expertise to assist in preparation for and to participate in a mutually agreed number (on reasonable notice) of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with proposed lenders, underwriters, initial purchasers, placement agents, investors and rating agencies,

(ii)
on reasonable notice comment on customary offering memoranda, rating agency presentations, bank information memoranda, lender and investor presentations, road show materials, confidential information memoranda, registration statements, prospectuses, prospectus supplements, private placement memoranda, and similar documents customarily required in connection with the Debt Financing, including the marketing and syndication thereof,

(iii)
cause the Company’s independent accountants and/or auditors to provide customary cooperation with the Debt Financing,

(iv)
(I) to the extent customary for Parent to prepare marketing materials for any Debt Financing of the applicable type, furnish Parent and the applicable Financing Sources with (A) audited consolidated balance sheets and related audited statements of operations, comprehensive income, stockholders’ equity and cash flows of the Company for each of the three fiscal years most recently ended more than sixty (60) days prior to the Closing Date, (B) unaudited consolidated balance sheets and related unaudited consolidated statements of operations, comprehensive income, stockholders’ equity and cash flows of the Company for each subsequent interim quarterly period ended more than 40 days prior to the Closing Date, in the case of each of clauses  (I)(A) and (I)(B), prepared in accordance with GAAP, and (C) if the Parent is pursuing a registered public offering of debt securities and has notified the Company of such election, such other historical financial and other information of the type required by Regulation S-X and Regulation S-K under the 1933 Act in each case that is customary for such offering or as otherwise necessary to permit the Company’s independent accountants and/or auditors to issue customary “comfort letters” to Parent’s Financing Sources in connection with such offering, including as to customary negative assurances required to consummate such offering (it being understood that the Company need only to provide information to assist the Parent in the preparation of pro forma financial information, and shall not in any event be required to provide pro forma financial statements, projections or pro forma adjustments), and (II) furnish Parent and its Financing Sources with such other customary information relating to the Company and its Subsidiaries that is reasonably requested by Parent and is customarily required in marketing materials for Debt Financings of the applicable type.

(v)
provide to Parent and the Financing Sources promptly all documentation and other information about the Company and its Subsidiaries required by the Financing Sources or regulatory authorities with respect to the Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, that is required under any Debt Financing to the extent such documentation and other information is requested in writing to the Company at least ten Business Days prior to the Closing Date,

(vi)
subject to customary confidentiality provisions and disclaimers, provide customary authorization letters to the Financing Sources authorizing the distribution of information to prospective lenders or investors,

(vii)
facilitate the payoff, discharge and termination in full substantially concurrently with Closing of obligations outstanding under the Credit Agreement (including, without limitation, using commercially reasonable efforts to facilitate the calculation of the amounts required to effect the payoff and termination of the Credit Agreement in full at Closing no less than three Business Days prior thereto); provided that (A) neither the Company nor any of its Subsidiaries shall have any obligation to make any payment in respect of the foregoing unless and until the Closing occurs and it being understood that at the Closing, Parent and its Subsidiaries shall provide the Company and its Subsidiaries with the funds necessary for the Company to actually effect such payoff and termination and (B) no such action shall be required unless it can be and is conditioned on the occurrence of the Closing, and

(viii)
consent to the reasonable use of trademarks and logos of the Company or any of its Subsidiaries in connection with the Debt Financing; provided, that such trademarks and logos are used solely in a manner that is not intended to or is reasonably likely to harm or disparage the Company or its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries.

(b)
The foregoing notwithstanding, neither the Company nor any of its Subsidiaries shall be required to (i) take or permit the taking of any action pursuant to Section 6.03(a) that (A) would require the Company, its Subsidiaries or any Persons who are directors or officers of the Company or its Subsidiaries to enter into or approve any definitive financing or purchase agreement for the Debt Financing effective prior to the Closing, pass resolutions or consents to approve or authorize the execution of the Debt Financing, execute or deliver any certificate, document, instrument or agreement or agree to any change or modification of any existing certificate, document, instrument or agreement, in each case, that is effective prior to the Closing, or that would be effective if the Closing does not occur (other than customary authorization letters to the Financing Sources authorizing the distribution of information to prospective lenders or investors); (B) would cause any representation or warranty in this Agreement to be breached by the Company or any of its Subsidiaries (unless waived by Parent); (C) would require the Company or any of its Subsidiaries to pay any commitment or other similar fee prior to the Closing or incur any other expense, liability or obligation in connection with the Debt Financing prior to the Closing; (D) could reasonably be expected to cause any director, officer or employee or stockholder of the Company or any of its Subsidiaries to incur any personal liability in their capacity as such; (E) conflict with the organizational documents of the Company or its Subsidiaries or any Applicable Law; or (F) could reasonably be expected to result in a material violation or breach of, or a default (with or without notice, lapse of time, or both) under, any Contract to which the Company or any of its Subsidiaries is a party; (ii) provide access to or disclose information that the Company or any of its Subsidiaries reasonably determines would jeopardize any attorney-client privilege of the Company or any of its Subsidiaries; (iii) prepare (A) any IFRS financial statements or reconciliations or otherwise provide financial information in a format other than in accordance with GAAP or (B) any other financial statements or information that are not reasonably available to it or that are not capable of being prepared by it without undue burden or otherwise with the use of commercially reasonable efforts; (iv) enter into any instrument or agreement with respect to the Debt Financing that is effective prior to the occurrence of the Closing or that would be effective if the Closing does not occur; or (v)  prepare any projections or pro forma financial statements; or (vi) deliver or cause to be delivered any opinion of counsel in connection with the Debt Financing.  Nothing contained in this Section 6.03 or otherwise shall require the Company or any of its Subsidiaries, prior to the Closing, to be an issuer or other obligor with respect to the Debt Financing.

(c)
Parent and Merger Subs shall, on a joint and several basis, promptly on written request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries in connection with the Debt Financing or satisfying its obligations under this Section 6.03, whether or not the Mergers are consummated or this Agreement is terminated (excluding, for the avoidance of doubt, the costs of the preparation of any annual or quarterly financial statements of the Company to the extent prepared in the ordinary course of its financial reporting practice).  Parent and Merger Subs shall, on a joint and several basis, indemnify and hold harmless the Company and its Subsidiaries and their respective Representatives from and against any and all losses, claims, damages, liabilities, reasonable out-of-pocket costs, reasonable out-of-pocket attorneys’ fees, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) suffered or incurred in connection with the Debt Financing or otherwise in connection with any action taken by the Company, any of its Subsidiaries or any of their respective Representatives pursuant to this Section 6.03 (other than the use of any information provided by the Company, any of its Subsidiaries or any of their respective Representatives in writing for use in connection with the Debt Financing) whether or not the Mergers are consummated or this Agreement is terminated, except in the event such losses, claims, damages, liabilities, reasonable out-of-pocket costs reasonable out-of-pocket attorneys’ fees, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) arise out of or result from the gross negligence or willful misconduct of the Company or its Subsidiaries in fulfilling their obligations pursuant to this Section 6.03.

(d)
Anything to the contrary in this Agreement notwithstanding,(i) the parties hereto acknowledge and agree that the provisions contained in this Section 6.03 represent the sole obligation of the Company, its Subsidiaries and their respective Representatives with respect to cooperation in connection with the arrangement of any financing (including the Debt Financing) to be obtained by Parent, Bidco or either Merger Sub with respect to the transactions contemplated by this Agreement and no other provision of this Agreement (including the Exhibits and Schedules hereto) shall be deemed to expand or modify such obligations; (ii) the Company’s breach of any of the covenants required to be performed by it under this Section 6.03 shall not be considered in determining the satisfaction of the condition set forth in Section 9.02(a) unless such breach is the primary cause of, or primarily resulted in, Parent being unable to consummate the Mergers; and (iii) the receipt and availability of any funds or financing is not a condition to Closing under this Agreement nor is it a condition to Closing under this Agreement for Parent to obtain all or any portion of the Debt Financing or any other financing.

(e)
All confidential information provided by Company, its Subsidiaries and their respective Representatives shall be kept confidential in accordance with the Confidentiality Agreement, except that Parent shall be permitted to disclose such information as applicable to any number of Financing Sources as would be reasonable and customary in connection with any financing; provided, that all confidential information shared with Financing Sources shall be kept confidential and otherwise treated in accordance with the Confidentiality Agreement or other confidentiality obligations that are substantially similar to those contained in the Confidentiality Agreement (which, with respect to the Financing Sources, may be satisfied by the confidentiality provisions applicable thereto under the Bridge Facility Agreement or other customary confidentiality undertakings in the context of customary syndication practices from Financing Sources not party to the Bridge Facility Agreement).

ARTICLE VII

COVENANTS OF PARENT, BIDCO AND MERGER SUBS

Section 7.01
Conduct of Parent.

(a)
From the date of this Agreement until the earlier of the First Effective Time and the termination of this Agreement, except (x) as prohibited or required by Applicable Law, (y) as set forth in Section 7.01 of the Parent Disclosure Schedule, or (z) as otherwise required or expressly contemplated by this Agreement, unless the Company shall have given its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to conduct its business in all material respects in the ordinary course of business; provided, that (i) no action by Parent or any of its Subsidiaries to the extent expressly permitted by an exception to any of Section 7.01(b)(i) through Section 7.01(b)(vi) shall be a breach of this sentence and (ii) Parent’s or any of its Subsidiaries’ failure to take any action prohibited by any of Section 7.01(b)(i) through Section 7.01(b)(vi) shall not be deemed to be a breach of this Section 7.01(a).

(b)
From the date of this Agreement until the earlier of the First Effective Time and the termination of this Agreement, except (x) as prohibited or required by Applicable Law, (y) as set forth in Section 7.01 of the Parent Disclosure Schedule, or (z) as otherwise required or expressly contemplated by this Agreement, without the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall not, and shall cause each of its Subsidiaries not to:

(i)
adopt or propose any change (A) to the Parent Organizational Documents that would adversely impact the rights of the holders of the Parent Ordinary Shares or the holders of the Parent ADSs, or (B) the organizational documents of Bidco or either Merger Sub;

(ii)
(A) split, combine or reclassify any shares of Parent, (B) declare, set aside or pay any dividend or make any other distribution (whether in cash, stock, property or any combination thereof) in respect of any shares of Parent, other than regular cash dividends in the ordinary course of business consistent with past practice (including with respect to the timing of declaration, and the record and payment dates) in an amount not to exceed $1.60 per Parent ADS in any 12-month period (appropriately adjusted to reflect any stock dividends, subdivisions, splits, combinations or other similar events relating to the Parent ADSs), or (C) redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of the Equity Securities of Parent, other than repurchases of Parent Ordinary Shares or Parent ADSs (whether directly by Parent or by a third party employee benefit trust funded by Parent) in connection with the exercise, vesting or settlement of Parent Equity Awards (including in satisfaction of any amounts required to be deducted or withheld under Applicable Law), in each case outstanding as of the date of this Agreement in accordance with the present terms of such Parent Equity Awards or granted after the date of this Agreement to the extent permitted by this Agreement;

(iii)
issue, deliver or sell, or authorize the issuance, delivery or sale of any shares of Parent, other than (A) the issuance of any shares of Parent Ordinary Shares or Parent ADSs on the exercise, vesting or settlement of Parent Equity Awards, (B) the grant of Parent Equity Awards to employees, directors or individual independent contractors of Parent or any of its Subsidiaries pursuant to Parent’s equity compensation plans or (C) in connection with the Parent ADS Issuance;

(iv)
(A) sell substantially all of the consolidated assets of Parent, (B) adopt a plan of complete or partial liquidation or dissolution or (C) enter into a business combination transaction that provides for the pre-transaction Parent Ordinary Shares as of the closing such transaction, to no longer represent at least a majority of the outstanding voting power of Parent or its successor or, if there is a publicly traded parent company directly or indirectly holding Parent or its successor as a result of the transaction, of the publicly traded company;

(v)
take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to (A) prevent or impede the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or (B) cause the stockholders of the Company (other than any Excepted Stockholder) to recognize gain pursuant to Section 367(a)(1) of the Code; or

(vi)
agree, resolve, commit or propose to do any of the foregoing.

(c)
Anything to the contrary set forth in this Agreement notwithstanding, Parent shall not, and shall cause its Affiliates not to, directly or indirectly (whether by merger, consolidation or otherwise), acquire, purchase, lease or license or otherwise enter into a transaction with (or agree to acquire, purchase, lease or license or otherwise enter into a transaction with) any business, corporation, partnership, association or other business organization or division or part thereof that has one or more products, whether marketed or in development, that compete, or if commercialized would compete, with one or more Company Products, if doing so would reasonably be expected to (i) impose any material delay in the satisfaction of, or increase materially the risk of not satisfying the conditions set forth in Section 9.01(c) (to the extent related to any Antitrust Law) or the conditions set forth in Section 9.01(h); (ii) materially increase the risk of any Governmental Authority entering an Order prohibiting or enjoining the consummation of the Mergers; or (iii) otherwise prevent or materially delay the consummation of the Mergers (including the Debt Financing).  The fact that a merger, acquisition or similar transaction requires approval under the Antitrust Laws shall not in and of itself restrict such transaction under this Section 7.01(c).

Section 7.02
No Solicitation by Parent.

(a)
From the date of this Agreement until the earlier of the First Effective Time and the termination of this Agreement, except as otherwise set forth in this Section 7.02, Parent shall not, and shall cause its Subsidiaries and its and its Subsidiaries’ respective directors and officers to not, and shall use its reasonable best efforts to cause its and its Subsidiaries’ other respective Representatives to not, directly or indirectly, (i) solicit, initiate, knowingly facilitate or knowingly encourage (including by way of furnishing information) any inquiries regarding, or the making or submission of any Parent Acquisition Proposal, (ii) (A) enter into or participate in any discussions or negotiations regarding, (B) furnish to any Third Party any information, or (C) otherwise assist, participate in, knowingly facilitate or knowingly encourage any Third Party, in each case, in connection with or for the purpose of knowingly encouraging or facilitating, a Parent Acquisition Proposal, (iii) approve, recommend or enter into, or publicly or formally propose to approve, recommend or enter into, any letter of intent or similar document, agreement, commitment, or agreement in principle (whether written or oral, binding or nonbinding) with respect to a Parent Acquisition Proposal, (iv) (A) withdraw or qualify, amend or modify in any manner adverse to the Company the Parent Board Recommendation, (B) fail to include the Parent Board Recommendation in the Parent Circular or (C) recommend, adopt or approve or publicly propose to recommend, adopt or approve any Parent Acquisition Proposal (any of the foregoing in this clause (iv), a “Parent Adverse Recommendation Change”) or (v) take any action to make any “moratorium”, “control share acquisition”, “fair price”, “supermajority”, “affiliate transactions” or “business combination statute or regulation” or other similar anti-takeover laws and regulations of the State of Delaware, including Section 203 of the DGCL, inapplicable to any Third Party or any Parent Acquisition Proposal.

(b)
The foregoing notwithstanding, if at any time prior to the receipt of the Parent Shareholder Approval (the “Parent Approval Time”), the Board of Directors of Parent receives a bona fide written Parent Acquisition Proposal made after the date of this Agreement that has not resulted from a violation of this Section 7.02, the Board of Directors of Parent, directly or indirectly through its Representatives, may (i) contact the Third Party that has made such Parent Acquisition Proposal in order to ascertain facts or clarify terms for the sole purpose of the Board of Directors of Parent informing itself about such Parent Acquisition Proposal and such Third Party and (ii) if the Board of Directors of Parent determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Parent Acquisition Proposal is or could reasonably be expected to lead to a Parent Superior Proposal, (A) subject to compliance with this Section 7.02, engage in negotiations or discussions with such Third Party and (B) furnish to such Third Party and its Representatives and financing sources non-public information relating to Parent or any of its Subsidiaries pursuant to a confidentiality agreement that (1) does not contain any provision that would prevent Parent from complying with its obligation to provide disclosure to the Company pursuant to this Section 7.02 and (2) contains confidentiality and use provisions that, in each case, are no less favorable in the aggregate to Parent than those contained in the Confidentiality Agreement; provided, that all such non-public information (to the extent that such information has not been previously provided or made available to the Company) is provided or made available to the Company, as the case may be, substantially concurrently with the time it is provided or made available to such Third Party.  Nothing contained herein shall prevent the Board of Directors of Parent from (x) complying with either Rule 14e-2(a) under the 1934 Act or the U.K. Code, in each case, with regard to a Parent Acquisition Proposal, or (y) making any required disclosure to the shareholders of Parent, either if required by the UK Panel on Takeovers and Mergers, or otherwise if the Board of Directors of Parent determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with Applicable Law; provided, that any such action or disclosure that constitutes a Parent Adverse Recommendation Change shall be made in compliance with the applicable provisions of this Section 7.02.  A “stop, look and listen” disclosure pursuant to Rule 14d-9(f) under the 1934 Act in connection with a tender or exchange offer shall not constitute a Parent Adverse Recommendation Change.

(c)
Parent shall notify the Company as promptly as practicable (but in no event later than 24 hours) after receipt by Parent (or any of its Representatives) of any Parent Acquisition Proposal or any request for information relating to Parent or any of its Subsidiaries that, to the knowledge of Parent, has been or is reasonably likely to have been made in connection with any Parent Acquisition Proposal, which notice shall be provided in writing and shall identify the Third Party making, and the material terms and conditions of, any such Parent Acquisition Proposal or request.  Parent shall thereafter (i) keep the Company reasonably informed, on a reasonably current basis, of any material changes in the status and details (or any changes to the type and amount of consideration) of any such Parent Acquisition Proposal or request and (ii) as promptly as practicable (but in no event later than 24 hours after receipt) provide to the Company copies of any material written correspondence, proposals or indications of interest relating to the terms and conditions of such Parent Acquisition Proposal or request provided to Parent or any of its Subsidiaries (as well as written summaries of any material oral communications relating to the terms and conditions of any Parent Acquisition Proposal).

(d)
Anything in this Agreement to the contrary notwithstanding, prior to the Parent Approval Time, in response to a Parent Acquisition Proposal that the Board of Directors of Parent determines in good faith constitutes a Parent Superior Proposal, the Board of Directors of Parent may, subject to compliance with this Section 7.02, make a Parent Adverse Recommendation Change; provided, that (A) Parent shall first notify the Company in writing at least four Business Days before taking such action that Parent intends to take such action, which notice shall include an unredacted copy of such proposal and a copy of any financing commitments (in the form provided to Parent) relating thereto (and, to the extent not in writing, the material terms and conditions thereof and the identity of the person making any such proposal), (B) Parent shall make its Representatives reasonably available to negotiate with the Company and its Representatives during such four Business Day notice period, to the extent the Company wishes to negotiate, to enable the Company to propose revisions to the terms of this Agreement such that it would cause such Parent Superior Proposal to no longer constitute a Parent Superior Proposal, (C) upon the end of such notice period, the Board of Directors of Parent shall have considered in good faith any revisions to the terms of this Agreement committed to in writing by the Company, and shall have determined that the Parent Superior Proposal would nevertheless continue to constitute a Parent Superior Proposal if the revisions committed to in writing by the Company were to be given effect and  (D) in the event of any change, from time to time, to any of the financial terms or any other material terms of such Parent Superior Proposal, Parent shall, in each case, have delivered to the Company an additional notice consistent with that described in clause (A) of this proviso and a new notice period under clause (A) of this proviso shall commence each time, except each such notice period shall be three Business Days (instead of four Business Days), during which time Parent shall be required to comply with the requirements of this Section 7.02(d) anew with respect to each such additional notice, including clauses (A) through (D) above of this proviso.

(e)
Anything in this Agreement to the contrary notwithstanding, at any time prior to the Parent Approval Time, the Board of Directors of Parent may effect a Parent Adverse Recommendation Change in response or relating to a Parent Intervening Event if the Board of Directors of Parent determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law; provided, that (i) Parent shall first notify the Company in writing at least four Business Days before taking such action of its intention to take such action, which notice shall include a reasonably detailed description of such Parent Intervening Event, (ii) if requested by the Company, Parent shall make its Representatives reasonably available to negotiate with the Company and its Representatives during such four Business Day period following such notice regarding any proposal by the Company to amend the terms of this Agreement in response to such Parent Intervening Event, and (iii) the Board of Directors of Parent shall not effect any Parent Adverse Recommendation Change involving or relating to a Parent Intervening Event unless, after the four Business Day period described in the foregoing clause (ii), the Board of Directors of Parent determines in good faith, after consultation with its outside legal counsel and taking into account any written commitment by the Company to amend the terms of this Agreement during such four Business Day period, that the failure to take such action would continue to be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law.

(f)
Parent shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its and its Subsidiaries’ Representatives to, cease immediately and cause to be terminated any and all existing discussions or negotiations, if any, with any Third Party conducted prior to or ongoing as of the date of this Agreement with respect to any actual or potential (including if such discussions or negotiations were for the purpose of soliciting any) Parent Acquisition Proposal or with respect to any indication, proposal or inquiry that could reasonably be expected to lead to a Parent Acquisition Proposal and shall use its reasonable best efforts to cause any such Third Party (and any of its Representatives) in possession of confidential information about Parent or any of its Subsidiaries that was furnished by or on behalf of Parent in connection with such discussions or negotiations to return or destroy all such information.

Section 7.03
Obligations of Merger Subs.  (a) Until the First Effective Time, Bidco shall at all times be the direct owner of all of the outstanding shares of capital stock of Merger Sub I and Merger Sub II.  Parent shall take all action necessary to cause Bidco and each Merger Sub to perform its obligations under this Agreement and to consummate the Mergers on the terms and subject to the conditions set forth in this Agreement.  Promptly following the execution of this Agreement, Parent, in its capacity as the sole or majority stockholder of Bidco, and Bidco, in its capacity as the sole stockholder of Merger Sub I and sole member of Merger Sub II, shall each execute and deliver a written consent approving and adopting this Agreement in accordance with the DGCL and DLLCA, as applicable.

Section 7.04
Director and Officer Liability.

(a)
For a period of not less than six years from the First Effective Time, Parent shall cause the First Surviving Corporation and the Surviving Company or any applicable Subsidiary thereof (collectively, the “D&O Indemnifying Parties”), to the fullest extent each such D&O Indemnifying Party is authorized or permitted by Applicable Law, to: (i) indemnify and hold harmless each person who is at the date of this Agreement, was previously, or during the period from the date of this Agreement through the date of the First Effective Time will be, serving as a director or officer of the Company (in the case of indemnification by the First Surviving Corporation and the Surviving Company) or any of its Subsidiaries (in the case of indemnification by such applicable Subsidiary) or, at the request or for the benefit of the Company or any of its Subsidiaries, as the case may be, as a director, trustee or officer of any other entity or any benefit plan maintained by the Company or any of its Subsidiaries, as the case may be (collectively, the “D&O Indemnified Parties”), as now or hereafter in effect, in connection with any D&O Claim and any losses, claims, damages, liabilities, Claim Expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) relating to or resulting from such D&O Claim; and (ii) promptly advance to such D&O Indemnified Party any Claim Expenses incurred in defending, serving as a witness with respect to or otherwise participating with respect to any D&O Claim in advance of the final disposition of such D&O Claim, including payment on behalf of or advancement to the D&O Indemnified Party of any Claim Expenses incurred by such D&O Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security, but subject to the D&O Indemnifying Party’s receipt of a written undertaking by or on behalf of such D&O Indemnified Party to repay such Claim Expenses if it is ultimately determined under Applicable Law that such D&O Indemnified Party is not entitled to be indemnified.  All rights to indemnification and advancement conferred hereunder shall continue as to a Person who has ceased to be a director or officer of the Company or any of its Subsidiaries after the date of this Agreement and shall inure to the benefit of such Person’s heirs, successors, executors and personal and legal representatives.  As used in this Section 7.04: (x) the term “D&O Claim” means any threatened, asserted, pending or completed claim, action, suit, proceeding, inquiry or investigation, whether instituted by any party hereto, any Governmental Authority or any other Person, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism, arising out of or pertaining to matters that relate to such D&O Indemnified Party’s duties or service (A) as a director, officer or employee of the Company or the applicable Subsidiary thereof at or prior to the First Effective Time (including with respect to any acts, facts, events or omissions occurring in connection with the approval of this Agreement, the Mergers or the consummation of the other transactions contemplated by this Agreement, including the consideration and approval thereof and the process undertaken in connection therewith and any D&O Claim relating thereto) or (B) as a director, trustee, officer or employee of any other entity or any benefit plan maintained by the Company or any of its Subsidiaries (for which such D&O Indemnified Party is or was serving at the request or for the benefit of the Company or any of its Subsidiaries) at or prior to the First Effective Time; and (y) the term “Claim Expenses” means reasonable out-of-pocket attorneys’ fees and all other reasonable out-of-pocket costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, legal research, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in (including on appeal) any D&O Claim for which indemnification is authorized pursuant to this Section 7.04(a), including any action relating to a claim for indemnification or advancement brought by a D&O Indemnified Party.  No D&O Indemnifying Party shall settle, compromise or consent to the entry of any judgment in any actual or threatened D&O Claim in respect of which indemnification has been sought by such D&O Indemnified Party hereunder unless such settlement, compromise or judgment includes an unconditional release of such D&O Indemnified Party from all liability arising out of such D&O Claim, or such D&O Indemnified Party consents thereto.  Parent shall guarantee the foregoing obligations of the D&O Indemnifying Parties.

(b)
Without limiting the foregoing, Parent agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the First Effective Time now existing in favor of the current or former directors, officers or employees of the Company or any of its Subsidiaries as provided in the Company Organizational Documents, similar organizational documents of the Company’s Subsidiaries and indemnification agreements of the Company and its Subsidiaries shall survive the Mergers and shall continue in full force and effect in accordance with their terms.  For a period of not less than six years from the First Effective Time, Parent shall cause the organizational documents of the Surviving Company and its Subsidiaries to contain provisions no less favorable with respect to indemnification, advancement of expenses and limitations on liability of directors and officers than are set forth in the Company Organizational Documents, which provisions shall not be amended, repealed or otherwise modified for a period of at least six years from the First Effective Time in any manner that would affect adversely the rights thereunder of any individuals who, at or prior to the First Effective Time, were directors, officers or employees of the Company or any of its Subsidiaries.  The Company may purchase (and pay in full the aggregate premium for) a six-year prepaid “tail” insurance policy (which policy by its express terms shall survive the Mergers) of at least the same coverage and amounts and containing terms and conditions that are no less favorable to the covered individuals as the Company’s and its Subsidiaries’ existing directors’ and officers’ insurance policy or policies with a claims period of six years from the First Effective Time for D&O Claims arising from facts, acts, events or omissions that occurred on or prior to the First Effective Time; provided, that the premium for such tail policy shall not exceed three hundred percent of the aggregate annual amounts currently paid by the Company and its Subsidiaries for such insurance (such amount being the “Maximum Premium”).  If the Company fails to obtain such tail policy prior to the First Effective Time, Parent or the Surviving Company shall obtain such a tail policy; provided, that the premium for such tail policy shall not exceed the Maximum Premium; provided, further, that if such tail policy cannot be obtained or can be obtained only by paying aggregate annual premiums in excess of the Maximum Premium, Parent, the Company or the Surviving Company shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Maximum Premium.  Parent and the Surviving Company shall cause any such policy (whether obtained by Parent, the Company or the Surviving Company) to be maintained in full force and effect, for its full term, and Parent shall cause the Surviving Company to honor all its obligations thereunder.

(c)
If any of Parent or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving company, partnership or other Person of such consolidation or merger or (ii) liquidates, dissolves or winds-up, or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company, as applicable, assume the obligations set forth in this Section 7.04.

Section 7.05
Employee Matters.

(a)
From the Closing Date through the date that is 12 months following the Closing Date (the “Benefits Continuation Period”), the Surviving Company shall provide, and Parent shall cause the Surviving Company to provide, to each individual who is employed by the Company and its Subsidiaries immediately prior to the First Effective Time, while such individual continues to be employed by the Surviving Company, Parent or any of Parent’s Subsidiaries (including Subsidiaries of the Surviving Company) during the Benefits Continuation Period (collectively, the “Affected Employees”) (i) a base salary or wage rate that is not less than the base salary or wage rate provided to such Affected Employee immediately prior to the First Effective Time, (ii) cash and equity incentive compensation opportunities that are in the aggregate no less favorable than the aggregate cash and equity incentive compensation opportunities provided to such Affected Employee immediately prior to the First Effective Time, and (iii) employee benefits that are substantially comparable in the aggregate to the employee benefits provided to such Affected Employee under the Company Employee Plans immediately prior to the First Effective Time; provided, however, that no retention, change-in control or other special or non-recurring compensation or benefits provided prior to the First Effective Time shall be taken into account for purposes of this covenant.

(b)
With respect to any employee benefit plan in which any Affected Employee first becomes eligible to participate on or after the First Effective Time (the “New Company Plans”), Parent shall: (i) use commercially reasonable efforts to waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such Affected Employee under any New Company Plan that is a health or welfare plan in which such Affected Employee may be eligible to participate after the First Effective Time to the extent satisfied or waived under a comparable Company Employee Plan, (ii) recognize service of Affected Employees (to the extent credited by the Company or its Subsidiaries in any comparable Company Employee Plan) accrued prior to the First Effective Time for all purposes under (but not for the purposes of benefit accrual under any defined benefit pension plan) any New Company Plan in which such Affected Employees may be eligible to participate after the First Effective Time, provided, however, that in no event shall any credit be given to the extent it would result in the duplication of benefits for the same period of service, and (iii) if applicable, use commercially reasonable efforts to cause to be credited, in any New Company Plan that is a health plan in which Affected Employees participate, any deductibles or out-of-pocket expenses incurred by such Affected Employee and such Affected Employee’s beneficiaries and dependents during the portion of the calendar year in which such Affected Employee first becomes eligible for the New Company Plan that occurs prior to such Affected Employee’s commencement of participation in such New Company Plan with the objective that there be no double counting during the first year of eligibility of such deductibles or out-of-pocket expenses.

(c)
The Company may provide to each employee who, immediately prior to the First Effective Time, is employed by the Company or a Subsidiary thereof and is eligible to participate in an annual bonus program of the Company or any of its Subsidiaries a pro-rated portion of the annual bonus with respect to the portion of the year of the Closing that occurs prior to the Closing, which bonus shall be determined based on actual performance through the latest practicable date prior to the Closing Date, as determined by the Company prior to the First Effective Time.

(d)
Nothing contained in this Section 7.05 or elsewhere in this Agreement, express or implied (i) shall cause either Parent or any of its Affiliates to be obligated to continue to employ any Person, including any Affected Employees, for any period of time following the First Effective Time, (ii) shall prevent Parent or its Affiliates from revising, amending or terminating any Company Employee Plan, Parent Employee Plan or any other employee benefit plan, program or policy in effect from time to time, (iii) shall be construed as an amendment of any Company Employee Plan, Parent Employee Plan or any other employee benefit plan, program or policy in effect from time to time, or (iv) shall create any third-party beneficiary rights in any director, officer, employee or individual Person, including any present or former employee, officer, director or individual independent contractor of the Company or any of its Subsidiaries (including any beneficiary or dependent of such individual).

Section 7.06
Financing.

(a)
Each of Parent, Bidco and each Merger Sub shall use reasonable best efforts, and shall cause their respective Subsidiaries to use reasonable best efforts, to take or shall cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to maintain the commitments under and to consummate the Debt Financing and obtain the proceeds thereof (including for the avoidance of doubt, the Bridge Facility Agreement or any replacement financing (provided, that (i) the conditions to the availability of any such replacement financing shall not be materially less favorable to Parent than those of the Bridge Facility Agreement and (ii) the other terms of such replacement financing shall not be materially less favorable to Parent than those of the Bridge Facility Agreement in any manner that materially adversely affects the ability or likelihood of Parent, Bidco or either Merger Sub from timely consummating the transactions contemplated by this Agreement)) in an amount sufficient, together with other funds available to the Parent and its Subsidiaries, to enable Parent or Bidco to pay in cash the Required Financing Amount at the Closing.

(b)
(i) From time to time, upon the written request of the Company, Parent shall inform the Company in reasonable detail on the status of its efforts to arrange the Debt Financing and (ii) Parent shall give the Company prompt written notice of (A) any termination of the Bridge Facility Agreement (other than any termination in connection with a replacement financing thereof), (B) the receipt of any notice or other communication from any Financing Source with respect to such Financing Source’s failure or anticipated failure to fund its commitments under any definitive agreements relating to the Debt Financing (other than in connection with a replacement lender assuming the commitments of a defaulting lender pursuant to the documentation related to the applicable Debt Financing), (C) any material default or material breach by any party to the Debt Financing of which Parent, Bidco or either Merger Sub has become aware (other than in connection with a replacement lender assuming the commitments of a defaulting lender pursuant to the documentation related to the applicable Debt Financing) and (D) any condition precedent of the Debt Financing as to which Parent, Bidco or either Merger Sub believes will not be satisfied at Closing.

(c)
Notwithstanding anything in this Agreement to the contrary, Parent, Bidco, and each Merger Sub acknowledge and agree that the receipt and availability of any funds or financing is not a condition to Closing under this Agreement nor is it a condition to Closing under this Agreement for Parent to obtain all or any portion of the Debt Financing or any other financing.

Section 7.07
CVR Agreement.  From and after the First Effective Time, Parent shall expressly assume in writing all of the First Surviving Corporation’s obligations, duties and covenants under the CVR Agreement.

ARTICLE VIII

COVENANTS OF PARENT, MERGER SUBS AND THE COMPANY

Section 8.01
Access to Information; Confidentiality.

(a)
All information furnished pursuant to this Agreement shall be subject to the Amended and Restated Confidentiality Agreement, dated as of October 4, 2020 (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Confidentiality Agreement”), between Parent and the Company.  On reasonable notice, during normal business hours during the period from the date of this Agreement to the earlier of the First Effective Time or the termination of this Agreement, solely in connection with the Mergers and the other transactions contemplated hereby or integration planning relating thereto, (i)  the Company shall, and shall cause its Subsidiaries to, afford to Parent and its Representatives reasonable access to its properties, books, contracts and records and (ii)  the Company shall, and shall cause its respective Subsidiaries to, make available to Parent all other information not made available pursuant to clause (i) of this Section 8.01(a) concerning its businesses, properties and personnel, in the case of each of clause (i) and (ii), as the other party reasonably requests and in a manner so as to not unreasonably interfere with the normal business operations of the Company or any of its Subsidiaries.  During such period described in the immediately preceding sentence, on reasonable notice and subject to Applicable Law and during normal business hours, the Company shall instruct its pertinent Representatives to reasonably cooperate with Parent in its review of any such information provided or made available pursuant to the immediately preceding sentence.  No information or knowledge obtained in any review or investigation pursuant to this Section 8.01 shall affect or be deemed to modify any representation or warranty made by the Company or Parent pursuant to this Agreement.

(b)
To the extent reasonably necessary for the Company to confirm the accuracy of the representations of Parent, Bidco and each Merger Sub set forth in Article V and the satisfaction of the conditions precedent set forth in Section 9.03(a) and Section 9.03(b), Parent shall, and shall cause its Subsidiaries to, afford to the Company and its Representatives reasonable access to its books, contracts and records and such other information as the Company may reasonably request, during normal business hours during the period from the date of this Agreement to the earlier of the First Effective Time or the termination of this Agreement, in a manner so as to not unreasonably interfere with the normal business operations of Parent or any of its Subsidiaries.

(c)
Anything to the contrary in this Section 8.01, Section 8.02 or Section 8.03 notwithstanding, none of the Company, Parent, nor any of their respective Subsidiaries shall be required to provide access to, disclose information to or assist or cooperate with the other party, in each case if such access, disclosure, assistance or cooperation (i) would, as reasonably determined based on the advice of outside counsel, jeopardize any attorney-client, attorney-work product or other similar privilege with respect to such information, (ii) would contravene any Applicable Law or Contract to which the applicable party is a subject or bound, (iii) would result in the disclosure of any valuations of the Company or Parent in connection with the transactions contemplated by this Agreement or any other sale process, (iv) would result in the disclosure of any information in connection with any litigation or similar dispute between the parties hereto or (v) would result in the disclosure of any trade secrets; provided, that the Company and Parent shall, and each shall cause its Subsidiaries to, use reasonable best efforts to make appropriate substitute disclosure arrangements under circumstances in which such restrictions apply (including redacting such information (A) to remove references concerning valuation, (B) as necessary to comply with any Contract in effect on the date of this Agreement or after the date of this Agreement and (C) as necessary to address reasonable attorney-client, work-product or other privilege or confidentiality concerns) and to provide such information as to the applicable matter as can be conveyed.  Each of the Company and Parent may, as each reasonably deems advisable and necessary, designate any competitively sensitive material provided to the other under this Section 8.01 or Section 8.02 as “Outside Counsel Only Material”.  Such materials and the information contained therein shall be given only to the outside counsel of the recipient and, subject to any additional confidentiality or joint defense agreement the parties may mutually propose and enter into, shall not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (the Company or Parent, as the case may be) or its legal counsel.

Section 8.02
Filings, Consents and Approvals.

(a)
Subject to the terms and conditions of this Agreement, each of the Company and Parent shall, and each shall cause its Subsidiaries to, use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the Mergers and other transactions contemplated hereby as promptly as reasonably practicable, including (i) (A) preparing and filing as promptly as practicable with any Governmental Authority or other Third Party all documentation to effect all Filings as are necessary, proper or advisable to consummate the Mergers and the other transactions contemplated hereby, (B) using reasonable best efforts to obtain, as promptly as practicable, and thereafter maintain, all Consents from any Governmental Authority or other Third Party that are necessary, proper or advisable to consummate the Mergers or other transactions contemplated hereby, and complying with the terms and conditions of each Consent (including by supplying as promptly as reasonably practicable any additional information or documentary material that may be requested pursuant to the HSR Act or other applicable Antitrust Laws), and (C) cooperating with the other parties hereto in their efforts to comply with their obligations under this Agreement, including in seeking to obtain as promptly as practicable any Consents necessary, proper or advisable to consummate the Mergers or the other transactions contemplated hereby and (ii) (A) defending any lawsuit or other legal proceeding, whether judicial or administrative, brought by any Governmental Authority or Third Party challenging this Agreement or seeking to enjoin, restrain, prevent, prohibit or make illegal consummation of the Mergers or any of the other transactions contemplated hereby and (B) contesting any Order that enjoins, restrains, prevents, prohibits or makes illegal consummation of the Mergers or any of the other transactions contemplated hereby.

(b)
Parent shall have the right to (i) direct, devise and implement the strategy for obtaining any necessary Consent of, for responding to any request from, inquiry or investigation by (including directing the timing, nature and substance of all such responses), and lead all meetings and communications (including any negotiations) with, any Governmental Authority that has authority to enforce any Antitrust Law and (ii) control the defense and settlement of any litigation, action, suit, investigation or proceeding brought by or before any Governmental Authority that has authority to enforce any Antitrust Law, Parent shall consult with the Company in a reasonable manner and consider in good faith the views and comments of the Company in connection with the foregoing.

(c)
In furtherance and not in limitation of the foregoing, each of the Company and Parent shall, and each shall cause its Subsidiaries to, as promptly as practicable following the date of this Agreement, make all Filings with all Governmental Authorities that are necessary, proper or advisable under this Agreement or Applicable Law to consummate and make effective the Mergers and the other transactions contemplated hereby, provided that the parties shall not have an obligation to file a notification and report form pursuant to the HSR Act with respect to the Mergers and the other transactions contemplated hereby until the 60th calendar day after the date hereof. In the event that the Company or Parent receives a request for information or documentary material pursuant to the HSR Act or any other Antitrust Law (a “Second Request”), each shall, and shall cause its respective Subsidiaries and Affiliates to, use reasonable best efforts (and shall cooperate with each other) to submit an appropriate response to such Second Request as promptly as reasonably practicable, and to make available their respective Representatives to, on reasonable request, any Governmental Authority in connection with (i) the preparation of any Filing made by or on their behalf to any Governmental Authority in connection with the Mergers or any of the other transactions contemplated hereby or (ii) any Governmental Authority investigation, review or approval process.

(d)
Subject to Applicable Laws relating to the sharing of information and the terms and conditions of the Confidentiality Agreement, each of the Company and Parent shall, and each shall cause its Subsidiaries to, cooperate and consult with each other in connection with the making of all Filings pursuant to this Section 8.02, and shall keep each other apprised on a current basis of the status of matters relating to the completion of the Mergers and the other transactions contemplated hereby, including: (i) (A) as far in advance as practicable, notifying the other party of, and providing the other party with an opportunity to consult with respect to, any Filing or communication or inquiry it or any of its Affiliates intends to make with any Governmental Authority other than a Taxing Authority (or any communication or inquiry it or any of its Affiliates intends to make with any Third Party in connection therewith) relating to the matters that are the subject of this Agreement, (B) providing the other party and its counsel, prior to submitting any such Filing or making any such communication or inquiry, a reasonable opportunity to review, and considering in good faith the comments of the other party and such other party’s Representatives in connection with any such Filing, communication or inquiry, and (C) promptly following the submission of such Filing or making of such communication or inquiry, providing the other party with a copy of any such Filing, communication or inquiry, if in written form, or, if in oral form, a summary of such communication or inquiry; provided, that this Section 8.02(d) shall not apply to any initial filings made pursuant to the HSR Act; (ii) as promptly as practicable following receipt, furnishing the other party with a copy of any Filing or written communication or inquiry, or, if in oral form, a summary of any such communication or inquiry, it or any of its Affiliates receives from any Governmental Authority other than a Taxing Authority (or any communication or inquiry it receives from any Third Party in connection therewith) relating to matters that are the subject of this Agreement; and (iii) coordinating and reasonably cooperating with the other party in exchanging such information and providing such other assistance as the other party may reasonably request in connection with this Section 8.02.  The Company, Parent or their respective Representatives shall notify and consult with the other party in advance of any meeting or conference (including by telephone or videoconference) with any Governmental Authority other than a Taxing Authority, or any member of the staff of any such Governmental Authority, in respect of any Filing, proceeding, investigation (including the settlement of any investigation), litigation or other inquiry regarding the Mergers or any of the other transactions contemplated hereby and, to the extent permitted by such Governmental Authority, enable the other party to participate.  Materials provided to the other party pursuant to this Section 8.02 may be redacted to remove references concerning the valuation of Parent, the Company or any of their Subsidiaries.

(e)
Anything in this Agreement to the contrary notwithstanding, Parent and its Affiliates shall take, or cause to be taken, all actions and shall do, or cause to be done, all things necessary, proper or advisable to eliminate each and every impediment under any Antitrust Law that is asserted by any Governmental Authority, obtain the consent or cooperation of any other Person and permit and cause the satisfaction of the conditions set forth in Section 9.01(c) (to the extent related to any Antitrust Law) or Section 9.01(h), in each of the foregoing cases, to permit the Closing to occur as promptly as reasonably practicable and in any event prior to the End Date, including:  (i) proposing, negotiating, committing to, effecting and agreeing to, by consent decree, hold separate order, or otherwise, the sale, divestiture, license, holding separate, and other disposition of or restrictions on the businesses, assets, properties, product lines, and equity or other business interests of, or changes to the conduct of business of, the Company, Parent, and their respective Affiliates, and take all actions necessary or appropriate in furtherance of the foregoing, (ii) creating, terminating, unwinding, divesting or assigning, subcontracting or otherwise securing substitute parties for relationships, ventures, and contractual or commercial rights or obligations of the Company, Parent, and their respective Affiliates and (iii) otherwise taking or committing to take any action that would limit Parent’s freedom of action with respect to, or its ability to retain, hold or continue, directly or indirectly, any businesses, assets, properties, product lines, and equity or other business interests, relationships, ventures or contractual rights and obligations of the Company, Parent, and their respective Affiliates.  In addition to and without limiting the foregoing, Parent shall take all steps relating to the matter referenced in Section 8.02(e) of the Parent Disclosure Schedule as promptly as reasonably practicable to the extent necessary or advisable to satisfy the condition set forth in Section 9.01(c) (to the extent related to any Antitrust Law) and Section 9.01(h) as promptly as reasonably practicable. Parent, the Company and their Affiliates shall not be required to agree to take or enter into any such action described in clauses (i) through (iii) that is not conditioned upon, or that becomes effective prior to, the Closing.

(f)
Anything to the contrary notwithstanding, Parent’s obligations to take or cause to take any actions described in the first sentence of Section 8.02(e) shall be subject to the right of Parent, in Parent’s good faith reasonable discretion, to take reasonable periods of time in order to advocate and negotiate with Governmental Authorities with respect to such actions.

Section 8.03
Certain Filings; SEC Matters.

(a)
As promptly as practicable following the date of this Agreement, (i) the Company shall prepare (with Parent’s reasonable cooperation) and file with the SEC a proxy statement relating to the Company Stockholder Meeting (together with all amendments and supplements thereto, the “Proxy Statement/Prospectus”) in preliminary form, (ii) Parent shall prepare (with the Company’s reasonable cooperation) and file with the SEC a Registration Statement on Form F-4 which shall include the Proxy Statement/Prospectus (together with all amendments and supplements thereto, the “Form F-4”) relating to the registration of the Parent ADSs and the Parent Ordinary Shares represented thereby to be issued to the stockholders of the Company pursuant to the Parent ADS Issuance, (iii) Parent shall prepare and shall cause the ADS Depository to file with the SEC a Registration Statement on Form F-6 (together with all amendments and supplements thereto, the “Form F-6”) relating to the registration of the Parent ADSs to be issued to the stockholders of the Company pursuant to the Parent ADS Issuance, (iv) Parent shall, if required by the FCA in order to carry out the transactions contemplated by this Agreement, prepare (with the Company’s reasonable cooperation) and submit to the FCA a Parent Prospectus and (v) Parent shall prepare (with the Company’s reasonable cooperation) and submit to the FCA a shareholder circular prepared under the Listing Rules relating to the Parent Shareholder Meeting (together with all amendments and supplements thereto, the “Parent Circular”) in draft form.  The Proxy Statement/Prospectus, the Form F-4 and the Form F-6 shall comply as to form in all material respects with the applicable provisions of the 1933 Act, the 1934 Act and other Applicable Law, and any Parent Prospectus and the Parent Circular shall comply as to form in all material respects with the requirements of the Listing Rules and other Applicable Law.

(b)
The Company and Parent shall cooperate with each other and use their respective reasonable best efforts (i) to have the Proxy Statement/Prospectus cleared by the SEC as promptly as practicable after its filing, (ii) to have the Form F-4 and the Form F-6 declared effective under the 1933 Act as promptly as practicable after its filing and keep the Form F-4 and Form F-6 effective for so long as necessary to consummate the Mergers, (iii) to have a Parent Prospectus (if required) formally approved by the FCA as promptly as practicable after its submission and (iv) to have the Parent Circular formally approved by the FCA as promptly as practicable after its submission.  Each of the Company and Parent shall, as promptly as practicable after the receipt thereof, provide the other party with copies of any written comments and advise the other party of any oral comments with respect to the Proxy Statement/Prospectus, the Form F-4, the Form F-6, a Parent Prospectus and the Parent Circular received by such party from the SEC, the FCA or any other Governmental Authority, including any request from the SEC for amendments or supplements to the Proxy Statement/Prospectus, the Form F-4 or the Form F-6 or any request from the FCA for amendments or supplements to a Parent Prospectus or the Parent Circular, and shall provide the other with copies of all material or substantive correspondence between it and its Representatives, on the one hand, and the SEC, the FCA or any other Governmental Authority, on the other hand, related to the foregoing.  The foregoing notwithstanding, prior to filing the Form F-4 or the Form F-6 or mailing the Proxy Statement/Prospectus or Parent Circular, or making a Parent Prospectus available to the public or responding to any comments of the SEC or the FCA with respect thereto, each of the Company and Parent shall reasonably cooperate and provide the other party and its counsel a reasonable opportunity to review such document or response (including the proposed final version of such document or response) and consider in a commercially reasonable manner the comments of the other party or such other party’s Representatives in connection with any such document or response.  None of the Company, Parent or any of their respective Representatives shall agree to participate in any material or substantive meeting or conference (including by telephone) with the SEC or the FCA, or any member of the staff thereof, in respect of the Proxy Statement/Prospectus, the Form F-4, the Form F-6 or the Parent Circular or (if applicable) the Parent Prospectus unless it consults with the other party in advance and, to the extent permitted by the SEC or the FCA, as applicable, allows the other party to participate.  Parent shall advise the Company, promptly after receipt of notice thereof, of the time of effectiveness of the Form F-4 and the Form F-6, and the issuance of any stop order relating thereto or the suspension of the qualification of Parent ADSs or the Parent Ordinary Shares represented thereby for offering or sale in any jurisdiction, and each of the Company and Parent shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.

(c)
Each of the Company and Parent shall use its reasonable best efforts to take any other action required to be taken by it under the 1933 Act, the 1934 Act, the Listing Rules, the DGCL, the CA 2006 and the rules of Nasdaq in connection with the filing and distribution of the Proxy Statement/Prospectus, the Form F-4, the Form F-6, a Parent Prospectus (if required) and the Parent Circular, and the solicitation of proxies from the stockholders of the Company and the shareholders of Parent.  Subject to Section 6.02, the Proxy Statement/Prospectus shall include the Company Board Recommendation, and, subject to Section 7.02, the Parent Circular shall include the Parent Board Recommendation.

(d)
Parent shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do or cause to be done all things, necessary, proper or advisable under Applicable Law and the rules and policies of Nasdaq and the SEC to enable the listing of the Parent ADSs being registered pursuant to the Form F-4 on Nasdaq no later than the First Effective Time, subject to official notice of issuance.  Parent shall also use its reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement.

(e)
Each of the Company and Parent shall, on request, furnish to the other all information, documents, submissions or comfort concerning itself, its Subsidiaries, directors, officers and (to the extent reasonably available to the applicable party) stockholders or shareholders (including the Required Information) and such other matters as may be reasonably necessary or advisable in connection with any statement, Filing, notice or application made by or on behalf of the Company, Parent or any of their respective Subsidiaries, to the SEC, the FCA or Nasdaq in connection with the Mergers and the other transactions contemplated by this Agreement, including the Proxy Statement/Prospectus, the Form F-4, the Form F-6, any Parent Prospectus (if required) and the Parent Circular, in each case having due regard to the planned timing of publication of such document, the requirements of the CA 2006, the FSMA, the Listing Rules, the Prospectus Regulation Rules, the FCA, the Admission and Disclosure Standards of the LSE and any other Applicable Law, and reasonable and customary requirements of the Parent’s sponsor; provided, that neither party shall use any such information for any purposes other than those contemplated by this Agreement unless such party obtains the prior written consent of the other.  In addition, each of the Company and Parent shall (i) use its reasonable best efforts to promptly provide information concerning it necessary to enable the Company and Parent to prepare required pro forma financial statements, working capital reports and related footnotes in connection with the preparation of the Proxy Statement/Prospectus, and Form F-4, the Parent Circular and (if required) a Parent Prospectus, (ii) assist with due diligence and, in the case of the Company, provide such information as Parent may reasonably request to enable Parent to prepare verification materials in relation to the preparation of the Parent Circular and (if required) a Parent Prospectus and (iii) enter into any agreement or execute any letter (including representation letters and letters of comfort) or other document which is customary and/or necessary in connection with the preparation of the Proxy Statement/Prospectus, Form F-4, a Parent Prospectus (if required) and the Parent Circular and, in each case, any amendment or supplement thereto or where such documents, information, and/or submissions are ancillary to the preparation of the Proxy Statement/Prospectus, the Form F-4, the Parent Circular or (if required) a Parent Prospectus.  In addition, in relation to any Parent Prospectus, the Company shall use its reasonable best efforts to cause each of the Designated Directors to provide responsibility letters and duly completed director and officer questionnaires in a reasonable and customary form provided by the Parent’s sponsor.

(f)
If at any time prior to the latter of the Company Approval Time and the Parent Approval Time, any information relating to the Company or Parent, or any of their respective Affiliates, officers or directors, should be discovered by the Company or Parent that (i) should be set forth in an amendment or supplement to the Proxy Statement/Prospectus, or the Form F-4 or the Form F-6 so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, (ii) constitutes a material change or material new matter that would require a supplement to the Parent Circular under Applicable Law or the Listing Rules, the party that discovers such information shall promptly notify the other party hereto, and each party shall use reasonable best efforts to, and reasonably cooperate with the other to, promptly prepare and file with the SEC or submit to the FCA, as applicable, an appropriate amendment or supplement describing such information and, to the extent required under Applicable Law, disseminate such amendment or supplement to the stockholders of the Company and/or the shareholders of Parent, or (iii) constitutes a material change or material new matter that would require a supplement to any Parent Prospectus under Applicable Law or the Prospectus Regulation Rules, the party that discovers such information shall promptly notify the other party hereto, and each party shall use reasonable best efforts to, and reasonably cooperate with the other to, promptly prepare and file with the SEC or submit to the FCA, as applicable, an appropriate amendment or supplement describing such information and, to the extent required under Applicable Law, disseminate such amendment or supplement to the stockholders of the Company or the shareholders of Parent, as the case may be, or make available such amendment or supplement in accordance with the Prospectus Regulation Rules.

Section 8.04
Company Stockholder Meeting; Parent Shareholder Meeting.

(a)
As promptly as practicable following the effectiveness of the Form F-4 (but subject to Section 8.04(c)), the Company shall, in consultation with Parent, in accordance with Applicable Law and the Company Organizational Documents, (i) establish a record date for, duly call and give notice of a meeting of the stockholders of the Company entitled to vote on the adoption of this Agreement (the “Company Stockholder Meeting”) at which meeting the Company shall seek the Company Stockholder Approval (and will use reasonable best efforts to conduct “broker searches” in a manner to enable such record date to be held promptly following the effectiveness of the Form F-4), (ii) cause the Proxy Statement/Prospectus (and all other proxy materials for the Company Stockholder Meeting) to be mailed to its stockholders and (iii) duly convene and hold the Company Stockholder Meeting.  Subject to Section 6.02, the Company shall use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part to cause the Company Stockholder Approval to be received at the Company Stockholder Meeting or any adjournment or postponement thereof, and shall comply with all legal requirements applicable to the Company Stockholder Meeting.  The Company shall not, without the prior written consent of Parent, adjourn, postpone or otherwise delay the Company Stockholder Meeting; provided, that the Company may, without the prior written consent of Parent, adjourn or postpone the Company Stockholder Meeting (A) if the Company believes in good faith that such adjournment or postponement is reasonably necessary to allow reasonable additional time to (1) solicit additional proxies necessary to obtain the Company Stockholder Approval, or (2) distribute any supplement or amendment to the Proxy Statement/Prospectus that the Board of Directors of the Company has determined (which determination and subsequent distribution shall be made as promptly as practicable) in good faith after consultation with outside legal counsel is necessary under Applicable Law and for such supplement or amendment to be reviewed by the Company’s stockholders prior to the Company Stockholder Meeting, (provided, that no such postponement or adjournment under this clause (2) may be to a date that is after the earlier of (I) the 10th Business Day before the End Date and (II) the 10th Business Day after the date of such distribution), (B) due to the absence of a quorum, (C) if and to the extent such postponement or adjournment of the Company Stockholder Meeting is required by an Order issued by any court or other Governmental Authority of competent jurisdiction in connection with this Agreement or (D) if the Parent Shareholder Meeting has been adjourned or postponed by Parent in accordance with Section 8.04(b), to the extent necessary to enable the Company Stockholder Meeting and the Parent Shareholder Meeting to be held within a single period of twenty-four consecutive hours as contemplated by Section 8.04(c).  The foregoing notwithstanding, the Company may not, without the prior written consent of Parent, postpone or adjourn the Company Stockholder Meeting pursuant to clause (A)(1) or (B) of the immediately preceding sentence for a period of more than 10 Business Days on any single occasion or, on any occasion, to a date after the earlier of (x) 40 Business Days after the date on which the Company Stockholder Meeting was originally scheduled and (y) 10 Business Days before the End Date.  Without the prior written consent of Parent, the matters contemplated by the Company Stockholder Approval shall be the only matters (other than matters of procedure and matters required by or advisable under Applicable Law to be voted on by the Company’s stockholders in connection therewith) that the Company shall propose to be voted on by the stockholders of the Company at the Company Stockholder Meeting.

(b)
As promptly as practicable following the date on which the Parent Circular is formally approved by the FCA (but subject to Section 8.04(c)), Parent shall, in consultation with the Company, in accordance with Applicable Law and the Parent Organizational Documents, (i) establish a record date for, duly convene and give notice of a meeting of the shareholders of Parent entitled to vote on the approval of this Agreement and the transactions contemplated hereby (the “Parent Shareholder Meeting”) at which meeting Parent shall seek the Parent Shareholder Approval, (ii) cause the Parent Circular (and all other proxy materials for the Parent Shareholder Meeting) to be mailed to its shareholders and (iii) duly hold the Parent Shareholder Meeting.  Subject to Section 7.02, Parent shall use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part to cause the Parent Shareholder Approval to be obtained at the Parent Shareholder Meeting or any adjournment or postponement thereof, and shall comply with all legal requirements applicable to the Parent Shareholder Meeting.  Parent shall not, without the prior written consent of the Company, adjourn, postpone or otherwise delay the Parent Shareholder Meeting; provided, that Parent may, without the prior written consent of the Company, adjourn or postpone the Parent Shareholder Meeting (A) if Parent believes in good faith that such adjournment or postponement is reasonably necessary to allow reasonable additional time to (1) solicit additional proxies necessary to obtain the Parent Shareholder Approval, or (2) distribute any supplement to the Parent Circular that the Board of Directors of Parent has determined (which determination and subsequent distribution shall be made as promptly as practicable) in good faith after consultation with outside legal counsel is necessary under Applicable Law (including Rule 10.5.4 of the Listing Rules) and for such supplement to be reviewed by Parent’s shareholders prior to the Parent Shareholder Meeting (provided, that no such postponement or adjournment under this clause (2) may be to a date that is after the earlier of (I) the 10th Business Day before the End Date and (II) the 10th Business Day after the date of such distribution), (B) due to the absence of a quorum, (C) if and to the extent such postponement or adjournment of the Company Stockholder Meeting is required by an Order issued by any court or other Governmental Authority of competent jurisdiction in connection with this Agreement or (D) if the Company Stockholder Meeting has been adjourned or postponed by the Company in accordance with Section 8.04(a), to the extent necessary to enable the Company Stockholder Meeting and the Parent Shareholder Meeting to be held within a single period of twenty-four consecutive hours as contemplated by Section 8.04(c).  The foregoing notwithstanding, Parent may not, without the prior written consent of the Company, postpone or adjourn the Parent Shareholder Meeting pursuant to clause (A)(1) or (B) of the immediately preceding sentence for a period of more than 10 Business Days on any single occasion or, on any occasion, to a date after the earlier of (x) 40 Business Days after the date on which the Parent Shareholder Meeting was originally scheduled and (y) 10 Business Days before the End Date. Without the prior written consent of the Company, the matters contemplated by the Parent Shareholder Approval shall be the only matters (other than matters of procedure and matters required by or advisable under Applicable Law to be voted on by Parent’s shareholders in connection therewith) that Parent shall propose to be voted on by the shareholders of Parent at the Parent Shareholder Meeting.

(c)
It is the intention of the parties that, and each of the parties shall reasonably cooperate and use their commercially reasonable efforts to cause, the date and time of the Company Stockholder Meeting and the Parent Shareholder Meeting be coordinated such that they occur on the same calendar day (and in any event as close in time as possible).

(d)
Any Company Adverse Recommendation Change or Parent Adverse Recommendation Change notwithstanding, the obligations of the Company and Parent under Section 8.03 and this Section 8.04 shall continue in full force and effect unless this Agreement is validly terminated in accordance with Article X.

Section 8.05
Public Announcements.  The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release to be in the form agreed on by the Company and Parent prior to the execution of this Agreement.  Following such initial press release, Parent and the Company shall consult with each other before issuing any additional press release, making any other public statement or scheduling any press conference, conference call or meeting with investors or analysts with respect to this Agreement or the transactions contemplated hereby and, except as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, make any such other public statement or schedule any such press conference, conference call or meeting before such consultation (and, to the extent applicable, shall provide copies of any such press release, statement or agreement (or any scripts for any conference calls) to the other party and shall consider in good faith the comments of the other party); provided, that the restrictions set forth in this Section 8.05 shall not apply to any release or public statement (a) made or proposed to be made by the Company in compliance with Section 6.02 with respect to the matters contemplated by Section 6.02, or made or proposed to be made by Parent in response or related to any such release or public statement that is not in violation of Section 7.02, (b) made or proposed to be made by Parent in compliance with Section 7.02 with respect to the matters contemplated by Section 7.02, or made or proposed to be made by the Company in response or related to any such release or public statement that is not in violation of Section 6.02, (c) in connection with any dispute between the parties regarding this Agreement, the Mergers or the other transactions contemplated hereby or (d) if the information contained therein substantially reiterates (or is consistent with) previous releases, public disclosures or public statements made by the Company and/or Parent in compliance with this Section 8.05.

Section 8.06
Section 16 Matters.  Prior to the First Effective Time, the Company shall take all such steps as may be required (to the extent permitted under Applicable Law) to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act to be exempt under Rule 16b-3 promulgated under the 1934 Act.

Section 8.07
Transaction Litigation.  Subject to the last sentence of this Section 8.07, each of the Company and Parent shall promptly notify the other of any stockholder or shareholder demands, litigations, arbitrations or other similar claims, actions, suits or proceedings (including derivative claims) commenced against it, its Subsidiaries and/or its or its Subsidiaries’ respective directors or officers relating to this Agreement or any of the transactions contemplated hereby or any matters relating thereto (collectively, “Transaction Litigation”) and shall keep the other party informed regarding any Transaction Litigation (including by promptly furnishing to the other party and such other party’s Representatives such information relating to such Transaction Litigation as may reasonably be requested).  Each of the Company and Parent shall reasonably cooperate with the other in the defense or settlement of any Transaction Litigation, and shall give the other party the opportunity to consult with it regarding the defense and settlement of such Transaction Litigation, shall consider in good faith the other party’s advice with respect to such Transaction Litigation and shall give the other party the opportunity to participate (at the other party’s expense) in (but not control) the defense and settlement of such Transaction Litigation.  Prior to the First Effective Time, other than with respect to any Transaction Litigation where the parties are adverse to each other or in the context of any Transaction Litigation related to or arising out of a Company Acquisition Proposal or a Parent Acquisition Proposal, neither the Company nor any of its Subsidiaries shall settle or offer to settle any Transaction Litigation without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed).  Notwithstanding anything to the contrary in this Section 8.07, (a) in the event of any conflict with any other covenant or agreement contained in Section 8.02 that expressly addresses the subject matter of this Section 8.07, Section 8.02 shall govern and control, and (b) Section 8.07 shall be in addition to and not limit or otherwise modify the parties’ respective obligations under Section 6.02 or Section 7.02.

Section 8.08
Stock Exchange Delisting.  Each of the Company and Parent agrees to cooperate with the other party in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from the Nasdaq and terminate its registration under the 1934 Act; provided, that such delisting and termination shall not be effective until the First Effective Time.

Section 8.09
Governance; Rare Diseases Business.

(a)
Parent shall take all necessary corporate action to cause, effective at the First Effective Time, two individuals who currently serve on the board of directors of the Company, as mutually agreed by the Company and Parent prior to the Closing, to have joined the board of directors of Parent, subject to such individuals’ having accepted offers from Parent to serve on the board of directors of Parent (such individuals, the “Designated Directors”).

(b)
Parent intends to establish, as promptly as reasonably practicable after the Closing, a global rare diseases business unit initially comprising the “rare disease” activities of Parent, the Surviving Company and their respective Subsidiaries and for such unit to be initially headquartered in Boston, MA and led initially by members of the current senior management of the Company.

Section 8.10
State Takeover Statutes.  Each of Parent, Bidco, each Merger Sub and the Company shall (a) take all action necessary so that no “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar state anti-takeover laws or regulations, or any similar provision of the Company Organizational Documents or the Parent Organizational Documents, as applicable, is or becomes applicable to the Mergers or any of the other transactions contemplated hereby, and (b) if any such anti-takeover law, regulation or provision is or becomes applicable to the Mergers or any other transactions contemplated hereby, cooperate and grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

Section 8.11
Certain Tax Matters.

(a)
Each of Parent and the Company shall use its reasonable best efforts to cause the Mergers, taken together, to qualify, and shall not take or knowingly fail to take (and shall cause its Affiliates not to take or knowingly fail to take) any action that could reasonably be expected to (i) prevent or impede the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or (ii) cause the stockholders of the Company (other than any Excepted Stockholder) to recognize gain pursuant to Section 367(a)(1) of the Code.

(b)
Each of Parent and the Company shall use its reasonable best efforts and shall cooperate with one another to obtain the opinion referred to in Section 9.03(d) and any similar opinions required to be delivered in connection with the effectiveness of the Form F-4.  In connection with the foregoing, (i) Parent shall (and shall cause Bidco and each Merger Sub to) deliver to Company Tax Counsel a duly executed letter of representation substantially in the form of the letter of representation included in Exhibit A, with such changes as may reasonably be agreed by Parent, the Company and Company Tax Counsel (the “Parent Tax Certificate”), and (ii) the Company shall deliver to Company Tax Counsel a duly executed letter of representation substantially in the form of the letter of representation included in Exhibit B, with such changes as may reasonably be agreed by Parent, the Company and Company Tax Counsel (the “Company Tax Certificate”), in the case of each of clause (i) and (ii), at such times as such counsel shall reasonably request (including on the effective date of the Form F-4 and at the Closing).  Parent and the Company shall also provide such other information as reasonably requested by Company Tax Counsel for purposes of rendering any opinion described in this Section 8.11.

(c)
Parent shall, and shall cause Bidco and the Surviving Company to, comply with the reporting requirements of Treasury Regulations Section 1.367(a)-3(c)(6) and shall make arrangements with each “five-percent transferee shareholder” of Parent within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii), if any, to ensure that such shareholder will be informed of any disposition of any property that would require the recognition of gain under such person’s gain recognition agreement entered into under Treasury Regulations Section 1.367(a)-8.

ARTICLE IX

CONDITIONS TO THE MERGERS

Section 9.01
Conditions to the Obligations of Each Party.  The obligations of the Company, Parent, Bidco and each Merger Sub to consummate the Mergers are subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver) of the following conditions:

(a)
the Company Stockholder Approval shall have been obtained;

(b)
the Parent Shareholder Approval shall have been obtained;

(c)
no injunction or other Order shall have been issued by any court or other Governmental Authority of competent jurisdiction that remains in effect and enjoins, prevents or prohibits the consummation of the Mergers, and no Applicable Law shall have been enacted, entered or promulgated by any Governmental Authority that remains in effect and prohibits or makes illegal consummation of the Mergers;

(d)
the Form F-4 and the Form F-6 shall have been declared effective, no stop order suspending the effectiveness of the Form F-4 or the Form F-6 shall be in effect and no proceedings for such purpose shall be pending before the SEC;

(e)
if confirmed by the FCA that a Parent Prospectus is required to be published in connection with the transactions contemplated hereby, including any supplement or amendment thereto, such Parent Prospectus shall have been approved by the FCA and made available to the public in accordance with the Prospectus Regulation Rules;

(f)
the Parent Circular, including any supplement or amendment thereto, shall have been approved by the FCA and made available to the shareholders of Parent in accordance with the Listing Rules and the Parent Organizational Documents;

(g)
(i) the Parent ADSs (and the Parent Ordinary Shares represented thereby) to be issued in the Parent ADS Issuance shall have been approved for listing on Nasdaq, subject to official notice of issuance, (ii) the FCA shall have acknowledged to the Parent or its agent (and such acknowledgement shall not have been withdrawn) that the application for the admission of the Parent Ordinary Shares represented by the Parent ADSs and, if required by the FCA, the application for the readmission of the Parent Ordinary Shares outstanding immediately prior to the First Effective Time to the premium segment of the Official List shall have been approved and (after satisfaction of any conditions to which such approval is expressed to be subject) shall become effective as soon as a dealing notice has been issued by the FCA and any such conditions upon which such approval is expressed to be subject having been satisfied, and (iii) the LSE shall have acknowledged to the Parent or its agent (and such acknowledgement not having been withdrawn) that such Parent Ordinary Shares referred to in clause (ii) shall be admitted to trading on the LSE’s main market for listed securities; and

(h)
any applicable waiting period under the HSR Act shall have expired or been terminated and any applicable waiting period or other Consent under the Foreign Antitrust Laws of the jurisdictions set forth on Section 9.01(h)(i) of the Company Disclosure Schedule relating to the transactions contemplated by this Agreement shall have expired, been terminated or been obtained, as applicable; provided, that Section 9.01(h)(i) of the Company Disclosure Schedule shall be deemed updated to include such additional jurisdictions from the list set forth on Section 9.01(h)(ii) of the Company Disclosure Schedule as mutually agreed in good faith by Parent and the Company within 15 days following the date of this Agreement.

Section 9.02
Conditions to the Obligations of Parent, Bidco and each Merger Sub.  The obligations of Parent, Bidco and each Merger Sub to consummate the Mergers are subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver by Parent) of the following further conditions:

(a)
the Company shall have performed, in all material respects, all of its obligations hereunder required to be performed by it at or prior to the First Effective Time;

(b)
(i) the representations and warranties of the Company contained in the first and last sentences of Section 4.01, Section 4.02, Section 4.04(a), Section 4.26, Section 4.27 and Section 4.28 shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date); (ii) the representations and warranties of the Company contained in Section 4.05(a) shall be true and correct at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date), except for any de minimis inaccuracies, (iii) the representations and warranties of the Company contained in Section 4.10(a)(ii) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing; and (iv) the other representations and warranties of the Company contained in Article IV (disregarding all qualifications and exceptions contained therein relating to materiality or Company Material Adverse Effect) shall be true and correct at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date), except, in the case of this clause (iv) only, where the failure of such representations and warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and

(c)
Parent shall have received a certificate from an executive officer of the Company confirming the satisfaction of the conditions set forth in Section 9.02(a) and Section 9.02(b).

Section 9.03
Conditions to the Obligations of the Company.  The obligations of the Company to consummate the Mergers are subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver by the Company) of the following further conditions:

(a)
each of Parent, Bidco and each Merger Sub shall have performed, in all material respects, all of its obligations hereunder required to be performed by it at or prior to the First Effective Time;

(b)
(i) the representations and warranties of Parent contained in the first and last sentences of Section 5.01, Section 5.02, Section 5.04(a) and Section 5.18 shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date); (ii) the representations and warranties of Parent contained in Section 5.05(a) shall be true and correct at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date), except for any de minimis inaccuracies; (iii) the representations and warranties of Parent contained in Section 5.10(b) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing; and (iv) the other representations and warranties of Parent contained in Article V (disregarding all qualifications and exceptions contained therein relating to materiality or Parent Material Adverse Effect) shall be true and correct at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date), except, in the case of this clause (iv) only, where the failure of such representations and warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

(c)
the Company shall have received a certificate from an executive officer of Parent confirming the satisfaction of the conditions set forth in Section 9.03(a) and Section 9.03(b); and

(d)
the Company shall have received the opinion of Wachtell, Lipton, Rosen & Katz, or, if Wachtell, Lipton, Rosen & Katz is unable or unwilling to provide such opinion, Freshfields Bruckhaus Deringer US LLP (“Company Tax Counsel”), dated as of the Closing Date, in form and substance reasonably satisfactory to the Company, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, (i) the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) the Mergers will not result in gain recognition to the stockholders of the Company pursuant to Section 367(a)(1) of the Code (assuming that in the case of any such stockholder who would be treated as a “five-percent transferee shareholder” of Parent within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii), such stockholder enters into a five-year gain recognition agreement in the form provided in Treasury Regulations Section 1.367(a)-8(c) and complies with the requirements of that agreement and Treasury Regulations Section 1.367(a)-8 for avoiding the recognition of gain).  In rendering such opinion, Company Tax Counsel may rely on the Parent Tax Certificate, the Company Tax Certificate and such other information provided to it by Parent and/or the Company for purposes of rendering such opinion.

ARTICLE X

TERMINATION

Section 10.01
Termination.  This Agreement may be terminated and the Mergers and the other transactions contemplated hereby may be abandoned at any time prior to the First Effective Time (notwithstanding receipt of the Company Stockholder Approval or the Parent Shareholder Approval):

(a)
by mutual written agreement of the Company and Parent;

(b)
by either the Company or Parent, if:

(i)
the Mergers have not been consummated on or before December 12, 2021 (as such date may be extended pursuant to the following proviso, the “End Date”); provided, that (A) if on such date, the conditions to the Closing set forth in Section 9.01(h) or Section 9.01(c) (if the injunction, other Order or Applicable Law relates to Antitrust Laws) shall not have been satisfied, but all other conditions to the Closing shall have been satisfied (or in the case of conditions that by their terms are to be satisfied at the Closing, shall be capable of being satisfied on such date) or waived, then the End Date may be extended by either Parent or the Company for a period of 90 days by written notice to the other party; provided, further, that the right to terminate this Agreement or to extend the End Date, as applicable, pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement has been the proximate cause of the failure of the Mergers to be consummated by such time;

(ii)
a court or other Governmental Authority of competent jurisdiction shall have issued an injunction or other Order that permanently enjoins, prevents or prohibits the consummation of the Mergers and such injunction or other Order shall have become final and non-appealable; provided, that the right to terminate this Agreement pursuant to this Section 10.01(b)(ii) shall not be available to any party whose breach of any provision of this Agreement has been the proximate cause of such injunction or other Order;

(iii)
the Company Stockholder Meeting (as it may be adjourned or postponed) at which a vote on the Company Stockholder Approval was taken shall have concluded and the Company Stockholder Approval shall not have been obtained; provided, that, unless the Parent Shareholder Approval shall have previously been obtained, the right to terminate this Agreement pursuant to this Section 10.01(b)(iii) shall not be available until 24 hours after the conclusion of such meeting.

(iv)
the Parent Shareholder Meeting (as it may be adjourned or postponed) at which a vote on the Parent Shareholder Approval was taken shall have concluded and the Parent Shareholder Approval shall not have been obtained; provided, that, unless the Company Stockholder Approval shall have previously been obtained,  the right to terminate this Agreement pursuant to this Section 10.01(b)(iv) shall not be available until 24 hours after the conclusion of such meeting; or

(c)
by Parent:

(i)
prior to the receipt of the Company Stockholder Approval, if (A) a Company Adverse Recommendation Change shall have occurred, (B) a tender or exchange offer subject to Regulation 14D under the 1934 Act that constitutes a Company Acquisition Proposal shall have been commenced (within the meaning of Rule 14d-2 under the Exchange Act) and the Company shall not have communicated to its stockholders, within ten Business Days after such commencement, a statement disclosing that the Company recommends rejection of such tender or exchange offer (or shall have withdrawn any such rejection thereafter) or (C) the Company has committed a Willful Breach of Section 6.02 or Section 8.04(a), provided, that this Agreement may not be terminated pursuant to this clause (C)  if Parent, Bidco or either Merger Sub is then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach by Parent, Bidco or either Merger Sub would cause any condition set forth in Section 9.03(a) or Section 9.03(b) not to be satisfied;

(ii)
if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause any condition set forth in Section 9.02(a) or Section 9.02(b) not to be satisfied, and such breach or failure to perform (A) is incapable of being cured by the End Date or (B) has not been cured by the Company within the earlier of (x) 45 days following written notice to the Company from Parent of such breach or failure to perform and (y) the End Date; provided, that this Agreement may not be terminated pursuant to this Section 10.01(c)(ii) if Parent, Bidco or either Merger Sub is then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach by Parent, Bidco or either Merger Sub would cause any condition set forth in Section 9.03(a) or Section 9.03(b) not to be satisfied;

(d)
by the Company:

(i)
prior to the receipt of the Parent Shareholder Approval, if (A) a Parent Adverse Recommendation Change shall have occurred, (B) an offer (as defined in the U.K. Code) or tender or exchange offer subject to Regulation 14D under the 1934 Act that constitutes a Parent Acquisition Proposal shall have been commenced and Parent shall not have communicated to its shareholders, within ten Business Days after such commencement, a statement disclosing that Parent recommends rejection of such offer or tender or exchange offer (or shall have withdrawn any such rejection thereafter); or (C) Parent, Bidco or either Merger Sub has committed a Willful Breach of Section 7.02 or Section 8.04(b), provided, that this Agreement may not be terminated pursuant to this clause (C) if the Company is then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach by the Company would cause any condition set forth in Section 9.02(a) or Section 9.02(b) not to be satisfied;

(ii)
if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent, Bidco or either Merger Sub set forth in this Agreement shall have occurred that would cause any condition set forth in Section 9.03(a) or Section 9.03(b) not to be satisfied, and such breach or failure to perform (A) is incapable of being cured by the End Date or (B) has not been cured by Parent, Bidco or either Merger Sub, as applicable, within the earlier of (x) 45 days following written notice to Parent from the Company of such breach or failure to perform and (y) the End Date; provided, that this Agreement may not be terminated pursuant to this Section 10.01(d)(ii) if the Company is then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach by the Company would cause any condition set forth in Section 9.02(a) or Section 9.02(b) not to be satisfied; or

(iii)
prior to obtaining the Company Stockholder Approval, in order to enter into a definitive agreement providing for a Company Superior Proposal promptly following such termination in accordance with, and subject to the terms and conditions of, Section 6.02.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give written notice of such termination to the other party.

Section 10.02
Effect of Termination.  If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any of its Affiliates or its or their respective stockholders or shareholders, as applicable, or Representatives) to the other party hereto, except as provided in Section 10.03; provided, that, subject to Section 10.03(g), neither Parent nor the Company shall be released from any liabilities or damages arising out of any (i) fraud by any party or (ii) the Willful Breach of any covenant or agreement set forth in this Agreement.  The provisions of Section 6.03(c), the first sentence of Section 8.01(a), this Section 10.02, Section 10.03, Article XI (other than Section 11.13, except to the extent that Section 11.13 relates to the specific performance of the provisions of this Agreement that survive termination) and Section 1.01 (to the extent related to the foregoing) shall survive any termination of this Agreement pursuant to Section 10.01.  In addition, the termination of this Agreement shall not affect the parties’ respective obligations under the Confidentiality Agreement.

Section 10.03
Termination Payment.

(a)
If this Agreement is terminated: (i) by Parent pursuant to Section 10.01(c)(i) or (ii) by the Company pursuant to Section 10.01(d)(iii), then the Company shall pay to Parent (or its designee), in cash and by way of compensation, a payment in an amount equal to $1,180,000,000 (the “Company Termination Payment”) at or prior to, and as a condition to the effectiveness of, the termination of this Agreement in the case of a termination pursuant to Section 10.01(d)(iii) or as promptly as practicable (and, in any event, within two Business Days following such termination) in the case of a termination pursuant to Section 10.01(c)(i).

(b)
If (i) this Agreement is terminated by Parent or Company pursuant to Section 10.01(b)(iii), (ii) prior to such termination and after the date of this Agreement, a Company Acquisition Proposal shall have been publicly announced or publicly made known and shall not have been publicly withdrawn at least four Business Days prior to the Company Stockholder Meeting and (iii) on or prior to the twelve-month anniversary of such termination of this Agreement: (A) a transaction constituting a Company Acquisition Proposal is consummated; or (B) a definitive agreement relating to a Company Acquisition Proposal is entered into by the Company or any of its Affiliates (in each case, whether or not such Company Acquisition Proposal is the same as the original Company Acquisition Proposal publicly made known or publicly announced), then, the Company shall pay to Parent (or its designee) by way of compensation the Company Termination Payment no later than the consummation of such Company Acquisition Proposal; provided, that if the Company shall have actually paid the Company No Vote Payment pursuant to Section 10.03(e), then only the incremental amount between the Company No Vote Payment and the Company Termination Payment shall be payable.  “Company Acquisition Proposal” for purposes of this Section 10.03(b) shall have the meaning assigned thereto in the definition thereof set forth in Section 1.01, except that references in the definition to “20%” shall be replaced by “50%”.

(c)
If this Agreement is terminated by the Company pursuant to Section 10.01(d)(i), Parent shall pay to the Company (or its designee), in cash and by way of compensation within three Business Days after the date of termination of this Agreement (or such other later date as the Company has notified in writing to Parent on the date of termination), a payment in an amount equal to $1,415,000,000 (the “Parent Termination Payment”), subject to any adjustment in accordance with Section 10.03(i).

(d)
If this Agreement is terminated by the Company or Parent pursuant to Section 10.01(b)(iv), Parent shall pay to the Company (or its designee), in cash and by way of compensation within three Business Days after the date of termination of this Agreement (or such other later date as the Company has notified in writing to Parent on the date of termination), a payment in an amount equal to the Parent Termination Payment; provided, that such amount shall be payable only if either (i) the Company Stockholder Approval shall have previously been obtained or (ii) (A) the condition to termination under Section 10.01(b)(iii) has not been satisfied at the time of such termination, (B) the Company has complied with Section 8.04(c) and (C) more than 24 hours has passed since the satisfaction of the condition to termination under Section 10.01(b)(iv).

(e)
If this Agreement is terminated by the Company or Parent pursuant to Section 10.01(b)(iii), the Company shall pay to Parent (or its designee), in cash and by way of compensation within three Business Days after the date of termination of this Agreement, a payment in an amount equal to $270,000,000 (the “Company No Vote Payment”); provided, that such amount shall be payable only if either (i) the Parent Shareholder Approval shall have previously been obtained or (ii) (A) the condition to termination under Section 10.01(b)(iv) has not been satisfied at the time of such termination, (B) Parent has complied with Section 8.04(c) and (C) more than 24 hours has passed since the satisfaction of the condition to termination under Section 10.01(b)(iii).

(f)
Any payment of the Company Termination Payment or the Company No Vote Payment (each, a “Company Payment”) or the Parent Termination Payment shall be made by wire transfer of immediately available funds to an account designated in writing by Parent or the Company, as applicable.  Any Company Payment or Parent Termination Payment shall be made free and clear of and without deduction or withholding of any Taxes; provided:

(i)
in the case of the Company Payment, Parent has supplied the Company with a properly completed IRS Form W-8BEN-E, on which the Company is entitled to rely, claiming the benefits of, and establishing an exemption to withholding under, the income tax treaty between the United States and the United Kingdom prior to the payment of the Company Payment;

(ii)
in the case of the Company Payment, in the event that deductions or withholdings on account of U.S. federal income Taxes should have been made under applicable law, then Parent shall bear the cost of such Taxes;

(iii)
in the case of the Parent Termination Payment, in the event that deductions or withholdings on account of UK income Tax should have been made under applicable law, then the Company shall bear the cost of such Taxes; and

(iv)
in the case of the Parent Termination Payment, Parent may deduct or withhold any amounts in respect of VAT required or permitted to be withheld in accordance with the following provisions of this Section 10.03.

(g)
The parties agree and understand that (x) in no event shall the Company be required to pay the Company Termination Payment on more than one occasion or the Company No Vote Payment on more than one occasion, in each case under any circumstances, and the Company No Vote Payment shall be credited toward any subsequent payment of the Company Termination Payment, and in no event shall Parent be required to pay the Parent Termination Payment on more than one occasion under any circumstances, and (y) except in the case of fraud or Willful Breach by the other party of any covenant or agreement set forth in this Agreement, in no event shall Parent be entitled, pursuant to this Section 10.03, to receive an amount greater than the Company Termination Payment and Company No Vote Payment, as applicable (subject to the understanding that the Company No Vote Payment is set off against the Company Termination Payment when the payment of the Company Termination Payment follows the payment of the Company No Vote Payment under Section 10.03(e)), and any applicable additional amounts pursuant to the last two sentences of this Section 10.03(g) (such additional amounts, collectively, the “Parent Additional Amounts”), and in no event shall the Company be entitled, pursuant to this Section 10.03, to receive an amount greater than the Parent Termination Payment and any applicable additional amounts pursuant to Section 6.03(c) and/or the last two sentences of this Section 10.3(g) (such additional amounts, collectively, the “Company Additional Amounts”).  Notwithstanding anything to the contrary in this Agreement, except in the case of fraud or Willful Breach by the other party of any covenant or agreement set forth in this Agreement, (i) if Parent receives a Company Payment and any applicable Parent Additional Amounts from the Company pursuant to this Section 10.03, or if the Company receives the Parent Termination Payment and any applicable Company Additional Amounts from Parent pursuant to this Section 10.03, such payment shall be the sole and exclusive remedy of the receiving party against the paying party and its Subsidiaries and their respective former, current or future partners, equityholders, managers, members, Affiliates and Representatives, and none of the paying party, any of its Subsidiaries or any of their respective former, current or future partners, equityholders, managers, members, Affiliates or Representatives shall have any further liability or obligation, in each case relating to or arising out of this Agreement or the transactions contemplated hereby and (ii) if (A) Parent, Bidco or either Merger Sub receives any payments from the Company in respect of any breach of this Agreement and thereafter Parent receives a Company Payment pursuant to this Section 10.03 or (B) the Company receives any payments from Parent, Bidco or either Merger Sub in respect of any breach of this Agreement and thereafter the Company receives the Parent Termination Payment, the amount of such Company Termination Payment or such Parent Termination Payment, as applicable, shall be reduced by the aggregate amount of such payments made by the party paying the Company Payment or the Parent Termination Payment, as applicable, in respect of any such breaches (in each case, after taking into account any Parent Additional Amounts or Company Additional Amounts, as applicable).  The parties acknowledge that the agreements contained in this Section 10.03 are an integral part of the transactions contemplated hereby, that, without these agreements, the parties would not enter into this Agreement and that any amounts payable pursuant to this Section 10.03 do not constitute a penalty.  Accordingly, if any party fails to promptly pay any Company Payment or the Parent Termination Payment due pursuant to this Section 10.03, such party shall also pay any out-of-pocket costs and expenses (together with any irrecoverable VAT incurred thereon, and including reasonable legal fees and expenses) incurred by the party entitled to such payment in connection with a legal action to enforce this Agreement that results in a judgment for such amount against the party failing to promptly pay such amount.  Any Company Payment or Parent Termination Payment not paid when due pursuant to this Section 10.03 shall bear interest from the date such amount is due until the date paid at a rate equal to the prime rate as published in The Wall Street Journal, Eastern Edition in effect on the date of such payment.

(h)
The Parent Termination Payment and the Company Termination Payment (in each case if any) shall be VAT inclusive.

(i)
The parties hereto intend that any payment of a Parent Termination Payment, being compensatory in nature, shall not be treated (in whole or in part) as consideration for a supply for the purposes of VAT and, accordingly, Parent shall:

(i)
file its relevant VAT return on the basis that the payment of any such Parent Termination Payment falls outside the scope of VAT; and

(ii)
pay the full amount of any such Parent Termination Payment free and clear of any deduction or adjustment on account of VAT,

it being understood and agreed that if it is finally determined that the Parent Termination Payment is (in whole or in part) consideration for a supply for the purposes of VAT then:

(A)
Parent shall (1) subject to having received the relevant amount from the Company as provided in sub-clause (C) below, promptly account for and pay to HMRC such VAT together with any associated interest and penalties; and (2) use its reasonable best efforts to recover (by refund, credit or otherwise) any such VAT at the residual recovery rate generally applied by Parent in respect of input VAT incurred on its overheads from time to time;

(B)
the amount of the Parent Termination Payment payable by Parent shall be reduced so that the sum of (1) the Parent Termination Payment (as so reduced) and (2) any VAT reverse charge thereon that Parent certifies acting in good faith that it is not entitled to recover (by way of credit or repayment) as input tax (together with any related interest or penalties in respect of such VAT reverse charge but excluding any interest or penalties arising as a result of the unreasonable delay or default of Parent), is equal to the amount of the Parent Termination Payment that would be payable but for this subclause (B) (the amount of such reduction being the “Adjustment Amount”); and

(C)
the Company covenants to pay to Parent on written demand and on an after-Tax basis an amount equal to the Adjustment Amount save to the extent that such Adjustment Amount has previously been adjusted by way of refund of such part of the Parent Termination Payment, the due date for payment of which shall be five Business Days after the date such written demand is received by the Company.

This section 10.03(i) is subject to the provisions of Section 10.03(i) of the Company Disclosure Schedule.

(j)
Any reference in Section 10.03(i) or Section 10.03(i) of the Company Disclosure Schedule to Parent shall where applicable be regarded as referring to the representative member of any VAT group of which Parent is a member, and “finally determined” shall mean determined by HMRC or, if such determination is appealed, a court or tribunal in a decision or judgment in respect of which no right of appeal exists (or in relation to which any periods for appeal have expired) or, whether or not such determination is appealed, as provided in a binding agreement made with HMRC.

(k)
The parties anticipate that any Company Payment shall be outside the scope of UK VAT and not otherwise subject to VAT.

(l)
For the purposes of Section 10.03(i)(ii)(C), and Section 10.03(i) of the Company Disclosure Schedule, a covenant or indemnity being given on an “after-Tax basis” means that the amount payable (the “Payment”) pursuant to such covenant or indemnity (as applicable) shall be calculated in such a manner as will ensure that, after taking into account: (A) any Tax required to be deducted or withheld from the Payment (save to the extent that Parent has not provided a W-8BEN-E when it was entitled to do so, and provision of a W-8BEN-E would have prevented such deduction or withholding being required) and any additional amounts required to be paid by the payer of the Payment in consequence of such withholding; (B) the amount and timing of any additional Tax which becomes (or would become, but for the use of any credit or other relief which would otherwise have been available to reduce the Tax liabilities of any member of the recipient’s Group) payable by the recipient of the Payment as a result of the Payment’s being chargeable to Tax in the hands of that person; and (C) the amount and timing of any Tax benefit which is obtained by the recipient of the Payment (or any member of the recipient’s Group) to the extent that such Tax benefit is attributable to the matter giving rise to the obligation to make the Payment or the receipt of the Payment, the recipient of the Payment is in the same position as that in which it would have been if the matter giving rise to the obligation to make a Payment under this Section 10.03(l) had not occurred, provided that if any party to this Agreement shall have assigned or novated the benefit of this Agreement in whole or in part or shall, after the date of this Agreement, have changed its Tax residence or the permanent establishment to which the rights under this Agreement are allocated then no Payment to that party shall be increased by reason of the operation of clauses (A) through (C) (inclusive) to any greater extent than would have been the case had no such assignment, novation or change taken place.  In this Section 10.03(l), references to “Tax” shall exclude “VAT” and references to a “W-8BEN-E” shall mean a properly completed IRS Form W-8BEN-E, on which the Company is entitled to rely, claiming the benefits of, and establishing an exemption to withholding under, the income tax treaty between the United States and the United Kingdom prior to such Payment.

(m)
None of the Financing Sources shall have any liability to the Company, any of its Subsidiaries or any Person that is an Affiliate of the Company prior to giving effect to the Mergers relating to or arising out of this Agreement or the Debt Financing, whether at law, or equity, in contract, in tort or otherwise, and neither the Company nor any Person that is an Affiliate of the Company prior to giving effect to the Mergers shall have any rights or claims directly against any of the Financing Sources hereunder or thereunder.  The foregoing shall not impair, supplement, or otherwise modify any of the commitments and other obligations that the Financing Sources have under any definitive agreement related to the Debt Financing to Parent, Bidco or either Merger Sub or any of the rights of Parent, Bidco or either Merger Sub against any of the Financing Sources under any definitive agreement related to the Debt Financing.

ARTICLE XI

MISCELLANEOUS

Section 11.01
Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile or email transmission, the receipt of which is confirmed in writing) and shall be given,

If to the Company, to:

Alexion Pharmaceuticals, Inc.
121 Seaport Boulevard
Boston, Massachusetts 02210
Attention:	General Counsel
Email:	ellen.chiniara@alexion.com

with a copy to (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:	Daniel A. Neff
Mark Gordon
Sabastian V. Niles
Facsimile:	(212) 403 2000
Email:	DANeff@wlrk.com
MGordon@wlrk.com
SVNiles@wlrk.com

If to Parent, Bidco or either Merger Sub or, following the Closing, the Surviving Company, to:

AstraZeneca PLC
1 Francis Crick Avenue
Cambridge Biomedical Campus
Cambridge
CB2 0AA
Attention:	Deputy General Counsel, Corporate
with a copy to Company Secretary
Email:	legalnotices@astrazeneca.com

with a copy to (which shall not constitute notice):

Freshfields Bruckhaus Deringer US LLP
601 Lexington Avenue, 31st Floor
New York, NY 10022
Attention:	Ethan A. Klingsberg
Sebastian L. Fain
John A. Fisher
Facsimile:	(212) 277-4001
Email:	ethan.klingsberg@freshfields.com
sebastian.fain@freshfields.com
john.fisher@freshfields.com

and:

Freshfields Bruckhaus Deringer LLP
100 Bishopsgate
London EC2P 2S
United Kingdom
Attention:	Julian G. Long
Kate Cooper
Facsimile:	+44 20 7832 7001
Email:	julian.long@freshfields.com
kate.cooper@freshfields.com

or to such other address, facsimile number or email address as such party may hereafter specify for the purpose by notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day.  Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day.

Section 11.02
Survival.  The representations, warranties, covenants and agreements contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the First Effective Time, except for the covenants and agreements set forth in Article II, Section 6.03(c), Section 7.04, Section 7.05 and Section 7.07 and any other covenant or agreement that by its terms is to be performed in whole or in part after the First Effective Time.

Section 11.03
Amendments and Waivers.

(a)
Any provision of this Agreement may be amended or waived prior to the First Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, that after the Company Stockholder Approval or the Parent Shareholder Approval has been obtained, there shall be no amendment or waiver that would require the further approval of the stockholders of the Company or the shareholders of Parent under Applicable Law without such approval having first been obtained.

(b)
No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies provided in this Agreement shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04
Expenses.  Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 11.05
Disclosure Schedule References and SEC Document References.

(a)
The parties hereto agree that each section or subsection of the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable, shall be deemed to qualify the corresponding section or subsection of this Agreement, irrespective of whether or not any particular section or subsection of this Agreement specifically refers to the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable.  The parties hereto further agree that disclosure of any item, matter or event in any particular section or subsection of either the Company Disclosure Schedule or the Parent Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection of the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable, to which the relevance of such disclosure would be reasonably apparent, notwithstanding the omission of a cross-reference to such other section or subsections.

(b)
The parties hereto agree that in no event shall any disclosure contained in any part of any Company SEC Document or Parent SEC Document entitled “Risk Factors”, “Forward-Looking Statements”, “Cautionary Statement Regarding Forward-Looking Statements”, “Special Note Regarding Forward Looking Statements” or “Note Regarding Forward Looking Statements” or any other disclosures in any Company SEC Document or Parent SEC Document that are cautionary, predictive or forward-looking in nature be deemed to be an exception to (or a disclosure for purposes of or otherwise qualify) any representations and warranties of any party contained in this Agreement.

Section 11.06
Binding Effect; Benefit; Assignment.

(a)
The provisions of this Agreement shall be binding upon and shall inure solely to the benefit of the parties hereto; other than: (i) only following the First Effective Time, each holder of shares of Company Common Stock or Company Equity Awards shall have the right, which shall be enforceable by each such holder, to receive, as applicable, (w) the Merger Consideration in respect of shares of Company Common Stock pursuant to Article II, (x) the Merger Consideration in respect of Company Stock Options pursuant to Section 2.07(a), (y) the Merger Consideration or Assumed RSU Awards, as applicable, in respect of the Company RSU Awards pursuant to Section 2.07(b), and/or (z) the Assumed PSU Awards in respect of the Company PSU Awards pursuant to Section 2.07(b), (ii) only following the First Effective Time, each D&O Indemnified Party shall have the right to enforce the provisions of Section 7.04, and (iii) each of the Financing Sources shall have the right to enforce the provisions of Section 10.03(i), Section 11.03(b), this Section 11.06(a), Section 11.07, Section 11.08(b) and Section 11.09.

(b)
No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each other party hereto, except that Parent may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its wholly owned Subsidiaries at any time or any other Person after the Closing; provided, that such transfer or assignment by Parent shall not relieve Parent of its obligations hereunder or otherwise alter or change any obligation of any other party hereto or delay the consummation of the Mergers or any of the other transactions contemplated hereby.

Section 11.07
Governing Law.  This Agreement, and all disputes, claims, actions, suits or proceedings based upon, arising out of or related to this Agreement or the transactions contemplated hereby, shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules or principles that would result in the application of the law of any other state.

Section 11.08
Jurisdiction/Venue.  Each of the parties hereto irrevocably and unconditionally agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, solely if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware).  Each of the parties hereto hereby irrevocably and unconditionally submits with regard to any such action or proceeding for itself and in respect of its property to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts.  Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by Applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.  To the fullest extent permitted by Applicable Law, each of the parties hereto hereby consents to the service of process in accordance with Section 11.01; provided, that nothing herein shall affect the right of any party to serve legal process in any other manner permitted by Applicable Law.

Section 11.09
WAIVER OF JURY TRIAL.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGERS OR THE OTHER TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING WITH RESPECT TO THE FINANCING SOURCES).  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.09.

Section 11.10
Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, including by facsimile, by email with .pdf attachments, or by other electronic signatures (including, DocuSign and AdobeSign), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed and delivered (by electronic communication, facsimile or otherwise) by all of the other parties hereto.  Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect, and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 11.11
Entire Agreement.  This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter thereof.

Section 11.12
Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.13
Specific Performance.  The parties’ rights in this Section 11.13 are an integral part of the transactions contemplated by this Agreement.  The parties acknowledge and agree that irreparable harm would occur and that the parties would not have any adequate remedy at law (a) for any breach of any of the provisions of this Agreement or (b) in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms.  It is accordingly agreed that (except where this Agreement is validly terminated in accordance with Section 10.01) the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, without proof of actual damages, and each party further agrees to waive any requirement for the securing or posting of any bond in connection with such remedy.  The parties further agree that (x) by seeking the remedies provided for in this Section 11.13, a party shall not in any respect waive its right to any other form of relief that may be available to a party under this Agreement, including, subject to Section 10.03(g), monetary damages in the event that the remedies provided for in this Section 11.13 are not available or otherwise are not granted, and (y) nothing contained in this Section 11.13 shall require any party to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 11.13 before exercising any termination right under Section 10.01 (and/or pursuing damages), nor shall the commencement of any action pursuant to this Section 11.13 or anything contained in this Section 11.13 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Section 10.01 or pursue any other remedies under this Agreement that may be available then or thereafter.  In no event shall the Company or Parent be entitled to both (i) specific performance to cause the other party to consummate the Closing and (ii) the payment of the Parent Termination Payment or the Company Termination Payment, as applicable.

Section 11.14
Financing Provisions.  Notwithstanding anything in this Agreement to the contrary, the Company on behalf of itself, its Subsidiaries and each of its controlled Affiliates hereby: (a) agrees that, except as specifically set forth in the documents relating to the Debt Financing, any proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving the Financing Sources, arising out of or relating to, this Agreement, the Debt Financing or any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such proceeding to the exclusive jurisdiction of such court, (b) agrees that, except as specifically set forth in the documents relating to the Debt Financing, any such proceeding shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in the documents relating to the Debt Financing, (c) agrees not to bring or support or permit any of its controlled Affiliates to bring or support any proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Source in any way arising out of or relating to, this Agreement, the Debt Financing and the documents relating thereto or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (d) agrees that service of process on the Company or its Subsidiaries in any such proceeding shall be effective if notice is given in accordance with Section 11.01, (e) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such proceeding in any such court, (f) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law trial by jury in any proceeding brought against the Financing Sources in any way arising out of or relating to, this Agreement, the Debt Financing and the documents relating thereto, or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (g) agrees that none of the Financing Sources shall have any liability to the Company, any of its Subsidiaries or any of its controlled Affiliates (in each case, other than Parent and its Affiliates) relating to or arising out of this Agreement, the Debt Financing and the documents relating thereto, or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise and (h) agrees that the Financing Sources are express Third Party beneficiaries of, and may enforce, any of the provisions of Section 10.3(k) and this Section 11.14, and that such provisions shall not be amended, supplemented, waived or otherwise modified in any way adverse to the Financing Sources without the prior written consent of the Financing Sources.

[Remainder of page intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ASTRAZENECA PLC

By:	/s/ Adrian Kemp
Name:	Adrian Kemp
Title:	Authorized Signatory

DELTA OMEGA SUB HOLDINGS INC.

By:	/s/ Jeffrey Pott
Name:	Jeffrey Pott
Title:	Secretary and Treasurer

DELTA OMEGA SUB HOLDINGS INC. 1

By:	/s/ Jeffrey Pott
Name:	Jeffrey Pott
Title:	Secretary and Treasurer

DELTA OMEGA SUB HOLDINGS LLC 2

By:	/s/ Jeffrey Pott
Name:	Jeffrey Pott
Title:	Secretary and Treasurer

ALEXION PHARMACEUTICALS, INC.

By:	/s/ Ludwig Hantson
Name:	Ludwig Hantson
Title:	Chief Executive Officer

[Signature Page to Merger Agreement]